Exhibit 10.3

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

MACK-GREEN-GALE LLC

             , 2006

VI.	ALLOCATIONS AND DISTRIBUTIONS		31

	6.01	Allocations	31

	6.02	Special Allocations and Compliance with Section 704(b)	33

	6.03	Distributions	33

	6.04	Distributions in Liquidation	34

	6.05	Reinvestment of Cash Flow	34

	6.06	Tax Matters	35

	6.07	Tax Matters Partner	35

	6.08	Section 704(c)	36

	6.09	REIT Compliance.	36

VII.	MANAGEMENT		37

	7.01	Management.	37

	7.02	Members of the Executive Committee.	44

	7.03	Manager.	47

	7.04	Management of the Class A Properties	52

	7.05	Management of the Class C Properties	52

	7.06	Services and Fees; Affiliate Transactions.	52

	7.07	Duties and Conflicts.	53

	7.08	Company Expenses	54

	7.09	Sale of the Class B Properties.	55

	7.10	Termination of Other Agreements	58

	7.11	Distributions in Kind	58

	7.12	CLI Special Right to Acquire Class B Property Subsidiary	58

	7.13	Resolution of Deadlock	60

VIII.	BUY-SELL PROVISIONS		62

	8.01	General Provisions	62

	8.02	Termination of Other Agreements	63

	8.03	Power of Attorney	63

IX.	BOOKS AND RECORDS		64

	9.01	Books and Records	64

	9.02	Accounting and Fiscal Year	64

	9.03	Reports.	64

	9.04	The Company Accountant	66

	9.05	Reserves	66

	9.06	The Budget and Operating Plan.	66

X.	TRANSFER OF INTERESTS		69

	10.01	No Transfer.	69

	10.02	Permitted Transfers.	69

	10.03	Transferees	72

	10.04	Admission of Additional Members.	73

	10.05	Tag-Along Rights.	73

	10.06	Drag-Along Rights	74

	10.07	Override on Permitted Transfers.	75

XI.	EXCULPATION AND INDEMNIFICATION		76

	11.01	Exculpation	76

	11.02	Indemnification.	76

	11.03	CLI Member Reimbursement; Indemnity.	78

	11.04	Gale/SLG Member Reimbursement; Indemnity.	78

	11.05	Special Indemnities.	79

XII.	DISSOLUTION AND TERMINATION		80

	12.01	Dissolution	80

	12.02	Termination	80

	12.03	Liquidating Member	81

XIII.	DEFAULT BY MEMBER		82

	13.01	Events of Default	82

	13.02	Effect of Event of Default	82

XIV.	MISCELLANEOUS		84

	14.01	Covenants, Representations and Warranties of the Members.	84

	14.02	Further Assurances	86

	14.03	Notices	86

	14.04	Governing Law	88

	14.05	Captions	88

14.06	Pronouns	88

14.07	Successors and Assigns	88

14.08	Extension Not a Waiver	88

14.09	Creditors Not Benefited	88

14.10	Recalculation of Interest	88

14.11	Severability	89

14.12	Entire Agreement	89

14.13	Publicity	89

14.14	Counterparts	89

14.15	Confidentiality.	89

14.16	Venue	90

14.17	Waiver of Jury Trial	91

14.18	Transition Services	91

EXHIBIT A	- Properties and Gross Asset Values
EXHIBIT B	- Operating Plan
EXHIBIT C	- Form of Management Agreement
EXHIBIT D	- Reconciliation Example

v

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
MACK-GREEN-GALE LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of MACK-GREEN-GALE LLC is made and entered into as of                 , 2006, by and between MACK-CALI VENTURES L.L.C., a Delaware limited liability company (together with its permitted successors and assigns, the “CLI Member”), and GALE SLG NJ LLC, a New Jersey limited liability company (together with its permitted successors and assigns, the “Gale/SLG Member”).

R E C I T A L S:

WHEREAS, the Company (as hereinafter defined) was formed pursuant to a Certificate of Formation, dated as of [March]         2006, and filed with the Secretary of State of Delaware on [March]        , 2006 (the “Certificate of Formation”) for the purpose of, among other things, acquiring the Contributed Interest (as hereinafter defined);

WHEREAS, the Gale/SLG Member was the original member of the Company and, pursuant to the terms of the Contribution and Sale Agreement (as defined below), the CLI Member has acquired the CLI Member’s Interest and been admitted as Member; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions on which the Company will be operated and governed.

NOW, THEREFORE, the parties hereto hereby agree as follows:

I.              DEFINED TERMS

1.01         Defined Terms.  As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Offer” has the meaning set forth in Section 7.09(b) hereof.

“Acceptable Transfer Terms” has the meaning set forth in Section 10.02(e) hereof.

“Additional Class B Property Capital Contribution” means, with respect to any Member, any contribution to the capital of the Company made by such Member pursuant to Section 4.02 hereof (excluding Priority Loans on behalf of a Non-Contributing Member arising for the failure to make a Required Capital Call).

“Adjusted Capital Account Balance” means, with respect to any Member for any period, the balance, if any, in such Member’s Capital Account as of the end of such period, after giving effect to the following adjustments:

(a)           Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

(b)           Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year of the Company, the deficit balance, if any, in such Member’s Capital Account as of the end of such taxable year, after giving effect to the following adjustments:

(a)           Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

(b)           Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person or owning or controlling, directly or indirectly, 51% or more of the outstanding voting interests of such Person.  For purposes of this definition, the term “control”, when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Class B Property Capital Contributions” means, with respect to a Member, from time to time, the aggregate Class B Property Capital Contributions made by such Member to the Company pursuant to this Agreement.

“Agreement” means this Limited Liability Company Agreement, including any exhibits or schedules attached hereto, as the same may be further amended or restated from time to time pursuant to the terms of this Agreement.

“Allocated Percentage” means, as to each Pool Owner, the relationship, expressed as a percentage, that the Allocated Loan Amount (as defined in, and set forth in, the Pool Note) for the Property owned by such Pool Owner bears to the original principal balance of the Pool Loan.

“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution (as agreed to by the Members), and (b) if the Capital Accounts of the Members are adjusted pursuant to Treasury Regulation Section 1.704-1(b) to reflect the fair market value of any asset of the Company, the Book Basis of such asset shall be adjusted to equal its respective fair market value as of the time of such adjustment (as agreed to by the Members), in accordance with such Treasury Regulation.  The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation or amortization as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.

“Budget” means the consolidated annual budget covering the Company’s, GP’s, the OP’s and the Class B Property Subsidiaries’ anticipated operations, as approved by the Executive Committee and in effect from time-to-time pursuant to Section 9.06 hereof.

“Budget and Operating Plan” means collectively, the Budget and the Operating Plan for the Company, the GP, the OP and the Class B Property Subsidiaries, as approved by the Executive Committee.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Buy-Sell Offer” has the meaning set forth in Section 8.01 hereof.

“Buy-Sell Offer Price” has the meaning set forth in Section 8.01(a) hereof.

“Capital Account” means the separate account maintained for each Member under Section 4.07 hereof.

“Capital Contribution” means the contributions made by the Members to the capital of the Company pursuant to Article IV hereof.

“Cash Equivalents” shall mean (a) debt instruments issued or guaranteed by the United States or its agencies or instrumentalities and maturing within six months or less from the date of acquisition; (b) commercial paper rated P-1 or A-1 on the date of acquisition and maturing within six months or less from the date of acquisition; (c) overnight time deposits (whether or not insured); (d) interest bearing deposits in domestic and foreign branches of United States commercial banks having capital and surpluses of at least $250,000,000; (e) money market mutual funds with assets of at least $750,000,000, substantially all of which assets consist of obligations of the type described in the foregoing clauses; and (f) similar quality short term investments.

“Certificate of Formation” has the meaning set forth in the Recitals to this Agreement.

“Class” means any of the Class A Properties, the Class B Properties and the Class C Properties.

“Class A Overpayment” means (a) the payment by Class A Pool Owners of amounts in respect of Debt Service in excess of their aggregate Allocated Percentage thereof and (b) the payment by Class A Pool Owners, by application of common reserve funds held by the Loan Lender or otherwise, of amount incurred by or other otherwise properly allocable to the Class B Pool Owner. “Class A Pool Default” means any Event of Default (as defined in the Pool Loan Documents) occasioned or caused by the action or inaction of a Class A Pool Owner or its direct or indirect beneficial owners, or a condition or state of facts with respect to a Class A Pool Property.

“Class A Pool Owners” means 85 Livingston SPE LLC, 20 Waterview SPE LLC and 6 Becker SPE LLC.  Each of them is a “Class A Pool Owner”.

“Class A Pool Property” means a Property owned by a Class A Pool Owner.

“Class A Properties” means the properties identified on Exhibit A as Class A Properties.

“Class A Property Capital Contribution” means, with respect to any Member, the Initial Class A Property Equity Value of such Member and the cash contributions to the capital of the Company made by such Member pursuant to Section 4.05 of this Agreement.

“Class A Property Expenses” means, for any period, the sum of the total gross cash expenditures of the Company and/or the Class A Property Subsidiaries during such period relating solely to, or derived solely from, the Class A Properties and Class A Property Subsidiaries, including without limitation (and the following relate solely to the Class A Properties and Class A Property Subsidiaries) (a) all cash operating expenses (including all fees, commissions, expenses and allowances paid to any third party or paid or reimbursed to any Member or any of its Affiliates pursuant to any contract or otherwise as permitted hereunder), (b) all debt service payments solely attributable to the Class A Properties including debt service on any loans made to the Company by the Members or any of their Affiliates, (c) all expenditures which are treated as capital expenditures (as distinguished from expense deductions) under GAAP, (d) all real estate taxes, personal property taxes and sales taxes,  and (e) all costs and expenditures related to any acquisition, sale, lease, disposition, financing, refinancing, monetization or securitization of the Class A Properties; provided, however, that Class A Property Expenses shall not include (i) any expenditure properly attributable to the liquidation of the Company and not specifically related to the Class A Properties, (ii) non-cash expenses such as depreciation or amortization, or (iii) any Class B Property Expenses or Class C Property Expenses.

“Class A Property Net Cash Flow” means, for any period, the excess of (a) Class A Property Revenues for such period over (b) Class A Property Expenses for such period.

“Class A Property Net Profit” or “Class A Property Net Loss” means, for any taxable year or portion thereof, Net Profit or Net Loss, as the case may be, determined by reference only to Profit and Loss attributable to the Class A Properties.

“Class A Property Payout Percentages” means with regard to each Member, the percentages set forth below opposite its name as follows (subject to adjustment as provided in this Agreement):

Member	Class A Property Payout Percentage

CLI MEMBER	98.958%
GALE/SLG MEMBER	1.042%

“Class A Property Percentage Interests” means with respect to each Member, the percentage set forth below opposite its name (subject to adjustment as provided in this Agreement):

CLI MEMBER	98.958%
GALE/SLG MEMBER	1.042%

“Class A Property Revenues” means, for any period, the sum of the total gross cash revenues received by the Company and/or the Class A Property Subsidiaries during such period relating solely to, or derived solely from, the Class A Properties, including, without limitation, all receipts of the Company from (a) proceeds from the sale or disposition of all or any portion of any Class A Properties or the issuance or sale by the Company of any securities or additional interests in the Company which relate solely to the Class A Properties, (b) rent (including additional rent and percentage rent) paid to the Company from Class A Properties, (c) concessions, (d) expense reimbursements, (e) condemnation or casualty proceeds related to the condemnation of or casualty loss with regard to all or any portion of the Class A Properties (including any and all insurance awards with regard thereto), (f) proceeds from rent or business interruption insurance, if any, from the Class A Properties, (g) proceeds from the financing, refinancing, monetization or securitization of any of the Class A Properties, or any interest therein and (h) other revenues and receipts realized by the Company, including, without limitation, distributions and other payments and amounts received directly or indirectly from the Class A Property Subsidiaries.

“Class A Property Subsidiary” or “Class A Property Subsidiaries” means any direct or indirect property-owning subsidiaries of the Company organized to directly or indirectly hold, or hold interests in, any of the Class A Properties.

“Class B Overpayment” means (a) the payment by the Class B Pool Owner of amounts in respect of Debt Service in excess of its Allocated Percentage thereof and (b) the payment by the Class B Pool Owner, by application of common reserve funds held by the Loan Lender or otherwise, of amounts incurred by or otherwise properly allocable to the Class A Pool Owner.

“Class B Pool Default” means any Event of Default (as defined in the Pool Loan Documents) occasioned or caused by the action or inaction of the Class B Pool Owner or its direct or indirect beneficial owners, or a condition or state of facts with respect to the Class B Pool Property.

“Class B Pool Owner” means 75 Livingston SPE LLC.

“Class B Pool Property” means the Property owned by the Class B Pool Owner.

“Class B Properties” means the properties identified on Exhibit A as Class B Properties.

“Class B Property Capital Contribution” means, with respect to any Member, the Initial Class B Property Equity Value of such Member and the contributions to the capital of the Company made by such Member pursuant to Sections 4.01, 4.02, 4.03 and 4.04 of this Agreement.

“Class B Property Expenses” means, for any period, the sum of the total gross cash expenditures of the Company during such period relating solely to, or derived solely from, the Class B Properties or the operations of the Company, the GP and the OP, including without limitation (a) all cash operating expenses (including all fees, commissions, expenses and allowances paid to any third party or paid or reimbursed to any Member or any of its Affiliates pursuant to any contract or otherwise as permitted hereunder), (b) all debt service payments solely attributable to the Class B Properties including debt service on the CLI Loan and any other loans made to the Company by the Members or any of their Affiliates, (c) all expenditures which are treated as capital expenditures (as distinguished from expense deductions) under GAAP, (d) all real estate taxes, personal property taxes and sales taxes, (e) all deposits to the Company’s Reserve Accounts pursuant to Section 9.05, (f) all costs and expenditures related to any acquisition, sale, lease, disposition, financing, refinancing, monetization or securitization of the Class B Properties, (g) all Class B Property Uncontrollable Expenses and (h) all Class B Property Necessary Expenses; provided, however, that Class B Property Expenses shall not include (i) any payment or expenditure to the extent such payment or expenditure is paid out of any Reserve Account, (ii) non-cash expenses such as depreciation or amortization, or (iii) any Class A Property Expenses or Class C Property Expenses.  For the avoidance of doubt, the Members shall use all reasonable efforts to determine which expenses of the Company should be categorized as Class A Property Expenses, Class B Property Expenses and Class C Property Expenses.  Any expenses, however, which are not Class A Property Expenses or Class C Property Expenses shall be Class B Property Expenses.

“Class B Property IRR” means, with respect to a Member, the distribution of Class B Property Net Cash Flow to such Member equal to all of such Member’s Aggregate Class B Property Capital Contributions and an internal rate of return on such Aggregate Class B Property Capital Contributions at the applicable percentage per annum, based on a 365 or 366-day year, as the case may be, commencing on the date or dates that such Member’s Class B Property Capital Contribution(s) is (or are) received by the Company, taking into account the timing and amounts of all such distributions of Class B Property Net Cash Flow from the Company to such Member.  Class B Property IRR shall be computed by assuming that such Class B Property Capital Contribution(s) made by a Member, and all such distributions received by a Member, occur on the day on which they are actually made or received.  Class B Property IRR shall be calculated on a quarterly basis in arrears to achieve the effective rates described in the definition of Class B Property Payout Percentages.

“Class B Property Necessary Expenses” means expenses of the Company and/or the Subsidiaries to fund (a) debt service payments on the Company’s and/or the Class B Property Subsidiaries’ financing (including expenses of curing any defaults thereunder) of the Class B Properties, (b) real estate taxes, assessments and utility charges on the Class B Properties, (c) any repairs necessary to protect the life, health or safety of any Person or to prevent or mitigate material damage to the Class B Properties, (d) other immediately necessary expenditures, regular periodic maintenance and repairs, and additions or modifications to the Class B Properties to comply with applicable laws or insurance requirements, (e) legal compliance and reporting requirements in connection with the Class B Properties, compliance with any final orders, judgments or other proceedings and all costs and expenses related thereto relating to the Class B Properties, and (f) all other costs and expenses set forth in any approved Budget and Operating Plan.

“Class B Property Net Cash Flow” means, for any period, the excess of (a) Class B Property Revenues for such period over (b) Class B Property Expenses for such period.

“Class B Property Net Profit” or “Class B Property Net Loss” means, for any taxable year or portion thereof, Net Profit or Net Loss, as the case may be, determined by reference only to Profit and Loss attributable to the Class B Properties (including deductions with respect to Priority Loans under Section 4.03).

“Class B Property Payout Percentages” means with regard to each Member, the percentages set forth below opposite its name in the circumstances described below (in each case, subject to adjustment as provided in this Agreement), with such percentages being determined as of the moment each dollar of distribution is made to the Members, as the same may vary from time-to-time as each dollar of distribution is made to the Member:

(a)           Until such time as the CLI Member and the Gale/SLG Member shall have received aggregate distributions of Class B Property Net Cash Flow pursuant to Section 6.03(b)(ii) of this Agreement in an amount equal to a Class B Property IRR of 10% per annum compounded quarterly, the Class B Property Payout Percentages of the Members shall be as follows:

Member	Class B Property Payout Percentage

CLI MEMBER	50%
GALE/SLG MEMBER	50%

(b)           Then, until such time as the Gale/SLG Member shall have received aggregate distributions of Class B Property Net Cash Flow pursuant to Section 6.03(b)(ii) of this Agreement in an amount equal to $5,000,000, the Class B Property Payout Percentages of the Members shall be as follows:

Member	Class B Property Payout Percentage
CLI MEMBER	0%
GALE/SLG MEMBER	100%

(c)           Then, until such time as the CLI Member shall have received aggregate distributions of Class B Property Net Cash Flow pursuant to Section 6.03(b)(ii) of this Agreement in an amount equal to $7,500,000, the Class B Property Payout Percentages of the Members shall be as follows:

Member	Class B Property Payout Percentage
CLI MEMBER	75%
GALE/SLG MEMBER	25%

(d)           Thereafter, the Class B Property Payout Percentages of the Members will be as follows:

Member	Class B Property Payout Percentage
CLI MEMBER	50%
GALE/SLG MEMBER	50%

“Class B Property Percentage Interests” means with respect to each Member, the percentage set forth below opposite its name which related solely to the Class B Properties (subject to adjustment as provided in this Agreement):

CLI MEMBER	50%
GALE/SLG MEMBER	50%

“Class B Property Return of Capital Distributions” means, for any Member, that portion of the aggregate distributions made to such Member pursuant to Section 6.03(b)(ii) that constitute a return of Class B Property Capital Contributions of such Member as distinguished from a return thereon.  For this purpose, distributions made to a Member pursuant to Section 6.03(b)(ii) shall be deemed to constitute first a return on the Aggregate Class B Property Capital Contributions of such Member until such Member shall have received from all such distributions a Class B Property IRR of ten percent (10%)  per annum, compounded quarterly, on such Aggregate Class B Capital Contributions and thereafter shall constitute a return of Class B Property Capital Contributions.  For example, assume that the Class B Capital Contributions of a Member were $1,000X contributed on January 1, 2006.  On December 31, 2006, such Member receives a Distribution under Section 6.03(b)(ii) in the amount of $150X.  In such case, the first $103.81 of the Distribution represents the 10% per annum return on the $1,000X compounded quarterly.  The remaining $46.19 of the Distribution therefore constitutes a Class B Property Return of Capital Distribution.

“Class B Property Revenues” means, for any period, the sum of the total gross cash revenues received by the Company during such period relating solely to, or derived solely from, the Class B Properties, including all receipts of the Company from (a) proceeds from the sale or disposition of all or any portion of any Class B Properties or the issuance or sale by the Company of any securities or additional interests in the Company which relate solely to the Class B Properties, (b) rent (including additional rent and percentage rent) paid to the Company from Class B Properties, (c) concessions, (d) expense reimbursements, (e) condemnation or casualty proceeds related to the condemnation of or casualty loss with regard to all or any portion of the Class B Properties (including any and all insurance awards with regard thereto), (f) proceeds from rent or business interruption insurance, if any, from Class B Properties, (g) funds made available to the extent such funds are withdrawn from the Company’s Reserve Accounts and deposited into the Company’s operating accounts relating solely to the Class B Properties, (h) proceeds from the financing, refinancing, monetization or securitization of the Company or any of the Class B Properties, or any interest therein and (i) other revenues and receipts realized by the Company, including, without limitation, distributions and other payments and amounts received directly or indirectly from the Class B Property Subsidiaries; provided, however, that Class B Property Revenues shall not include any revenue or receipt realized by the Company incident to the liquidation of the Company or any Class A Property Revenue or Class C Property Revenue.  For the avoidance of doubt, the Members shall use all reasonable efforts to determine which revenues of the Company should be categorized as Class A Property Revenues, Class B

Property Revenues and Class C Property Revenues.  Any revenues, however, which are not Class A Property Revenues or Class C Property Revenues shall be Class B Property Revenues.

“Class B Property Subsidiary” or “Class B Property Subsidiaries” means Portfolio TRS and any direct or indirect property-owning subsidiary of the Company organized to directly or indirectly hold, or hold interests in, any of the Class B Properties.

“Class B Property Subsidiary Notice” has the meaning set forth in Section 7.12(b) hereof.

“Class B Property Uncontrollable Expenses” means expenses of the Company related to the Class B Properties and/or the Class B Property Subsidiaries to fund (a) uncontested real estate taxes, assessments and utility charges, (b) any repairs necessary to protect the life, health and safety of any Person or to prevent or mitigate material damage to the Class B Properties, (c) salaries and other payroll costs and expenses incurred in accordance with applicable union and collective bargaining agreements relating to the Class B Properties, and (d) all other costs and expenses which (in the best judgment of the Manager) the failure to pay (i) would result in a material default pursuant to any material contract or agreement to which the Company and/or any Class B Property Subsidiary is a party or (ii) would have a material adverse effect upon the value of or cause material damage to the Class B Properties or (iii) would result in a material risk of loss of life or serious bodily injury to any Person.

“Class C Properties” means the properties identified on Exhibit A as Class C Properties.

“Class C Property Capital Contribution” means, with respect to any Member, the Initial Class C Property Equity Value of such Member and the cash contributions to the capital of the Company made by such Member pursuant to Section 4.06 of this Agreement.

“Class C Property Expenses” means, for any period, the sum of the total gross cash expenditures of the Company and/or the Class C Property Subsidiaries during such period relating solely to, or derived solely from, the Class C Properties and Class C Property Subsidiaries, including without limitation (and the following relate solely to the Class C Properties and Class C Property Subsidiaries) (a) all cash operating expenses (including all fees, commissions, expenses and allowances paid to any third party or paid or reimbursed to any Member or any of its Affiliates pursuant to any contract or otherwise as permitted hereunder), (b) all debt service payments solely attributable to the Class C Properties including debt service on any loans made to the Company by the Members or any of their Affiliates, (c) all expenditures which are treated as capital expenditures (as distinguished from expense deductions) under GAAP, (d) all real estate taxes, personal property taxes and sales taxes, and (e) all costs and expenditures related to any acquisition, sale, lease, disposition, financing, refinancing, monetization or securitization of the Class C Properties; provided, however, that Class C Property Expenses shall not include (i) any expenditure properly attributable to the liquidation of the Company and not specifically related to the Class C Properties, (ii) non-cash expenses such as depreciation or amortization, or (iii) any Class A Property Expenses or Class B Property Expenses.

“Class C Property Net Cash Flow” means, for any period, the excess of (a) Class C Property Revenues for such period over (b) Class C Property Expenses for such period.

“Class C Property Net Profit” or “Class C Property Net Loss” means, for any taxable year or portion thereof, Net Profit or Net Loss, as the case may be, determined by reference only to Profit and Loss attributable to the Class C Properties.

“Class C Property Payout Percentages” means with regard to each Member, the percentages set forth below opposite its name as follows (subject to adjustment as provided in this Agreement):

Member	Class C Property Payout Percentage
CLI MEMBER	1.042%
GALE/SLG MEMBER	98.958%

“Class C Property Percentage Interests” means with respect to each Member, the percentage set forth below opposite its name (subject to adjustment as provided in this Agreement):

CLI MEMBER	1.042%
GALE/SLG MEMBER	98.958%

“Class C Property Revenues” means, for any period, the sum of the total gross cash revenues received by the Company and/or the Class C Property Subsidiaries during such period relating solely to, or derived solely from, the Class C Properties, including, without limitation, all receipts of the Company from (a) proceeds from the sale or disposition of all or any portion of the Class C Properties or the issuance or sale by the Company of any securities or additional interests in the Company which relate solely to the Class C Properties, (b) rent (including additional rent and percentage rent) paid to the Company from Class C Properties, (c) concessions, (d) expense reimbursements, (e) condemnation or casualty proceeds related to the condemnation of or casualty loss with regard to all or any portion of the Class C Properties (including any and all insurance awards with regard thereto), (f) proceeds from rent or business interruption insurance, if any, from the Class C Properties, (g) proceeds from the financing, refinancing, monetization or securitization of any of the Class C Properties, or any interest therein and (h) other revenues and receipts realized by the Company, including, without limitation, distributions and other payments and amounts received directly or indirectly from the Class C Property Subsidiaries.

“Class C Property Subsidiary” or “Class C Property Subsidiaries” means any direct or indirect property-owning subsidiaries of the Company organized to directly or indirectly hold, or hold interests in, any of the Class C Properties.

“CLI” means Mack-Cali Realty Corporation, a Maryland corporation.

“CLI Loan” has the meaning set forth in Section 4.02 hereof.

“CLI Member” has the meaning set forth in the Preamble of this Agreement.

“CLI Member Indemnity Share” of any amount means the difference between (a) the OP Percentage Interest, times the CLI Member’s Class A Property Percentage Interest, times the

Gale/SLG Member’s Class B Property Percentage Interest, times such amount, and (b) the OP Percentage Interest, times the Gale/SLG Member’s Class A Property Percentage Interest, times the CLI Member’s Class B Property Percentage Interest, times such amount.

“Code” means the Internal Revenue Code of 1986, as amended.  Any reference herein to any specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future laws.

“Company” means Mack-Green-Gale LLC, the limited liability company formed pursuant to the Certificate of Formation and operated pursuant to the terms of this Agreement.

“Company Accountant” has the meaning set forth in Section 9.04 hereof.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 14.16(a) hereof.

“Contributed Interest” means 100% of the membership interests in the GP and 32,427,292 limited partnership units of the OP.

“Contributing Member” has the meaning set forth in Section 4.04(b) hereof.

“Contribution and Sale Agreement” has the meaning set forth in Section 2.05(a)(i) hereof.

“Contribution and Subscription Agreements” has the meaning set forth in the Contribution and Sale Agreement.

“Deadlock” has the meaning set forth in Section 7.13(a).

“Deadlock Advance” has the meaning set forth in Section 4.03 hereof.

“Deadlock Advancing Member” has the meaning set forth in Section 4.03 hereof.

“Deadlock Non-Advancing Member” has the meaning set forth in Section 4.03 hereof.

“Deadlock Notice” has the meaning set forth in Section 7.13(a).

“Debt Service” means any payment of principal or interest on the Pool Note, together with payment of any fees required by the Pool Loan Documents (other than fees associated with a default or Event of Default (as defined in the Pool Loan Documents) or fees chargeable to a particular Pool Owner by reason of any request for consent, withdrawals from reserves or escrows or similar matters).

“Defaulting Member” has the meaning set forth in Section 13.01 hereof.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time-to-time.

“Drag-Along Notice” has the meaning set forth in Section 10.06(a) hereof.

“Drag-Along Period” has the meaning set forth in Section 10.06(a) hereof.

“Drag-Along Right” has the meaning set forth in Section 10.06(a) hereof.

“Eastdil Commission” means the commission due Eastdil Realty in connection with the transactions contemplated by the Contribution and Sale Agreement.

“Electing Member” has the meaning set forth in Section 7.09(b) hereof.

“Election” has the meaning set forth in Section 8.01(b) hereof.

“Electronic Participation” has the meaning set forth in Section 7.02(f) hereof.

“Embargoed Person” has the meaning set forth in Section 14.01(a)(x) hereof.

“Event of Default” has the meaning set forth in Section 13.01 hereof.

“Executive Committee” means the committee formed and operated by representatives of the Managers pursuant to Sections 7.01 and 7.02 hereof.

“Expenses” means any of the Class A Property Expenses, Class B Property Expenses and Class C Property Expenses.

“Expert” has the meaning set forth in Section 7.13(h) hereof.

“Expert Determination” has the meaning set forth in Section 7.13(h) hereof.

“Final Fair Market Value” has the meaning set forth in Section 7.12(b) hereof.

“Final Lease Proposal” has the meaning set forth in Section 7.01(a)(xv) hereof.

“Formation Costs” has the meaning set forth in Section 4.01 hereof.

“GAAP” has the meaning set forth in Section 9.02 hereof.

“Gale/SLG Member” has the meaning set forth in the Preamble of this Agreement.

“Gale/SLG Member Indemnity Share” of any amount means the difference between (a) the OP Percentage Interest, times the Gale/SLG Member’s Class B Property Percentage Interest, times CLI Member’s Class A Property Percentage Interest, times such amount, and (b) the OP Percentage Interest, times the CLI Member’s Class B Property Percentage Interest, times the Gale/SLG Member’s Class A Property Percentage Interest, times such amount.

“GP” means Gale SLG NJ GP LLC, a Delaware limited liability company and the general partner of the OP.

“Indemnified Party” has the meaning set forth in Section 11.02 hereof.

“Initial Budget” has the meaning set forth in Section 9.06 hereof.

“Initial Class A Property Equity Value” means, with respect to any Member, the equity value attributable to the Class A Properties in connection with the contribution by such Member of the Retained Interest or the Sold Interest, as the case may be, as described in Section 4.01.

“Initial Class B Property Equity Value” means, with respect to any Member, the equity value attributable to the Class B Properties in connection with the contribution by such Member of the Retained Interest or the Sold Interest, as the case may be, as described in Section 4.01.

“Initial Class C Property Equity Value” means, with respect to any Member, the equity value attributable to the Class C Properties in connection with the contribution by such Member of the Retained Interest or the Sold Interest, as the case may be, as described in Section 4.01.

“Initial Operating Plan” has the meaning set forth in Section 9.06 hereof.

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Lease Proposal” has the meaning set forth in Section 7.01(a)(xv) hereof.

“Lender” has the meaning set forth in Section 8.01(c) hereof.

“LIBOR Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“LIBOR” means with respect to each calendar month during any part of which any principal is advanced and outstanding under the CLI Loan, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the first LIBOR Business Day of such month.  If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such determination date, the LIBOR Rate shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London Time, on such determination date, if at least two such offered rates so appear.

“Liquidating Member” means the Member designated as such by the Executive Committee from time-to-time; provided, however, that any Member that causes the dissolution of the Company under Section 12.01(d) hereof or with respect to which an Event of Default has occurred shall not serve as the Liquidating Member.

“Loan Lender” means the lender under the Pool Loan.

“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with

Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)           Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

(b)           Loss resulting from any disposition of any assets of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c)           In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(d)           Any items of deduction and loss specially allocated pursuant to Section 6.08 shall not be considered in determining Loss; and

(e)           Any decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of Loss.

“Losses” means all damages, losses, liabilities, claims, costs or expenses (including, without limitation, attorneys’ fees, expenses, disbursements and court costs) suffered or incurred.

“LP Claim” has the meaning set forth in Section 11.05(a).

“Major Decision” has the meaning set forth in Section 7.01(a) hereof.

“Management Agreement” has the meaning set forth in Section 7.06(a) hereof.

“Manager” means the CLI Member and any other Person who, from time-to-time, is appointed as a Manager of the Company in accordance with this Agreement, so long as such Person continues as a Manager of the Company.

“Material Disagreement” means a material irreconcilable dispute among the Members regarding the management, operations or strategic direction of the Company and/or its Subsidiaries that continues to be in effect for a period of not less than thirty (30) calendar days.

“Material Notices” has the meaning set forth in Section 14.03 hereof.

“Mediation” has the meaning set forth in Section 7.13(c) hereof.

“Mediator” has the meaning set forth in Section 7.13(c) hereof.

“Member” or “Members” means one or more (as the case may be) of the CLI Member or the Gale/SLG Member and any other Person who, from time-to-time, is admitted as a member of the Company in accordance with this Agreement and applicable law, so long as such Person continues as a member of the Company.

“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Net Cash Flow” means any of the Class A Property Net Cash Flow, the Class B Property Net Cash Flow and the Class C Property Net Cash Flow.

“Net Loss” means, for any period, the excess of items of Loss over items of Profit, if applicable, for such period determined without regard to any items of Profit or Loss allocated pursuant to Section 6.02 hereof.

“Net Profit” means, for any period, the excess of items of Profit over items of Loss, if applicable, for such period determined without regard to any items of Profit or Loss allocated pursuant to Section 6.02 hereof.

“Non-Contributing Member” has the meaning set forth in Section 4.04(b) hereof.

“Non-Defaulting Member” has the meaning set forth in Section 13.02 hereof.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2.

“Notice” has the meaning set forth in Section 7.09(b) hereof.

“Offeree” has the meaning set forth in Section 8.01 hereof.

“Offeror” has the meaning set forth in Section 8.01 hereof.

“OP” means Gale SLG NJ Operating Partnership, L.P., a New Jersey limited partnership.

“OP Percentage Interest” has the meaning set forth in the Contribution and Sale Agreement.

“Operating Plan” means the overall and annual consolidated strategic and comprehensive operating plan for the Company, the GP, the OP and the Class B Property Subsidiaries covering the Company’s, the GP’s, the OP’s and the Class B Property Subsidiaries’ anticipated operations, as approved by the Executive Committee and in effect from time-to-time pursuant to Section 9.06 hereof.  The Operating Plan will generally include no less than those matters described in Section 9.06(b) hereof and no less than the details and other matters of the type set forth on Exhibit B attached hereto and such other matters as are reasonably requested by the Members.

“Ordinary Course” has the meaning set forth in Section 7.01(a)(xxviii) hereof.

“Owner” means a property-owning Subsidiary which is the owner of a Property.

“Payout Percentages” means the Class A Property Payout Percentages, the Class B Property Payout Percentages and the Class C Property Payout Percentages.

“Percentage Interest” means, as applicable, a Class A Property Percentage Interest, Class B Property Percentage Interest or Class C Property Percentage Interest.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Pool Debt Service” means any payment of principal or interest on the Pool Note, together with payment of any fees required by the Pool Loan Documents (other than fees associated with a default or Event of Default or fees chargeable to a particular Pool Owner by reason of any request for consent, withdrawals from reserves or escrows or similar matters).

“Pool Loan” means the loan evidence by the Pool Note.

“Pool Loan Documents” means any and all documents evidencing or securing the Pool Loan.

“Pool Owners” means the Class A Pool Owners and the Class B Pool Owner.

“Pool Note” means that certain Promissory Note, dated July 30, 2004, in the principal amount of $72,955,000.00 made by Pool Owners to Wachovia Bank, National Association.

“Portfolio TRS” means Gale SLG NJ TRS Corp., a Delaware corporation.

“Priority Loans” means (i) with respect to any Contributing Member, any advance made by such Contributing Member and designated or characterized by the Contributing Member as a Priority Loan pursuant to Section 4.03, including both the Non-Contributing Member’s share of such amount advanced by the Contributing Member pursuant to Section 4.04(b)(ii) and the Contributing Member’s share of such amount advanced by the Contributing Member pursuant to Section 4.02 hereof or (ii) with respect to any Deadlock Advancing Member, any advance made by such Deadlock Advancing Member and designated or characterized by the Deadlock Advancing Member as a Priority Loan pursuant to Section 4.03 hereof.

“Priority Loans IRR” means, with respect to a Member, the distribution of Class B Property Net Cash Flow to such Member equal to the principal amount of all of such Member’s Priority Loans and an internal rate of return on such Member’s Priority Loans at the applicable percentage per annum, based on a 365 or 366-day year, as the case may be, commencing on the date or dates that such Member’s Priority Loan(s) is (or are) received by the Company, taking into account the timing and amounts of all such distributions of Class B Property Net Cash Flow from the Company to such Member.  Priority Loans IRR shall be computed by assuming that such Priority Loan(s) made by a Member, and all such distributions received by a Member, occur on the day on which they are actually made or received.  Priority Loans IRR shall be calculated on a quarterly basis in arrears to achieve the effective rates described in Section 6.03(b)(i).

“Profit” means, for each taxable year or other period, an amount equal to the Company’s taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss will be added to taxable income;

(b)           Gain resulting from any disposition of any assets of the Company (including the Property) with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c)           Any items specially allocated pursuant to Section 6.08 shall not be considered in determining Profit; and

(d)           Any increase to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of Profit.

“Properties” means the Class A Properties, Class B Properties and Class C Properties.

“Property Subsidiary” means a Class A Property Subsidiary, Class B Property Subsidiary or Class C Property Subsidiary.

“Proposing Member” has the meaning set forth in Section 7.09(a) hereof.

“Purchaser” means any third-party prospective purchaser or purchasers of all or any portion of the Interests of a Member which is not a Related Person of such Member.

“Qualified Manager” means a reputable and experienced professional management organization which manages, together with its Affiliates, at least ten (10) properties of a type, quality and size similar to the Properties, totaling at least, in the aggregate, no less than 5,000,000 square feet.

“Readily Marketable Securities” means those securities that (a) are (i) debt or equity securities of or other interests in any Person that are traded on a national security exchange, reported on by the National Association of Securities Dealers Automated Quotation System or otherwise actively traded over the counter or (ii) debt securities of an issuer that has debt or equity securities that are so traded or so reported on and that a nationally recognized securities firm has agreed to make a market in and (b) are not subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act of 1933, as amended.

“Reasonable Period” means, with respect to any Defaulting Member, a period of thirty (30) calendar days after such Defaulting Member receives written notice of its default from the Non-Defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such 30-day period, the period shall continue, if such Defaulting Member commences to cure the breach within such 30-day period, for so long as such Defaulting Member diligently prosecutes the cure to completion up to a maximum of one hundred eighty (180) calendar days.

“REIT” means a real estate investment trust as defined under the Code.

“REIT Requirements” has the meaning set forth in Section 6.09(a) hereof.

“Related Persons” means, as to any Person, its Affiliates, members, partners, directors, officers, shareholders and employees.

“Required Capital Call” has the meaning set forth in Section 4.02 hereof.

“Reserve Accounts” has the meaning set forth in Section 9.05 hereof.

“Response Period” has the meaning set forth in Section 7.09(b) hereof.

“Retained Interest” has the meaning set forth in Section 4.01 hereof.

“ROFO Class B Property Interests” has the meaning set forth in Section 7.09(a) hereof.

“ROFO Trigger Sale” has the meaning set forth in Section 7.09(a) hereof.

“Sale” has the meaning set forth in Section 10.05 hereof.

“Shortfall” has the meaning set forth in Section 4.02 hereof.

“Similar CLI/Gale Properties” has the meaning set forth in Section 7.07(c) hereof.

“SLG” means SL Green Realty Corp. a Maryland corporation.

“Sold Interest” has the meaning set forth in Section 4.01 hereof.

“Status Reports” means those monthly status reports and other information provided for in Section 7.03(d)(vii) hereof.

“Subsidiaries” means the GP, the OP, the Class A Property Subsidiaries, the Class B Property Subsidiaries and the Class C Property Subsidiaries.

“Tag-Along Right” has the meaning set forth in Section 10.05(b) hereof.

“Target Account” means, with respect to any Member for any taxable year of the Company, the excess of (a) an amount (which may be either a positive balance or a negative balance) equal to the hypothetical distribution (or contribution) such Member would receive (or contribute) if all assets of the Company, including cash, were sold for cash equal to their Book

Basis (taking into account any adjustments to Book Basis for such year), all liabilities (including prepayment penalties, yield maintenance fees and similar costs) of the Company were then satisfied according to their terms (except that if the nonrecourse liabilities secured by an asset exceed the Book Basis of such asset, such calculation shall be made assuming that the asset were transferred to the lender in satisfaction of the debt) and all remaining proceeds from such sale were distributed pursuant to Section 6.03 over (b) such Member’s share of Company Minimum Gain and Member Minimum Gain immediately prior to such sale.

“Target Class B Property Subsidiary” has the meaning set forth in Section 7.12(b) hereof.

“Target Interest” has the meaning set forth in Section 10.02(e)(i) hereof.

“Tax Matters Partner” has the meaning set forth in Section 6.07 hereof.

 “Transfer” has the meaning set forth in Section 10.01 hereof.

“Transfer Election” has the meaning set forth in Section 10.02(e) hereof.

“Transfer Response Period” has the meaning set forth in Section 10.02(e) hereof.

“Transfer ROFO Notice” has the meaning set forth in Section 10.02(e) hereof.

“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

“U.S. Government Blacklists” shall mean, (i) the two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the list by the United States Department of State (Terrorist Organizations and Debarred Parties).

1.02         Other Terms.  As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement, (b) each accounting term has the meaning assigned to it in accordance with GAAP, (c) all Exhibits, Schedules, Addenda and other attachments to this Agreement are specifically incorporated into and made a part of this Agreement by any reference thereto in this Agreement, (d) the terms “include” and “including” shall be construed as if followed by the phrase “without limitation”, and (e) all terms used in this Agreement which are not defined in this Article I shall have the meaning set forth elsewhere in this Agreement.

II.            ORGANIZATION

2.01         Formation.  The Gale/SLG Member has formed the Company by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on [March]      , 2006.  From and after the date of this Agreement, the Members hereby agree that the Company shall be a limited liability company under and pursuant to the Delaware Act, upon and subject to the terms and conditions set forth in this Agreement.  The Manager, or any other Person authorized by the Executive Committee, is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

(a)           [                ], is hereby designated as an “authorized person” within the meaning of the Delaware Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Manager thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Delaware Act.  The Manager shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the State of New Jersey and in any other jurisdiction in which the Company may wish to conduct business.

2.02         Name and Principal Place of Business.

(a)           The name of the Company shall be Mack-Green-Gale LLC.  The Executive Committee may change the name of the Company from time-to-time and may adopt one or more fictitious names for use by the Company.  All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name.

(b)           The principal place of business and office of the Company shall be initially located at the offices of the Manager, c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey.  The Executive Committee may from time-to-time change such principal office and place of business or may change or establish such additional offices or places of business of the Company as it may deem necessary or appropriate for the operation of the Company’s business.  The Manager may from time to time change its place of business or may change or establish such substitute or additional offices or places of business as it may deem necessary or appropriate, so long as any such additional offices or places of business are in the State of New Jersey.

2.03         Term.  The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Delaware Act and shall continue in full force and effect until the dissolution and termination of the Company pursuant to Article 12 or, unless sooner terminated by the unanimous written consent of the Members.

2.04         Registered Agent, Registered Office and Foreign Qualification.  The name of the Company’s registered agent for service of process shall be Corporation Service Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be [                          ].  Such agent and such office may be changed from time-to-time by the Executive Committee.  The Manager, or any other Person authorized by the Executive Committee, is hereby authorized, for the purpose of authorizing or qualifying the Company to do business in any state, territory or dependency of the United States in which it is necessary or expedient for the Company to transact business, to do any and all acts and things necessary to obtain from such state, territory or dependency any such authorization or qualification.

2.05         Purpose.  (a)  The purpose of the Company shall be:

(i)            To accept and hold the Contributed Interest at closing under that certain Contribution and Sale Agreement dated as of March       , 2006 (as such agreement may be amended from time to time, the “Contribution and Sale Agreement”) by and among the Gale/SLG Member, Gale SLG NJ MEZZ LLC, Gale SLG Ridgefield MEZZ LLC and MACK-CALI VENTURES L.L.C.;

(ii)           To acquire, own, hold, lease, operate, manage, mortgage, encumber, finance, refinance, sell, redevelop, rehabilitate, improve and otherwise deal with and dispose of, directly or indirectly through one or more direct or indirect subsidiaries, the Properties;

(iii)          To conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes and to do anything necessary or incidental to any of the foregoing, which in each case, is not a breach of this Agreement or in violation of the Delaware Act or the laws of any other jurisdiction in which the Company transacts or conducts its business; and

(iv)          To engage in any other business or activity approved by the Executive Committee (and the Members acknowledge and agree that each of the foregoing matters in clauses (i) - (iii) is part of the ordinary business of the Company).

(b)           The Company shall not engage in any other business or activity without the approval of the Executive Committee.

III.           MEMBERS

3.01         Admission of Members.  The CLI Member and the Gale/SLG Member are the initial Members of the Company.  Except as expressly permitted by this Agreement, no other Person shall be admitted as a Member of the Company, and no additional Interests shall be issued, without the prior written approval of the Executive Committee.

3.02         Limitation on Liability.

(a)           Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company or any Subsidiary, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or the applicable Subsidiary, and no Member shall be obligated personally for any such debt, obligation or liability of the Company, solely by reason of being a member of the Company.  Except as otherwise expressly provided in the Delaware Act or as provided in Section 11.02(b) hereof, but subject to the provisions of subparagraph (b) of this Section 3.02, the liability of each Member shall be limited to the amount of Capital Contributions made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due and payable pursuant to the provisions of this Agreement.  Further, no member of the Executive

Committee, general or limited partner of any Member, shareholder, member or other holder of any equity or other ownership or beneficial interest of any Member, or any officer, director or employee of any of the foregoing or any of their Related Persons shall be obligated personally for any debt, obligation or other liability of the Company or any Subsidiary solely by reason of their being a member of the Executive Committee, general or limited partner of any Member, shareholder or member or other holder of any equity interest of any Member, or officer, director or employee of any of the foregoing or any of their Related Persons.  Further, failure of the Company or any Subsidiary to observe any corporate or other formalities or requirements relating to the exercise of its powers or the management of its business or affairs under either this Agreement or the Delaware Act shall not be grounds for the Manager, any Member, member of the Executive Committee, general or limited partner of any Member, shareholder or member or other holder of any equity interest of any Member, or any officer, director or employee of any of the foregoing or any of their Related Persons to be held liable or obligated for any debt, obligation or other liability of the Company or any Subsidiary.

(b)           Notwithstanding any other provision of this Agreement to the contrary (including the provisions of Section 11.02(b) hereof) (i) each Member’s liability under this Agreement is explicitly limited to the assets of such Member, and (ii) neither the Company nor any Member shall have any recourse against any assets of any Related Person of another Member (unless such Related Person is itself a Member) or any past, present or future officers, agents, shareholders, incorporators, directors, principals (direct or indirect), affiliates, partners, members or representatives of another Member (unless the same is itself a Member) or any of the assets or property of any of the foregoing, for the payment or collection of any amount, judgment, judicial process, arbitration award, fees or costs or for any other obligation or claim arising out of or based upon this Agreement.

(c)           The provisions of this Section 3.02 shall survive the termination or expiration of this Agreement.

3.03         Third-Party Debt Liability.  The parties intend that no Member, or any of its Related Persons, shall have any liability under or in connection with any third-party debt, including liability with regard to any environmental matters, recourse carve-outs, fraud, intentional misconduct, theft or other commonly called “bad-boy acts” or with regard to any other matter, unless otherwise approved by the Executive Committee.

IV.           CAPITAL

4.01         Initial Capital Contributions.  (a) The Gale/SLG Member shall be treated, for all purposes of this Agreement, as having sold to the CLI Member a portion of the Contributed Interest (the “Sold Interest”) on the date hereof and retained the balance of the Contributed Interest (the “Retained Interest”), immediately following which the Gale/SLG Member contributed the Retained Interest and the CLI Member contributed the Sold Interest to the Company.  The parties agree that the fair market value of the Sold Interest as of the date hereof, and thus its initial Gross Asset Value, is $           and the fair market value of the Retained Interest as of the date hereof, and thus its initial Gross Asset Value, is $              .  The parties further agree that the initial Gross Asset Value of the Retained Interest is composed of $           equity value attributable to the Class A Properties, $           equity value attributable to the Class B Properties and $          equity value attributable to the Class C Properties and that the initial Gross Asset Value of the Sold Interest is composed of $          equity value attributable to the

Class A Properties, $          equity value attributable to the Class B Properties and $            equity value attributable to the Class C Properties.  Set forth on Exhibit A is the Gross Asset Value for each of the Properties.  [Note:  Final values to be determined at Closing.]

(b)           Subject to Section 7.08 hereof, the Initial Class B Capital Contributions include funds to pay $          [Note: Amount to be agreed at Closing] related to the Eastdil Commission and to pay (or reimburse each Member to the extent already paid by such Member) the estimated formation costs, including legal, and other professional fees, as agreed to by the Members (collectively, “Formation Costs”).

4.02         Additional Class B Property Capital Contributions.  Subject to the provisions of Section 7.01(a) of this Agreement, in the event that at any time or from time-to-time additional funds are required by the Company for any purpose relating to the Class B Properties or the operations of any Class B Property Subsidiary in excess of the Initial Class B Capital Contributions, reserves held by or on behalf of the Company and available cash flow (a “Shortfall”), such funds, up to $10,000,000, shall be provided by the CLI Member to the Company, pursuant to an unsecured floating rate line of credit bearing interest at LIBOR plus 400 basis points per annum (the “CLI Loan”).  Notwithstanding Section 6.0(b), the Company shall not make any distributions of Class B Property Net Cash Flow if any amount of the CLI Loan shall be outstanding.  If the CLI Loan is insufficient to cover all of the Shortfall, the Executive Committee shall have the option to request in writing that the Members make Additional Class B Property Capital Contributions to the Company in the amount of the excess of such Shortfall over the principal amount of the CLI Loan (a “Required Capital Call”).  If so requested by the Executive Committee, each Member shall, within fifteen (15) Business Days thereafter, contribute its pro rata share (based upon its then Class B Property Percentage Interest) of the amount of the applicable Shortfall.  If within such fifteen (15) Business Day period, any Non-Contributing Member fails to contribute the foregoing amount to the Company, the Contributing Member may exercise any one of the remedies set forth in Section 4.04(b).

4.03         Deadlock Advances.  To the extent reserves held by or on behalf of the Company, available cash flow and the CLI Loan are insufficient to pay Class B Property Necessary Expenses and the Executive Committee is unable or unwilling for any reason for more than five (5) Business Days after the written request by any Member or any member of the Executive Committee to make a Required Capital Call from the Members to pay Class B Property Necessary Expenses, either Member will have the option (but not the obligation), in its sole and absolute discretion, to advance (a “Deadlock Advance”) to the Company the amount of such Class B Property Necessary Expenses which are unfunded by reserves, available cash flow and the CLI Loan; provided, however, the aggregate amount advanced by the Member to the Company pursuant to the provisions of this Section 4.03 for Class B Property Necessary Expenses (including, in each case, Deadlock Advances designated or recharacterized as Priority Loans as set forth below) may not exceed an aggregate amount which, when added to the amounts previously advanced by such Member to the Company pursuant to the provisions of this Section 4.03 (excluding any Deadlock Advances designated or recharacterized as Additional Class B Property Capital Contributions), exceeds an aggregate amount equal to five (5%) percent of the aggregate amount of the Initial Class B Capital Contributions of all of the Members to the

Company.  Upon making a Deadlock Advance, the Member making such Deadlock Advance (the “Deadlock Advancing Member”) will notify the non-advancing Member (the “Deadlock Non-Advancing Member”) in writing of the amount of such Deadlock Advance.  Within fifteen (15) calendar days after receipt of such notice, the Deadlock Non-Advancing Member may advance to the Company an amount of cash equal to the amount of such Deadlock Advance multiplied by its then Class B Property Percentage Interest.  Any amount advanced pursuant to the preceding sentence will be immediately distributed to the Deadlock Advancing Member.  If, within such fifteen (15) calendar-day period, the Deadlock Non-Advancing Member advances the foregoing amount to the Company, then (i) neither the amount initially advanced by the Deadlock Advancing Member, nor the amount subsequently advanced by the Deadlock Non-Advancing Member shall be deemed a Deadlock Advance, (ii) each of the Deadlock Advancing Member and Deadlock Non-Advancing Member shall be deemed to have made Additional Class B Property Capital Contributions equal to the product of their then-respective Class B Property Percentage Interest and the amount of the Deadlock Advance initially contributed by the Deadlock Advancing Member, and (iii) such Additional Class B Property Capital Contributions shall be used by the Company to pay the applicable Class B Property Necessary Expenses.

4.04         Class B Property Capital Contributions and Remedies.

(a)           All Class B Property Capital Contributions or advances required by or provided for in this Article IV shall be made by wire transfer of funds to the Company account designated by the Executive Committee, and any reimbursements or distributions to any Member required by or provided in this Agreement shall be made by wire transfer of funds to such account as designated by such Member.

(b)           If either Member (the “Non-Contributing Member”) fails to timely make any Class B Property Capital Contribution (or any portion thereof) in accordance with Sections 4.01, 4.02 or 4.03 hereof, and the other Member (the “Contributing Member”) has made its pro rata share of such Class B Property Capital Contribution, then the Contributing Member may, at its election, cause any one (but only one) of the following actions to be taken by delivery of written notice to such effect to the Company and the Non-Contributing Member:

(i)            The Contributing Member may advance the Non-Contributing Member’s pro rata share of such required Class B Property Capital Contributions, and the Contributing Member may designate all of the Class B Property Capital Contributions made by the Contributing Member in respect of the related request therefor (including both the Contributing Member’s and the Non-Contributing Member’s pro rata portion thereof) as a Priority Loan; or

(ii)           The Contributing Member may contribute the Non-Contributing Member’s pro rata share of such requested or required Class B Property Capital Contributions and elect to decrease the Class B Property Percentage Interest of the Non-Contributing Member (but not below zero) such that, immediately after such decrease, the Class B Property Percentage Interest of the Non-Contributing Member shall be a percentage equal to the Class B Property Percentage Interest immediately prior to such decrease less a percentage expressed as a fraction, the numerator of which is 175% multiplied by the amount of the Class B Property Capital Contribution that such Member failed to contribute, and the denominator of which is the aggregate amount of the Class B Property Capital Contributions (other than those characterized as Priority Loans) made by all of the Members prior to or as of such default (including the applicable Additional Class B Property Capital Contributions), and concomitantly, the Class B Property Percentage Interest of the Contributing Member shall be increased by the same amount.  In addition, the Class B Property Payout Percentages of each Member shall be adjusted (increased or decreased) in the same proportions as such Member’s Class B Property Percentage Interest is adjusted pursuant to the foregoing provisions.

(c)           Each Member acknowledges and agrees that the other Member would not be entering into this Agreement were it not for (i) the members agreeing to make the Capital Contributions provided for in Sections 4.01, 4.02 and 4.03 of this Agreement, and (ii) the remedy provisions above in this Section 4.04.  Each Member acknowledges and agrees that in the event any Member fails to make its Capital Contributions pursuant to this Agreement, the other Member will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects and administratively superior to any other method for determining such damages.  For example:

			Class B Property
		Initial Capital	Percentage Interest

1.	Percentage Interest
	Before Change

	CLI Member	$5,000,000	50.00%
	Gale/SLG Member	$5,000,000	50.00%
		$10,000,000

Gale/SLG Member fails to contribute its pro rata share of a $1,000,000 Class B Property Capital Call of $500,000.  CLI Member contributes its pro rata share of the Class B Property Capital Call and contributes Gale/SLG Member’s pro rata share of such capital call.

2.	Change in Percentage
	Interests
	($500,000 x 1.75)
	($10,000,000+$1,000,000)

	CLI Member		8.00%
	Gale/SLG Member		-8.00%

3.	Percentage Interests
	after Change

	CLI Member	$6,000,000	58.00%
	Gale/SLG Member	$5,000,000	42.00%
	(Gale/SLG diluted by 8.00%)		100%

4.05         Class A Property Capital Contributions. In the event that at any time or from time-to-time additional funds are required by the Company or any Class A Property Subsidiary, for any purpose relating to the Class A Properties or the operations of any Class A Property Subsidiary, the CLI Member may request that each of the CLI Member and the Gale/SLG Member make Class A Property Capital Contributions to the Company in proportion to their Class A Property Percentage Interest or make loans to the Company for such amounts. If, within fifteen (15) calendar days following a request for such a Class A Property Capital Contribution, the Gale/SLG Member fails to make its pro rata share of such requested Class A Property Capital Contribution and the CLI Member shall have made its pro rata share of such requested Class A Property Capital Contribution in full (and not sought its return or treated it as a loan to the Company), the CLI Member may contribute the Gale/SLG Member’s pro rata share of such requested Class A Property Capital Contributions and elect to decrease the Gale/SLG Member’s Class A Property Percentage Interest (but not below zero), such that, immediately after such decrease, the Gale/SLG Member’s Class A Property Percentage Interest shall be a percentage equal to the Class A Property Percentage Interest immediately prior to such decrease less a percentage expressed as a fraction, the numerator of which is 175% multiplied by the amount of the Class A Property Capital Contribution that the Gale/SLG Member failed to contribute, and the denominator of which is the aggregate amount of the Class A Property Capital Contributions made by all of the Members prior to or as of such default, and concomitantly, the Class A Property Percentage Interest of the CLI Member shall be increased by the same amount. In addition, the Class A Property Payout Percentages of each Member shall be adjusted (increased or decreased) in the same proportions as such Member’s Class A Property Percentage Interest as adjusted pursuant to the foregoing provisions. See example set forth in Section 7.04(b)(ii). After such Class A Property Capital Contributions shall have been made, the CLI Member shall direct the Company and the Class A Property Subsidiaries as to the manner in which such funds shall be used. In addition, if the CLI Member shall treat its share of such Class A Property Capital Contribution as a loan to the Company, the Company shall use only Class A Property Net Cash Flow to pay principal and interest on such loan.

4.06         Class C Property Capital Contributions. In the event that at any time or from time-to-time additional funds are required by the Company or any Class C Property Subsidiary, for any purpose relating to the Class C Properties, the Gale/SLG Member may request that each of the Gale/SLG Member and the CLI Member make Class C Property Capital Contributions to the Company in proportion to its Class C Property Percentage Interest or make loans to the Company for such amounts. If, within fifteen (15) calendar days following a request for a Class C Property Capital Contribution, the CLI Member fails to make its pro rata share of such requested Class C Property Capital Contributions and the Gale/SLG Member shall have made its pro rata share of such requested Class C Property Capital Contribution in full (and not sought its return or treated it as a loan to the Company), the Gale/SLG Member may contribute the CLI Member’s pro rata share of such requested Class C Property Capital Contributions and elect to decrease the CLI Member’s Class C Property Percentage Interest (but not below zero), such that, immediately after such decrease, the CLI Member’s Class C Property Percentage Interest shall be a percentage equal to the Class C Property Percentage Interest immediately prior to such decrease, less a percentage expressed as a fraction, the numerator of which is 175% multiplied by the amount of the Class C Property Capital Contribution that the CLI Member failed to contribute, and the denominator of which is the aggregate amount of the Class C Property Capital Contributions made by all of the Members prior to or as of such default, and concomitantly, the Class C Property Percentage Interest of the Gale/SLG Member shall be increased by the same amount. In addition, the Class C Property Payout Percentages of each Member shall be adjusted (increased or decreased) in the same proportions as such Member’s Class C Property Percentage Interest as adjusted pursuant to the foregoing provisions. See example set forth in Section 7.04(b)(ii). After such Class C Property Capital Contributions shall have been made, the Gale/SLG Member shall direct the Company and the Class C Property Subsidiaries as to the manner in which such funds shall be used. In addition, if the Gale/SLG Member shall treat its share of such Class C Property Capital Contribution as a loan to the Company, the Company shall use only Class C Property Net Cash Flow to pay principal and interest on such loan.

4.07         Capital Accounts. A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(a)           Each Member’s Capital Account will be credited with:

(i)            Any contributions of cash made by such Member to the capital of the Company and fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii)           The Member’s distributive share of Net Profit and items thereof; and

(iii)          Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)           Each Member’s Capital Account will be debited with:

(i)            Any distributions of cash made from the Company to such Member (including all amounts paid or distributed pursuant to the provisions of Section 6.03 hereof other than distributions made pursuant to Section 6.03(b)(i)) plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii)           The Member’s distributive share of Net Loss and items thereof; and

(iii)          Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

The provisions of this Section 4.07 relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. In the event the Tax Matters Partner shall determine that it is prudent to modify the manner in which the Capital Accounts or any debts or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Regulations, the Executive Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Member pursuant to Section 6.04 hereof upon the dissolution of the Company.

4.08         No Further Capital Contributions. Except as expressly provided in this Agreement or with the prior written consent of all the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company (it being understood, however, that amounts properly incurred by a Member which are reimbursable by the Company pursuant to and in accordance with the terms of this Agreement shall not be deemed loans). No Member will have any obligation to restore any negative or deficit balance in its Capital Account upon liquidation or dissolution of the Company (and for purposes of this Section 4.08, Capital Account shall be deemed to also include the capital account of any Member for financial or book purposes or as set forth in the Delaware Act or under common law). Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein will, or is intended or will be deemed to benefit any creditor of the Company or any Subsidiary or any creditor of any Member, and no such creditor shall have any rights, interests or claims hereunder, be entitled to any benefits or be entitled to require the Company, the Executive Committee or any Member to demand, solicit or accept any loan, advance or additional Capital Contribution for or to the Company or any Subsidiary or to enforce any rights which the Company, any Subsidiary or any Member may have against any other Member or which any Member may have against the Company or Subsidiary, pursuant to this Agreement or otherwise.

4.09         Book Basis Adjustments. The Book Basis of all assets will be adjusted to equal their respective fair market values, as agreed to by the Members, upon the events set forth in Treasury Regulation § 1.704-1(b)(2)(iv)(f)(5)(i) and (ii).

4.10         Reconciliation. The Members recognize that, although they are entitled under Article VI to indirect shares of Net Cash Flow from the different Classes of Properties based on their applicable Payout Percentages with respect to each Class, it is possible that Net Cash Flow of any Class (a “Payor Class”) may be expended by the OP to satisfy Expenses of another Class (a “Payee Class”), in which case: (i) the amount of Net Cash Flow of the Payor Class actually distributed by the OP and the GP to the Company and thus available for distribution to the Members under Article VI in accordance with the Payout Percentages of the Payor Class may be reduced; (ii) the amount Net Cash Flow actually distributed to a Member by the Company with respect to such Payor Class may be less than such Member would have otherwise received had Net Cash Flow not been expended to satisfy Expenses of another Class; and (iii) the amount of additional funds required to be advanced under the CLI Loan or called for pursuant to Sections 4.02 through 4.06 as additional Capital Contributions with respect to the Payee Class may be reduced. The Members hereby agree and acknowledge that it is the intent of the Members to implement the provisions of Article IV and Article VI as if the OP determined and segregated the Net Cash Flow of each Class, such that Net Cash Flow of one Class was not expended to satisfy Expenses of any other Class. In furtherance of such intent, the Manager shall cause the Company Accountant no less frequently than annually to conduct a reconciliation accounting (a “Reconciliation”) for the period (a “Reconciliation Period”) beginning on the day following the end of the prior Reconciliation Period (or, in the case of the first Reconciliation Period, beginning on the Closing Date) and ending within one year of the first day of such Reconciliation Period, pursuant to which it shall determine (i) the Net Cash Flow of each Class for such Reconciliation Period, (ii) whether, taking into account all transactions of the OP and the Subsidiaries during such Reconciliation Period, Net Cash Flow of any Class was expended by the OP to satisfy Expenses of any other Class (a “Reconciliation Event”) and (iii) any consequences described in paragraphs (a) through (d) below with respect to such Reconciliation Period. Additional Reconciliations shall be performed at the request of either Member up to three (3) times in any calendar year by either Member, provided that the first Reconciliation requested by a Member during any calendar year shall be performed at the cost of the Company and any additional Reconciliations performed at the request of such Member shall be performed at the cost of such requesting Member. The Company Accountant shall issue a written report of its Reconciliation within ten (10) calendar days after the later of the end of the Reconciliation Period or the date on which the Reconciliation was requested. If it is determined pursuant to such Reconciliation that a Reconciliation Event occurred, then for all purposes of this Agreement:

(a)   each Member shall be deemed to have received a Distribution on the last day of the calendar quarter during which the Reconciliation Event occurred (the “Deemed Distribution Date”) with respect to each Payor Class equal to the aggregate amount of additional Distributions such Member would have received pursuant to Section 6.03 with respect to such Payor Class during such Reconciliation Period had the OP not expended Net Cash Flow of such Payor Class to satisfy Expenses of any Payee Class during such Reconciliation Period;

(b)   if the Class B Properties is a Payee Class for such Reconciliation Period, then the CLI Member shall be considered to have advanced funds to the Company under the CLI Loan on the date of the Reconciliation Event in the amount that it would have been required to advance under the CLI Loan had there been a Shortfall, as defined in Section 4.02 hereof, equal to the OP Percentage Share of the Net Cash Flow of a Payor Class expended by the OP to satisfy Class B Property Expenses;

(c)   each Member shall be deemed to have made a Capital Contribution on the Deemed Distribution Date with respect to each Payee Class equal to the OP Percentage Share of the amount of Capital Contributions that such Member would have been called to make with respect to such Payee Class pursuant to Sections 4.02 through 4.06 during such Reconciliation Period (if the Class B Properties is a Payee Class, after the application of paragraph (b) above) had the OP not expended Net Cash Flow of a Payor Class to satisfy Expenses of such Payee Class during such Reconciliation Period; and

(d)   notwithstanding anything in this Agreement to the contrary, any Member that is deemed pursuant to paragraph (b) or (c) above to make a CLI Loan advance or a Capital Contribution during such Reconciliation Period shall pay to the other Member, within five (5) calendar days after the Company Accountant issues the report of the Reconciliation, the excess, if any, of (i) the sum of all such CLI Loan advances or Capital Contributions deemed made by such Member during such Reconciliation Period over (ii) the sum of the amount of any Distributions deemed received by such Member pursuant to paragraph (a) during such Reconciliation Period, together with interest at the CLI Loan rate calculated on such excess for the period beginning on the Deemed Distribution Date and ending on the last day of the Reconciliation Period.

An example of the application of the foregoing provisions is attached as Exhibit D attached hereto.

V.            INTERESTS IN THE COMPANY

5.01         Percentage Interests. With regard to each Member separately, the initial Percentage Interest and the Payout Percentages of each Member will be as set forth in Section 1.01 hereof (in each case, subject to adjustment as provided in this Agreement). The Percentage Interests and the Payout Percentages of the Members may be adjusted only as set forth in this Agreement.

5.02         Return of Capital. No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood and agreed that any such return shall be made solely from the assets of the Company. No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law (and for purposes of this Section 5.02, Capital Account shall be deemed to also include the Capital Account of any Member for financial or book purposes or as set forth in the Delaware Act or under common law).

5.03         Ownership. All assets of the Company shall be owned by the Company, subject to the terms and provisions of this Agreement.

5.04         Waiver of Partition; Nature of Interests in the Company. Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have:

(a)           To cause the Company, the Subsidiaries or the assets of the Company or the Subsidiaries to be partitioned;

(b)           To cause the appointment of a receiver for all or any portion of the assets of the Company or any Subsidiary;

(c)           To compel any sale of all or any portion of the assets of the Company or any Subsidiary pursuant to any applicable law; or

(d)           To file a complaint or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company or any Subsidiary.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.04, and without such waivers no Member would have entered into this Agreement. No Member shall have any interest in any specific assets of the Company (including the Property). The interests of all Members in this Company are personal property.

VI.           ALLOCATIONS AND DISTRIBUTIONS

6.01         Allocations. For each Company taxable year or portion thereof, Net Profit and Net Loss shall be allocated as follows:

(a)           Class A Property Allocations. Class A Property Net Profit and Class A Property Net Loss shall be allocated (after all allocations pursuant to Section 6.02 have been made) to the Members in accordance with the Members’ respective Class A Property Percentage Interests (adjusted as may be necessary to reflect any change in the Class A Property Percentage Interests during such taxable year or portion thereof).

(b)           Class B Property Allocations.

(i)            Class B Property Net Profit shall be allocated (after all allocations pursuant to Section 6.02 have been made) as follows:

(A)          first, to the Members, to the extent of and in proportion to the respective excess (if any), for each Member, of (i) the cumulative amount of Class B Property Net Loss previously allocated to such Member under Section 6.01(b)(ii)(E) over (ii) the cumulative amount of Class B Property Net Profit previously allocated to such Member under this Section 6.01(a)(i)(A);

(B)           second, to the Members, to the extent of and in proportion to the respective excess (if any), for each Member, of (i) the sum of (x) the cumulative amount distributed or distributable to such Member under Section 6.03(b)(ii) in accordance with the Class B Property Payout Percentage described in clause (a) of the definition thereof (other than Class B Property Return of Capital Distributions) and (y) the Class B Property Net Loss previously allocated to such Member under Section 6.01(b)(ii)(D), over (ii) the cumulative amount of Class B Property Net Profit previously allocated to such Member under this Section 6.01(b)(i)(B);

(C)           third, to the Members, to the extent of and in proportion to the respective excess (if any), for each Member, of (i) the sum of (x) the cumulative amount distributed or distributable to such Member under Section 6.03(b)(ii) in accordance with the Class B Property Payout Percentage described in clause (b) of the definition thereof and (y) the Class B Property Net Loss previously allocated to such Member under Section 6.01(b)(ii)(C), over (ii) the cumulative amount of Class B Property Net Profit previously allocated to such Member under this Section 6.01(b)(i)(C);

(D)          fourth, to the Members, to the extent of and in proportion to the respective excess (if any), for each Member, of (i) the sum of (x) the cumulative amount distributed or distributable to such Member under Section 6.03(b)(ii) in accordance with the Class B Property Payout Percentage described in clause (c) of the definition thereof and (y) the Class B Property Net Loss previously allocated to such Member under Section 6.01(b)(ii)(B), over (ii) the cumulative amount of Class B Property Net Profit previously allocated to such Member under this Section 6.01(b)(i)(D); and

(E)           fifth, to the Members, to the extent of and in proportion to the respective excess (if any), for each Member, of (i) the sum of (x) the cumulative amount distributed or distributable to such Member under Section 6.03(b)(ii) in accordance with the Class B Property Payout Percentage described in clause (d) of the definition thereof and (y) the Class B Property Net Loss previously allocated to such Member under Section 6.01(b)(ii)(A), over (ii) the cumulative amount of Class B Property Net Profit previously allocated to such Member under this Section 6.01(b)(i)(E).

(ii)           Class B Property Net Loss shall be allocated (after all allocations pursuant to Section 6.02 have been made) as follows:

(A)          first, to the Members, to the extent of and in proportion to the respective excess (if any), for each Member, of (i) the cumulative amount of Class B Property Net Profit previously allocated to such Member under Section 6.01(b)(i)(E) over (ii) the sum of (x) the cumulative amount distributed to such Member under Section 6.03(b)(ii) in accordance with the Class B Property Payout Percentage described in clause (d) of the definition thereof and (y) the cumulative amount of Class B Property Net Loss previously allocated to such Member under this Section 6.01(b)(ii)(A);

(B)           second, to the Members, to the extent of and in proportion to the respective excess (if any), for each Member, of (i) the cumulative amount of Class B Property Net Profit previously allocated to such Member under Section 6.01(b)(i)(D) over (ii) the sum of (x) the cumulative amount distributed to such Member under Section 6.03(b)(ii) in accordance with the Class B Property Payout Percentage described in clause (c) of the definition thereof and (y) the cumulative amount of Class B Property Net Loss previously allocated to such Member under this Section 6.01(b)(ii)(B);

(C)           third, to the Members, to the extent of and in proportion to the respective excess (if any), for each Member, of (i) the cumulative amount of Class B Property Net Profit previously allocated to such Member under Section 6.01(b)(i)(C) over (ii) the sum of (x) the cumulative amount distributed to such Member under Section 6.03(b)(ii) in accordance with the Class B Property Payout Percentage described in clause (b) of the definition thereof and (y) the cumulative amount of Class B Property Net Loss previously allocated to such Member under this Section 6.01(b)(ii)(C);

(D)          fourth, to the Members, to the extent of and in proportion to the respective excess (if any), for each Member, of (i) the cumulative amount of Class B Property Net Profit previously allocated to such Member under Section 6.01(b)(i)(B) over (ii) the sum of (x) the cumulative amount distributed to such Member under Section 6.03(b)(ii) in accordance with the Class B Property Payout Percentage described in clause (a) of the definition thereof and (y) the cumulative amount of Class B Property Net Loss previously allocated to such Member under this Section 6.01(b)(ii)(D); and

(E)           fifth, to the Members, in proportion to their respective Class B Property Percentage Interests.

(c)           Class C Property Allocations. Class C Property Net Profit and Class C Property Net Loss shall be allocated (after all allocations pursuant to Section 6.02 have been made) to the Members in accordance with the Members’ respective Class C Property Percentage Interests (adjusted as may be necessary to reflect any change in the Class C Property Percentage Interests during such taxable year or portion thereof).

6.02         Special Allocations and Compliance with Section 704(b). The following special allocations shall, except as otherwise expressly provided in this Agreement, be made in the following order:

(a)           Notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year of the Company, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.

(b)           Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its adjusted Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(c)           Nonrecourse Deductions for any taxable year of the Company or other period with respect to the Class A Properties, the Class B Properties or the Class C Properties shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective Class A Property Percentage Interests, Class B Property Percentage Interests or Class C Property Percentage Interests, as the case may be.

(d)           Any Member Nonrecourse Deductions for any taxable year of the Company or other period shall be allocated to the Member that made, or guaranteed or is otherwise liable with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

(e)           No allocation of Loss or Net Loss shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit.

6.03         Distributions. Except as provided in Section 6.04, and subject to Sections 6.05 and 6.10 hereof, the Company shall make distributions or payments as follows:

(a)           As soon as reasonably practical (but no less often than monthly), make distributions or payments of Class A Property Net Cash Flow (to the extent and if available) to the Members first to pay off any principal and interest on any loans the Members may have made to the Company pursuant to Section 4.05 and next in accordance with and in proportion to each Member’s Class A Property Payout Percentages, determined as of the moment each dollar of such distribution is made (as such Class A Property Payout Percentages may vary from time-to-time as each dollar of such Class A Property Net Cash Flow is distributed to the Members);

(b)           As soon as reasonably practical (but no less often than monthly), make distributions or payments of Class B Property Net Cash Flow (to the extent and if available) to the Members in the following manner and order of priority:

(i)            First, an amount of such Class B Property Net Cash Flow shall be paid to the Members in respect of all Priority Loans made by the Members until each of the Members shall have received payments of Class B Property Net Cash Flow, pursuant to this Section 6.03(b)(i), in an aggregate amount (for the current period and all previous periods) equal to a Priority Loans IRR of 12% per annum, compounded quarterly, until such all such Priority Loans shall have been repaid in full; and

(ii)           Thereafter, any remaining Class B Property Net Cash Flow shall be distributed to the Members in accordance with and in proportion to their respective Class B Property Payout Percentages, determined as of the moment each dollar of such distribution is made (as such Class B Property Payout Percentages may vary from time-to-time as each dollar of such Class B Property Net Cash Flow is distributed to the Members).

(c)           As soon as reasonably practical (but no less often than monthly), make distributions or payments of Class C Property Net Cash Flow (to the extent and if available) to the Members first to pay off any principal and interest on any loans the Members may have made to the Company pursuant to Section 4.06 in accordance with and in proportion to their respective Class C Property Payout Percentages, determined as of the moment each dollar of such distribution is made (as such Class C Property Payout Percentages may vary from time-to-time as each dollar of such Class C Property Net Cash Flow is distributed to the Members).

6.04         Distributions in Liquidation. Upon the dissolution and winding-up of the Company, the proceeds of sale and other assets of the Company distributable to the Members under Section 12.02(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members in accordance with Section 6.03. With the approval of the Managers, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding sentence may be distributed to a trust established (for the benefit of the Members) for the purposes of liquidating Company and Subsidiary assets, collecting amounts owed to the Company or any Subsidiary and paying any contingent or unforeseen liabilities or obligations of the Company and the Subsidiaries arising out of or in connection with the Company or the Subsidiaries. The assets of any trust established under this Section 6.04 will be distributed to the Members from time-to-time by the trustee of the trust upon approval of the Managers in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Members under this Agreement.

6.05         Reinvestment of Cash Flow. Notwithstanding the provisions of Section 6.03(b), at the discretion of the Executive Committee, the Company may retain Class B Property Net Cash Flow of the Company for any purpose, including, without limitation, the funding of operations of the Company, the GP, the OP and the Class B Property Subsidiaries and capital improvements on the Class B Properties, but not for the purpose of funding the Class A

Properties, the Class A Property Subsidiaries, the Class C Properties or the Class C Property Subsidiaries.

6.06         Tax Matters. The Members intend for the Company to be treated as a partnership under the Code. The Executive Committee shall make all applicable elections, determinations and other decisions under the Code, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally. The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by the Executive Committee. The Manager shall cause all federal, state and local income and other tax returns to be timely filed by the Company.

6.07         Tax Matters Partner. The CLI Member shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code (“Tax Matters Partner”) and, subject to Section 6.06, shall exercise all rights, obligations and duties of a tax matters partner under the Code. The Executive Committee may in its discretion designate any other Member as a substitute or alternative tax matters partner by written notice thereof to all Members. The Executive Committee and the CLI Member, in its capacity as Tax Matters Partner, shall oversee the Company tax affairs in the overall best interests of the Company and shall comply with the requirements of Sections 6221 through 6232 of the Code and regulations promulgated thereunder, and the Members further agree as follows:

(a)           The Tax Matters Partner shall have a continuing obligation to provide the Internal Revenue Service with sufficient information so that proper notice can be mailed to all Members as provided in Section 6223 of the Code.

(b)           The Tax Matters Partner shall keep the Members informed of all administrative and/or judicial proceedings for the adjustment of partnership items (as defined in Section 6231(a)(3) of the Code and regulations promulgated thereunder). Without limiting the generality of the foregoing sentence, (i) within fifteen (15) days of receiving any written or oral notice of the time and place of a meeting or other proceeding from the Internal Revenue Service regarding the Company (and in any event, within a reasonable time prior to such meeting or proceeding), the Tax Matters Partner shall furnish a copy of such written communication or notice or inform the Members in writing of the substance of any such oral communication, and (ii) within fifteen (15) days of receiving any other significant written or oral communication from the IRS regarding the Company, the Tax Matters Partner shall furnish a copy of such written communication or inform the Members of the substance of any such oral communication.

(c)           Neither the Executive Committee nor the Tax Matters Partner may extend or waive the statute of limitations or enter into any settlement or compromise agreement relating to any Company item of income, gain, loss, deduction or credit for any Fiscal Year without receiving the prior written consent of each Member.

(d)           The Tax Matters Partner may from time to time request that a Member provide such documents and information necessary for the Tax Matters Partner to perform its duties and obligations as Tax Matters Partner. Each Member shall reasonably cooperate with any such request by the Tax Matters Partner with respect to any such document or other information that may be in such Member’s possession.

6.08         Section 704(c). In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any Property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property. The Company shall use the “traditional method” without curative allocations.

6.09         REIT Compliance.

(a)           Notwithstanding anything herein to the contrary, the Members hereby acknowledge the status of CLI and SLG (Affiliates of, respectively, the CLI Member and the Gale/SLG Member) as REITs. The Members further agree that the Company and the Properties shall be managed in a manner so that:  (a) the Company’s gross income meets the tests provided in Section 856(c)(2) and (3) of the Code as if the Company were a REIT; (b) the Company’s assets meet the tests provided in Section 856(c)(4) of the Code as if the Company were a REIT; and (c) the Company minimizes federal, state and local income and excise taxes that may be incurred by CLI or SLG, or any of their Affiliates, including taxes under Section 857(b), 860(c) or 4981 of the Code. The Members hereby acknowledge, agree and accept that, pursuant to this Section 6.09(a), the Company may be precluded from taking, or may be required to take, an action which it would not have otherwise taken, even though the taking or the not taking of such action might otherwise be advantageous to the Company and/or to one or more of the Members (or one or more of their Affiliates). After consultation with the Members, if the Tax Matters Partner determines that a taxable REIT subsidiary (as described in Section 856(l) of the Code) (a “TRS”) should be established in order to meet the requirements of this Section 6.09(a), the Tax Matters Partner may form such TRS only if it (i) provides at least ten (10) days prior written notice thereof to CLI and SLG and (ii) prepares forms for joint elections under Section 856(l)(l)(B) of the Code (in accordance with guidance issued by the Internal Revenue Service) for both CLI and SLG and causes the TRS to execute such election forms and forward them to CLI and SLG within seven (7) days after formation of the TRS, for execution and filing by CLI and SLG if they so choose. If a TRS is formed to serve as the lessee of space that will be subleased to a party with respect to which CLI or SLG would own an interest of ten percent (10%) or more for purposes of Section 856(d)(2)(B) of the Code, then CLI Member or Gale/SLG Member, as the case may be, will bear all net costs associated with the formation and operation of such TRS (including any federal income tax liability of such TRS).

(b)           The Members acknowledge that each of SLG and CLI is a REIT and agree to formulate each Budget and Operating Plan in a manner that recognizes the status of each of SLG and CLI as a REIT and the income, asset and operating requirements of the Code which are applicable to a REIT (the “REIT Requirements”). Each Budget and Operating Plan will include leasing guidelines consistent with the REIT Requirements, and the Manager will not knowingly enter into leases in contravention of such lease guidelines and will not knowingly provide or allow the Company or any Subsidiary to provide any services to any tenant that is not required by such tenant’s lease (except, in each case, as approved by the Executive Committee).

(c)           Notwithstanding any other provision of this Agreement to the contrary, neither the Manager, the Executive Committee nor any Member will require the Company to take any material action which may, in the opinion of SLG’s or CLI’s independent auditors or legal counsel, result of the loss of either of SLG’s or CLI’s status as a REIT. Furthermore, the Manager shall use its reasonable efforts to structure its transactions to minimize any prohibited transaction tax or other taxes applicable to any Member, CLI and SLG.

VII.          MANAGEMENT

7.01         Management.

(a)           Except as otherwise expressly provided in this Agreement (including Sections 7.04 and 7.05), the business and affairs of the Company and, indirectly, the Subsidiaries, shall be controlled by the Members. The Members shall act by means of and through their authorized representatives appointed in writing pursuant to Section 7.02 hereof, who shall serve as members of an Executive Committee of the Members. Subject to Sections 7.04 and 7.05, the members of the Executive Committee shall have responsibility for supervising, directing and overseeing the activities of the Manager, establishing the policies and operating procedures of the Company, the GP, the OP and the Class B Property Subsidiaries, managing the business and affairs of the Company, the GP, the OP and the Class B Property Subsidiaries, and making all decisions as to all matters which the Company, the GP, the OP or any Class B Property Subsidiary has authority to perform, as fully as if all the Members were themselves making such decisions in lieu thereof. Subject to Sections 7.04 and 7.05, all decisions made with respect to the management and control of the Company, the GP, the OP or any Class B Property Subsidiary and approved by the Executive Committee (except for decisions which by the express terms of this Agreement require the approval of all Members or the Manager) shall be binding on the Company, the Subsidiaries and all Members. The Executive Committee may, unless otherwise determined by the Executive Committee, delegate certain administrative functions to the Manager. The Manager shall be responsible for performing, or for causing to be performed, the duties described in Section 7.03 hereof. The Executive Committee may also delegate such other of their powers, duties, responsibilities and management functions, as it may from time-to-time determine, to the Manager, or to any officer, employee or agent of any Member, the Company, the GP, the OP or any Class B Property Subsidiary. Except as otherwise expressly provided in this Agreement (including as provided in Sections 7.04 and 7.05 hereof), the Manager of the Company shall conduct the business of the Company, the GP, the OP and any Class B Property Subsidiary on a day-to-day basis except the following matters (each a “Major Decision”) may only be taken upon the affirmative vote or consent of the Executive Committee:

(i)            The making of any decision or the implementing of any decision to acquire any real property (or any interest in any real property, directly or indirectly);

(ii)           The approval of Budgets, any significant capital expenditures by the GP, the OP or the Class B Property Subsidiaries, Operating Plans and any amendments or modifications thereto;

(iii)          Subject to the terms of any Operating Plan approved by the Executive Committee, any financing (including, without limitation, acquisition, interim, permanent, development or construction financing), refinancing or securitization involving the Company, the GP, the OP and the Class B Properties or any Class B Property Subsidiary, and the execution and delivery of any documents, agreements or instruments evidencing, securing or relating to any such financing, including the terms, conditions and provisions of any guaranties and the approval of any modification, extension, renewal or any recasting of any such financing and the execution and delivery of any documents, agreements or instruments related thereto;

(iv)          Except as provided in Section 7.09 hereof and other than with regard to obsolete equipment, fixtures and personal property and other equipment, fixtures and personal property removed or replaced in connection with ordinary repairs and maintenance, any sale, transfer or other disposition of all or any portion of the Class B Properties, the Company’s interest in any Class B Property Subsidiary or any property of the Company, the GP, the OP or any Class B Property Subsidiary, or any merger, consolidation or other business combination transaction involving the Company, the GP, the OP or any Class B Property Subsidiary;

(v)           The establishment of working capital and any other cash reserves, determination of the amount of available Class B Property Net Cash Flow and making of distributions to Members;

(vi)          Except as provided in Section 4.10(d), the making of any request that the Members make any Additional Class B Property Capital Contribution to the Company;

(vii)         The entering into or consummation of any transaction or arrangement with any Member or any Related Persons of any Member, or any other transaction involving an actual or potential conflict of interest, other than the Management Agreement and as expressly provided for in this Agreement;

(viii)        The institution of any legal proceedings in the name of the Company, the GP, the OP or any Class B Property Subsidiary, settlement of any legal proceedings against the Company, the GP, the OP or any Class B Property Subsidiary, and confession of any judgment against the Company, the GP, the OP, any Class B Property Subsidiary, or the property of the Company (other than the Class A Properties and the Class C Properties), the GP, the OP or any Class B Property Subsidiary other than as contemplated or provided for in the Operating Plan, provided that Executive Committee approval shall not be required for (A) the institution or settlement of any eviction or similar proceedings or any other lease enforcement proceedings or (B) the institution or settlement of any legal proceedings, or the confession of any judgment, where the amounts in dispute or to be settled or confessed shall not exceed $200,000 and, with respect to any settlement or confession of judgment, the Company or the relevant Subsidiary shall have sufficient funds to pay such settlement or judgment and continue to pay ordinary course Class B Property Expenses without seeking Additional Class B Property Capital Contributions from the Members;

(ix)           Any change in the Company Accountant or the selection of any other auditor or independent accounting firm for the Company, the GP, the OP or any Class B Property Subsidiary or the making of any decision to change any other auditor or independent accounting firm of the Company, the GP, the OP or any Class B Property Subsidiary;

(x)            The making of any decision and the implementing of any decision to form a subsidiary of the Company or to assign, transfer or convey all or any portion of the Class B Properties to such subsidiary, and any decision to capitalize such subsidiary with equity or loans, and the execution and delivery of any documents, agreements or instruments implementing, evidencing or relating to any such decision or action (including any organizational documents relating to such subsidiary);

(xi)           The making of any decision to develop, redevelop, rehabilitate or construct any material improvements upon any of the Class B Properties (or any material variation of any decision previously approved by the Executive Committee), the implementation of any such decision, the execution and delivery of any material documents, agreements or instruments, implementing, evidencing or relating to any such decision or action, including the entering into, amendment, modification, extension or termination of any construction contracts, development agreements or any construction management or development management agreement (or any documents or agreements relating to the financing of any of the foregoing) with regard to the Company, the GP, the OP or any Class B Property Subsidiary, or the Class B Properties, and determining the amount of any construction, development or any construction or development management fees and the parties to share in such fees, and, subject to the provisions of Section 7.01(a)(vii), the expending of any funds in connection with any such activity, unless in each case, the same has been previously approved in writing by the Executive Committee or is provided for or contemplated in a Budget and, to the extent applicable, provided for in the Operating Plan;

(xii)          The approval of the initial and any subsequent plans and specifications with regard to the development, redevelopment, rehabilitation, or construction of any material improvements with regard to the Class B Properties and the approval of or consent to any material modification or variation thereof (including any material change orders), unless the same has been previously approved in writing by the Executive Committee or is provided for or contemplated in a Budget and, to the extent applicable, provided for in the Operating Plan (or to the extent such approval rights are waived or modified in connection therewith);

(xiii)         The making of any expenditure or the incurrence of any obligation by or on behalf of the Company, the GP, the OP or any Class B Property Subsidiary that varies materially from the Budget and Operating Plan, the entering into of any agreement not provided for or contemplated in the Budget and Operating Plan or the amendment or modification of any agreement which would cause a material variance from the Budget and Operating Plan or which would cause such agreement to not comply with the provision of the Budget and Operating Plan (for purposes of this Section 7.01(a)(xiii), such a material variance shall be (A) expenditures or obligations involving an amount that is in excess of any individual major line item expenditure amount (year-to-date) set forth in the Budget and Operating Plan for the applicable fiscal year by more than 5% of such individual major line item expenditure amount, or (B) expenditures or obligations involving the incurrence of an expenditure or obligation for the Company, the GP, the OP or any Class B Property Subsidiary or the Class B Properties or for any transaction or any series of related transactions when taken with all prior expenditures or obligations during the particular fiscal year related thereto exceeds the maximum expenditure amount provided in the current Budget and Operating Plan for such particular transaction or series of transactions for such fiscal year by 5% of such maximum expenditure amount for such fiscal year;

(xiv)        The entering into of any agreement that is not terminable (without penalty) by the Company, the GP, the OP or the applicable Class B Property Subsidiary on thirty (30) calendar days or less written notice to the other parties, unless the same has been approved in writing by the Executive Committee or is provided for or contemplated in a Budget and provided for in the Operating Plan (or to the extent such approval rights are waived or modified in connection therewith);

(xv)         Any lease of any portion of the Class B Properties or any improvements existing or constructed thereon, or any amendment or modification thereto, which is either (A) greater than 10,000 square feet per building or (B) not in accordance with lease guidelines for the Class B Properties included in the Operating Plan (regardless of the amount of square feet), or any extension, termination or buyout thereof (other than extensions, terminations or buyouts of leases within the policies established in the Operating Plan). The Manager shall submit a request for approval to the Executive Committee of the terms of any such lease being proposed (“Lease Proposal”), which Lease Proposal shall include (i) a summary of the material lease terms; (ii) a copy of the proposed form of lease and (iii) a budget for all costs required to be paid by the Company in connection with such lease including, without limitation, leasing commissions, tenant improvement costs, tenant concessions, projected legal fees and expenses and all other projected out-of-pocket costs. If the Executive Committee fails to respond to any such Lease Proposal within ten Business Days of its receipt of a written request for the approval thereof, the Manager shall submit a second Lease Proposal (which second Lease Proposal shall specify changes to the proposed leasing transaction, if any, since the initial Lease Proposal) to the Executive Committee for its approval. If the Executive Committee fails to respond to the second Lease Proposal (y) within three (3) Business Days if there were no changes from the first Lease Proposal to the second Lease Proposal and (z) six (6) Business Days if there were changes from the first Lease Proposal to the second Lease Proposal, such second Lease Proposal shall be deemed to be approved by the Executive Committee. If after a Lease Proposal is approved or deemed approved in accordance with this paragraph, there are any material changes negotiated to the lease form included in the Lease Approval, the Manager shall submit a request for approval to the Executive Committee of the revised lease form (“Final Lease Proposal”), which Final Lease Proposal shall include a copy of the proposed form of lease marked to show the changes from the previously approved lease. If the Executive Committee fails to respond to any such Final Lease Proposal within five (5) Business Days of its receipt of a written request for the approval thereof, the Manager shall submit a second Final Lease Proposal to the Executive Committee for its approval. If the Executive Committee fails to respond to the second Final Lease Proposal within three (3) Business Days, such second Final Lease Proposal shall be deemed to be approved by the Executive Committee. Any approval, or deemed approval, of a Lease Proposal(or, if applicable, a Final Lease Proposal) shall also be deemed to be the Executive Committee’s approval of a request that Members make an Additional Class B Property Capital Contribution in the amount of the budget set forth in the Lease Proposal (or, if applicable, the Final Lease Proposal);

(xvi)        The approval of a standard lease form to be utilized with regard to the Class B Properties, any material changes to such standard lease form and the entering into, consummation of or approval of the terms of any lease which materially varies from such standard lease form (or any modification which causes such lease to materially vary from such standard lease form), unless the same has been approved in writing by the Executive Committee (or to the extent such approval rights are waived or modified in connection therewith or in connection with the applicable lease guidelines included in the Operating Plan);

(xvii)       The entering into, amendment, modification, extension or termination of any asset or property management or leasing agreement with regard to the Company, any Class B Property Subsidiary or the Class B Properties or the property of any Class B Property Subsidiary, unless the same has been approved in writing by the Executive Committee or is provided for or contemplated in a Budget and provided for in the Operating Plan (or to the extent such approval rights are waived or modified in connection therewith);

(xviii)      The selection of environmental consultants and the adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials (other than as provided for in the Operating Plan);

(xix)         The possession of any assets of the Company, the GP, the OP or any Class B Property Subsidiary (including any portion of the Class B Properties) for other than Company purposes;

(xx)          Any issuance or sale by the Company, the GP, the OP or any Class B Property Subsidiary of any debt or equity securities or of additional ownership interests in the Company, the GP, the OP or any Class B Property Subsidiary, any monetization transaction or activities and any valuation of assets or pricing of securities related to the foregoing;

(xxi)         The filing of any voluntary petition in bankruptcy on behalf of the Company, the GP, the OP or any Class B Property Subsidiary, the consenting to the filing of any involuntary petition in bankruptcy against the Company, the GP, the OP or any Class B Property Subsidiary, the filing of any petition seeking, or the consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, on behalf of the Company, the GP, the OP or any Class B Property Subsidiary, the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for the Company, the GP, the OP or any Class B Property Subsidiary or the Class B Properties, the making of any assignment for the benefit of creditors on behalf of the Company or any Class B Property Subsidiary, the admission in writing of the Company’s, the GP’s, the OP’s or any Class B Property Subsidiary’s inability to pay its debts generally as they become due, or the taking of any action by the Company, the GP, the OP or any Class B Property Subsidiary in furtherance of any such action;

(xxii)        The engagement of any sales or placement agent or broker for the disposition, financing or refinancing of the Company, the GP, the OP, the Class B Properties or any Class B Property Subsidiary other than in accordance with Section 7.04(d) hereof, to the extent applicable;

(xxiii)       Determining the amount of overhead and other reimbursements or any compensation payable to any Member or any of its Related Persons pursuant to the terms hereof or any separate agreement between the Company, the GP, the OP or any Class B Property Subsidiary and a Member or any of its Related Persons, and determining the amount of compensation, benefits or other remunerations payable to any employees of the Company, the GP, the OP or any Class B Property Subsidiary;

(xxiv)       Determining the types of and amounts of insurance coverage on the Class B Properties, and the deductibles and underwriters with regard thereto, other than as provided for in the Operating Plan;

(xxv)        Obligating the Company, the GP, the OP or any Class B Property Subsidiary as a surety, guarantor, indemnitor or accommodating party to any obligation;

(xxvi)       Lending funds belonging to the Company, the GP, the OP or any Class B Property Subsidiary to any third Person or extending to any Person credit on behalf of the Company, the GP, the OP or any Class B Property Subsidiary other than in the Ordinary Course;

(xxvii)      The adoption or amendment, or permitting the Company, the GP, the OP or any Class B Property Subsidiary, to adopt or amend, any plan, program, arrangement, fund, policy, practice, agreement or contract and any medical, dental and health insurance plans, workers compensation, severance pay plans, savings plans, pension plans and retirement plans through or under which the Company, the GP, the OP or any Class B Property Subsidiary provides benefits, compensation or assurances with respect to employment to or on behalf of one or more employees or former employees of the Company, the GP, the OP or any Class B Property Subsidiary;

(xxviii)     Any material amendment, modification, extension or termination of any agreement or other arrangement which itself would have been a Major Decision at the time such agreement or arrangement was entered into, other than as included in or contemplated under any current Budget and Operating Plan;

(xxix)       The admission of any Person as a Member (other than the admission of any transferee in connection with any Interest Transfer by one Member which (a) pursuant to the express terms of this Agreement, does not require the consent of the other Member, or (b) has already been consented to, or deemed consented to, by the other Member);

(xxx)        In the case of an election by a Member under Section 7.11 to cause an in-kind distribution to be made by the OP, whether the in-kind distribution takes the form described in clause (i) or clause (ii) of Section 7.11.

(xxxi)       Any amendment, modification or waiver of the terms of this Agreement;

(xxxii)      With regard to the GP, the OP or any Class B Property Subsidiary, the making of any decision, taking any action or providing any consent or approval with regard to any matter which if made or taken by the Company would have been a Major Decision as set forth in this Agreement or which requires the consent or approval of the limited partners of the OP or the shareholders, board of directors, executive committee, managing members, general partners or similar management body of any other Person in which the Company, the GP, the OP or such Class B Property Subsidiary holds an equity interest; and

(xxxiii)     The approval, determination or any other action expressly reserved to the Executive Committee under this Agreement, including, without limitation, any material modification, amendment, or renewal of any matter previously requiring the approval of the Executive Committee.

(b)           Other than as set forth above and subject to the terms and limitations of this Agreement and the limitations imposed by law, the Manager (acting on behalf of the Executive Committee) shall have all of the same powers as a general partner of a general partnership under the laws of the State of Delaware, including without limitation, the power and authority to: (i) acquire, hold, improve, operate, sell, transfer, assign, convey, exchange, lease, sublease, mortgage or otherwise dispose of or deal with all or any part of the Class B Properties, (ii) in furtherance of the Company’s, the GP’s, the OP’s or any Class B Property Subsidiary’s purposes and business, borrow money, whether on a secured or unsecured basis, refinance, recast, modify, amend, extend, compromise or otherwise deal with any such loan, and in connection therewith, issue evidences of such indebtedness and secure the same by mortgages, deeds of trust, security agreements or other similar documents affecting the assets of the Company, (iii) authorize other persons to execute and deliver such documents on behalf of the Company, the GP, the OP or any Class B Property Subsidiary as the Executive Committee may deem necessary or desirable for the Company’s, the GP’s, the OP’s or any Class B Property Subsidiary’s business, including without limitation, guarantees and indemnities; (iv) perform, or cause to be performed, all of the Company’s, the GP’s, the OP’s or any Class B Property Subsidiary’s obligations under any agreement to which the Company, the GP, the OP or any Class B Property Subsidiary is a party; (v) enter into contracts on behalf of the Company, the GP, the OP or any Class B Property Subsidiary and make expenditures as are required to operate and manage the Company, the GP, the OP the Class B Property Subsidiaries and the Class B Properties; and (vi) do any act which is necessary or desirable to carry out any of the purposes of the Company, the GP, the OP or any Class B Property Subsidiary.

(c)           The Executive Committee may, on behalf of the Company, the GP, the OP or any Class B Property Subsidiary, employ, engage or retain any Persons (including any Related Persons of any Member) to act as property or asset managers, leasing agents, developers, brokers, accountants, attorneys, engineers or in such other capacities as the Executive Committee may determine are necessary or desirable in connection with the Company’s, the GP’s, the OP’s or any Class B Property Subsidiary’s business, and the Manager and the members of the Executive Committee shall be entitled to rely in good faith upon the recommendations, reports and advice given them by any such Persons in the course of their professional engagement.

(d)           Except as otherwise set forth in Sections 7.04 and 7.05, no Member, other than the Manager, shall have any right or power to participate in or have any control over the Company’s, the GP’s, the OP’s or any Class B Property Subsidiary’s business, affairs or operations or to act for or to bind the Company or any Class B Property Subsidiary in any matter whatsoever and no Member other than the Manager shall be required or permitted to consent to, acquiesce in, vote on or approve any action or act taken or decision made by the Manager or the Executive Committee, except as otherwise expressly provided in this Agreement and except with regard to such Member’s right to appoint one or more members of the Executive Committee, if any.

(e)           To the extent the Company shall obtain and maintain insurance on the Class B Properties that is not separate and distinct from any insurance policy maintained by any Member or their Affiliates, then the allocated premiums payable for such insurance by the Company shall be agreed upon by the Executive Committee and the Company shall not pay any amounts for such insurance in excess of such agreed upon amounts.

(f)            None of the CLI Member, the Gale/SLG Member and the Manager shall take any action or cause the GP to take any action with respect to a Class B Property if such action is in violation of any of the obligations of the OP and the GP pursuant to the Contribution and Subscription Agreements or which would give rise to any claim of damages by the parties protected thereunder.

7.02         Members of the Executive Committee.

(a)           The Executive Committee initially shall be comprised of six (6) members, three (3) of whom shall be appointed by the CLI Member and three (3) of whom shall be appointed by the Gale/SLG Member. In connection with the determination of any and all matters presented to the Executive Committee for action, the Members agree and acknowledge that each member of the Executive Committee will be acting as the representative of the Member that appointed such member of the Executive Committee. Therefore, each member of the Executive Committee may act, and to the fullest extent permitted by law, will be protected from acting, at the discretion and control of, or in the manner that the member of the Executive Committee believes is in the best interest of, the Member that appointed such member of the Executive Committee, without regard to the interest of any other Member, the Company or any Subsidiary, and each Member therefore waives, to the fullest extent permitted by law, any claim or cause of action against the Manager or any member of the Executive Committee for any breach of any fiduciary duty, duty of care or any other duty, breach of the Delaware Act, or breach of any duty created by special circumstances, with regard to or arising as a result of this

Agreement, the Company or any Subsidiary; provided, however, the foregoing will not limit any Member’s obligation under or liability for breach of the express terms and provisions of this Agreement. Each Member may, by written notice to the others, remove any member of the Executive Committee appointed by such Member and appoint a substitute therefor; provided, however, that any new member appointed to the Executive Committee by any Member must either be a partner, member, officer, director or employee of such Member or of an Affiliate of such Member or, if not, be approved by the Executive Committee members appointed by the other Member, such approval not to be unreasonably withheld or delayed. Any appointing Member may, by written instrument and by delivering written notice to the Executive Committee members of the other Member, delegate any or all of the duties of one or more of its representatives on the Executive Committee to (x) another of its representatives on the Executive Committee or to an alternate member or (y) any other representative on the Executive Committee of any other Member or any employee of such Member or any of its Affiliates (and such delegate shall also be an agent of and operate at the sole discretion of the appointing Member), and any decisions or actions taken by such delegate shall be fully binding upon the Company and the Members as if taken by the member of the Executive Committee for whom such delegate was acting. One Person may not represent more than one Member on the Executive Committee.

(b)           The initial members of the Executive Committee appointed by the CLI Member are Mitchell Hersh, Michael Grossman and Mark Yeager. The initial members of the Executive Committee appointed by the Gale/SLG Member are Marc Holliday, Andrew Mathias and Andrew S. Levine.

(c)           The number of members of the Executive Committee may be increased or decreased from time-to-time by the Executive Committee, so long as half of the members of the Executive Committee shall represent and shall have been appointed by the CLI Member and half of the members of the Executive Committee shall represent and shall have been appointed by the Gale/SLG Member.

(d)           A majority (in number) of the members of the Executive Committee shall constitute a quorum for the transaction of business at any meeting of the Executive Committee, provided that if less than a majority of such number of members of the Executive Committee are present at said meeting, a majority of the members of the Executive Committee present at such meeting may act solely to adjourn the meeting without further notice. The act or affirmative vote of a majority (in number) of the members of the Executive Committee present at a meeting at which a quorum is present shall be the act of the Executive Committee, unless the act of a greater number is required by this Agreement; provided at least two-thirds of the members of the Executive Committee appointed by the CLI Member and at least two-thirds of the members of the Executive Committee appointed by the Gale/SLG Member shall have consented to such action.

(e)           Any action required to be taken at a meeting of the Executive Committee or any other action which may be taken at a meeting of the Executive Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the number of members of the Executive Committee required to approve such action at a properly called and constituted meeting of the Executive Committee at which all of the members of the Executive Committee were present and voting. Any such consent signed by the number of the members of the Executive Committee indicated above in the immediately preceding sentence shall be a valid and proper act of the Executive Committee at a properly called and constituted meeting of the Executive Committee at which all of the members of the Executive Committee were present and voting.

(f)            The members of the Executive Committee may participate in and act at meetings of the Executive Committee through the use of a conference telephone or other communications equipment or system by means of which all persons participating in the meeting can hear each other (“Electronic Participation”). Participation in such meeting shall constitute attendance in person at the meeting of the person or persons so participating.

(g)           Regular meetings of the Executive Committee shall be held at such times and places as shall be designated from time-to-time by resolution of the Executive Committee, provided the Executive Committee shall meet no less frequently than quarterly and provided such regular meetings of the Executive Committee shall be as often as necessary or desirable to carry out its management functions.

(h)           Special meetings of the Executive Committee may be called by or at the request of the Manager for any reasonable purpose. Special meetings of the Executive Committee shall be held at a location mutually agreed to by the members of the Executive Committee, and should they fail to agree, at the office of the Manager, as specified in the notice regarding such special meeting.

(i)            Notice of any meeting of the Executive Committee shall be given no fewer than five (5) Business Days and no more than twenty (20) Business Days prior to the date of the meeting (unless such notice is waived in writing). Notice of any meeting of the Executive Committee shall specify the date, time and place of the proposed meeting and the agenda for the meeting. Notice shall be delivered in the manner set forth in Section 14.03 hereof. The attendance (whether in person or by Electronic Participation) of a member of the Executive Committee at a meeting of the Executive Committee (as reflected in the minutes of the meeting) shall constitute a waiver of notice of such meeting, except where a member of the Executive Committee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened.

(j)            The Executive Committee may, by resolution, designate one or more individuals as officers, employees or agents of the Company, the GP, the OP or any Class B Property Subsidiary. No officer, employee or agent need be a Member of the Company or a Class B Property Subsidiary. Each officer, employee or agent shall have the authority and shall perform the duties as designated by the Executive Committee from time-to-time. Any officer, employee or agent appointed by the Executive Committee may be removed by the Executive Committee, with or without cause, whenever, in their judgment, the interest of the Company, the GP, the OP or any Class B Property Subsidiary would be served.

(k)           A written record of all meetings of the Executive Committee and all decisions made by it shall be made by the Manager, as Secretary of the Executive Committee, or such other member of the Executive Committee or officer appointed by the Executive Committee, and kept in the records of the Company and shall be initialed, signed or confirmed by electronic means from a verifiable, identifiable source by at least one member of the Executive Committee appointed by the CLI Member and at least one member of the Executive Committee appointed by the Gale/SLG Member. The approval of any Budget and Operating Plan will be evidenced by the signing or initialing of a copy of the approved version by at least the members required of the Executive Committee as set forth in Section 7.02(d). Minutes and/or resolutions of the Executive Committee when initialed or signed as indicated above shall be binding and conclusive evidence of the decisions reflected therein and any authorizations granted thereby.

(l)            Except as otherwise determined by the Executive Committee, no member thereof shall be entitled to receive any salary or other remuneration or expense reimbursement from the Company, the GP, the OP or any Class B Property Subsidiary for his services as a member of the Executive Committee.

7.03         Manager.

(a)           The Executive Committee may designate one of the Members to act as the Manager of the Company to implement the decisions of the Executive Committee. Subject to the provisions of Section 7.01, 7.04, 7.05 and the other provisions of this Agreement, the Manager shall (i) conduct the business of the Company, the GP, the OP and any Class B Property Subsidiary on a day-to-day basis, (ii) perform the duties assigned to it hereunder and (iii) carry out all decisions and resolutions of the Executive Committee, in each case in accordance with the standard of care required of prudent and experienced third-party asset or property managers, as the case may be, performing similar functions, in accordance with customary industry standards and in accordance with the current Budget and Operating Plan and such other guidelines as shall be adopted by the Executive Committee. Except as set forth below (including as set forth in Section 7.08 hereof) or in any separate written agreement approved in writing by the Executive Committee, the Manager shall not be entitled to receive any fees or other compensation in respect of its activities as the Manager, and will not receive reimbursement for compensation payable to any of its employees or other direct or indirect overhead which may be attributable to the performance of its duties as the Manager. The Manager shall, however, receive reimbursement for all out-of-pocket costs and expenses incurred by it for third-party accountants and auditors engaged to perform year-end audits and prepare year-end audited financial statements and tax returns and reports, to the extent such out-of-pocket costs and expenses are provided for or contemplated in the current Budget, and to the extent applicable, provided for in the Operating Plan. The initial Manager shall be the CLI Member, which shall remain the Manager until changed by unanimous action of all of the members of the Executive Committee or unless the CLI Member is terminated as the Manager pursuant to Section 7.03(f) hereof. The CLI Member, as the initial Manager, shall not resign as Manager until a successor Manager shall have been appointed by the Executive Committee, so long as none of the Company or any of the Class B Subsidiaries is in default under the relevant Management Agreement. In the event that the CLI Member or any other Person should retire or resign (with the consent of the other Member) or be removed as the Manager, the Executive Committee may (but shall be under no obligation to) appoint a replacement thereof (including any third-party acceptable to the Executive Committee and at such rates of compensation as determined appropriate by the Executive Committee).

(b)           Except as otherwise expressly provided in this Agreement, the Manager, on behalf of the Company, the GP, the OP and each Class B Property Subsidiary, shall be authorized, without any further consent or approval of the Members or the Executive Committee, to (i) enter into contracts, leases and otherwise act on behalf of the Company, the GP, the OP and each Class B Property Subsidiary, to the extent the same is provided for or contemplated in the current Budget and, to the extent applicable, provided for in the Operating Plan, or (ii) make expenditures as are required to implement such Budget and to perform (or cause the Company to perform) the obligations, and to enforce (or cause the Company to enforce) the rights, of the Company under the contracts, leases and other agreements entered into in accordance with this Agreement, but in each case only to the extent that any such expenditures and amounts required to be paid by the Company, the GP, the OP or any Class B Property Subsidiary, including expenditures and amounts required to be paid by the Company, the GP, the OP or any Class B Property Subsidiary under any such contracts, leases or other instruments and documents, are not in excess of the limitations provided for in Section 7.01(a)(vii) unless such excess has been approved in writing by the Executive Committee or is attributable to Class B Property Uncontrollable Expenses; provided, however, with regard to any excess attributable to Class B Property Uncontrollable Expenses, to the extent reasonably practical, prior to expending such excess, the Manager shall provide the Executive Committee with written notice of its intention to expend such funds, together with the Manager’s best estimate of the amount of such excess, prior to the expending of such funds, and in the event such prior written notice is not practical, the Manager shall thereafter give the other Manager prompt written notice of the expenditure of any such excess amount. To the extent any Major Decision has been approved in writing by the Executive Committee or is provided for or contemplated in the Budget and, to the extent applicable, provided for in the Operating Plan (or to the extent such approval rights are waived or modified in connection therewith), except as otherwise expressly provided for in this Agreement, the Manager shall be authorized, without any further consent or approval of the Executive Committee, to act in accordance therewith.

(c)           Notwithstanding the foregoing, the Manager shall have no power or authority to authorize or approve any Major Decision or to take any material action or make any material decision with regard thereto, unless the same has been approved in writing by the Executive Committee, and provided for or contemplated in the Budget and, to the extent applicable, provided for in the Operating Plan, unless (in the best commercially reasonable judgment of the Manager) the failure to take any such action (i) would result in a material default pursuant to any material contract or agreement to which the Company, the GP, the OP or any Class B Property Subsidiary is a party or (ii) would result in a material risk of loss of life or serious bodily injury to any Person (in which case, the Manager is authorized, without any further consent or approval of the Executive Committee, to the extent reasonably necessary in accordance therewith; provided, however, such authorization shall not be applicable if the Manager has sufficient time to notify the Executive Committee of such circumstances prior to the taking of such action. In addition, if at the beginning of any calendar year the Budget and Operating Plan, or any item or portion thereof, shall not have been approved in writing by the Executive Committee, then:

(i)            Any items or portions of such Budget and Operating Plan and amounts of expenses provided therein which have been so approved shall become operative immediately and the Manager shall be entitled to expend funds in accordance with those operative portions;

(ii)           The Manager shall be entitled to expend, in connection with Class B Property Uncontrollable Expenses, an amount equal to the actual Class B Property Uncontrollable Expenses incurred by the Company, the GP, the OP or any Class B Property Subsidiary and the Manager shall notify the Executive Committee as promptly as practicable after making such Class B Property Uncontrollable Expenses; and

(iii)          The Manager shall be entitled to expend, in respect of other noncapital, recurring expenses in any fiscal quarter of the then-current calendar year, an amount equal to the lesser of actual expenses incurred by the Company, the GP, the OP or any Class B Property Subsidiary or the budgeted amount for the corresponding fiscal quarter of the immediately preceding calendar year plus, so long as the Company does not seek any Additional Class B Property Capital Contributions, three percent (3%), as set forth on the immediately preceding calendar year Budget and Operating Plan, after giving effect to any dispositions or other material changes to the Class B Properties during the prior or current year (and the Manager shall notify the Executive Committee as promptly as practicable after making such excess expense); provided, however, that if any contract approved by the Executive Committee provides for an automatic increase in costs thereunder after the beginning of the then current calendar year, then the Manager shall be entitled to expend the amount of such increase.

(d)           In addition to and without limiting any other duties set forth in this Agreement, the Manager, subject to Sections 7.04 and 7.05, shall:

(i)            Promptly take all proper and necessary actions reasonably required to fully advise and apprise the Executive Committee with regard to all material matters relating to the business of the Company, the GP, the OP, the Class B Property Subsidiaries and the Class B Properties and for which the Manager has knowledge;

(ii)           Oversee the operations and management on a day-to-day basis of the Class B Properties in accordance with the Budget and Operating Plan (including property management, leasing, consulting, development, disposition and tenant services and management of both capital improvements and tenant improvements);

(iii)          Pay in a timely manner all non-disputed operating expenses of the Company, the GP, the OP and each Class B Property Subsidiary in accordance with the terms of the Budget and Operating Plan or as otherwise provided herein;

(iv)          Obtain and maintain insurance coverage on the Class B Properties as required and approved by the Executive Committee, and pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, use and occupancy of the Class B Properties;

(v)           Deliver to the Executive Committee promptly upon the receipt or sending thereof, copies of any material correspondence with any municipality and all notices, reports and communications between the Company, the GP, the OP or any Class

B Property Subsidiary and any landlord or tenant under any lease or any lender under any mortgage loan or any holder of a mortgage affecting all or any portion of the Class B Properties which relates to any existing or pending default thereunder or to any financial or operational information required by such Person;

(vi)          With regard to any disposition of any Class B Property previously approved by the Executive Committee in accordance with the terms of this Agreement, prepare and deliver to all the members of the Executive Committee, at the expense of the Company, monthly updates and monthly status reports to advise and apprise the members of the Executive Committee of the status of such disposition (“Status Reports”). Such Status Reports shall include such additional information as shall be reasonably requested by the Executive Committee and shall be delivered to the members of the Executive Committee as soon as reasonably practicable after the end of such monthly period;

(vii)         Maintain, or cause to be maintained, the books and records provided for in Article IX and promptly deliver to the Executive Committee the reports, financial statements and other information provided for in Article IX hereof;

(viii)        Unless otherwise required by applicable loan agreements, deposit all receipts from the operations of the Class B Properties into an account established and maintained by the Manager in the name of the Company, the GP, the OP or the applicable Class B Property Subsidiary and shall not commingle those receipts with any other funds or accounts of the Manager or any other Person;

(ix)           If the Manager subcontracts with, or delegates to, third parties or any of its Related Persons for the performance of any of the services to be performed by the Manager, supervise and oversee the performance of the services performed by such third parties or Related Persons (in the event of any such subcontract, references in this Agreement to actions taken or to be taken by the Manager shall include actions taken or to be taken by such subcontractors); and

Advising the Executive Committee with regard to the amount and timing of any Class B Property Capital Contribution which may be required by the Company or necessary to the operations of the Company and each Class B Property Subsidiary.

(e)           Notwithstanding anything to the contrary contained in this Agreement, the Manager shall not be obligated to make any expenditures or advance any funds on behalf of the Company, the GP, the OP or any Class B Property Subsidiary, except from the accounts of funds of the Company, the GP, the OP or the applicable Class B Property Subsidiary, nor shall the Manager be obligated to perform its duties and obligations hereunder if the Company, the GP, the OP or Class B Property Subsidiary funds are not available in amounts required to perform such duties and obligations.

(f)            In the event the Company (or any Subsidiary) has the right to terminate any management, leasing, development, construction, development or construction management or other agreement with the CLI Member or any of its Related Persons (including the Management Agreement) pursuant to the terms of this Agreement, the Management Agreement or pursuant to the terms of any other management, leasing, construction, development, development or construction management or other agreement with the CLI Member or any of its Related Persons (and the Company or any such Subsidiary are not otherwise in breach or default under any such agreement), then, notwithstanding any other provision of this Agreement to the contrary (including any other provisions of this Article VII), the exercise of any such right upon the occurrence of the event or circumstance giving rise thereto, including the giving of any notice with regard thereto (on behalf of the Company or any Subsidiary) shall be controlled by the Gale/SLG Member (subject to any applicable grace and cure period). In addition, if an event or circumstance occurs giving rise to the Company (or any Subsidiary) having the right to terminate any management, leasing, construction, development, construction or development management or other agreement with the CLI Member or any of its Related Persons (including the Management Agreement) pursuant to the terms of this Agreement, the Management Agreement or pursuant to the terms of any other management, leasing, construction, development, construction or development management or other agreement with the CLI Member or any of its Related Persons, provided any required notice is given in accordance therewith and subject to any applicable grace and cure period (regardless of whether such right of termination is exercised), notwithstanding any other provision of this Agreement to the contrary (including any other provision of this Article VII), then in such event the Gale/SLG Member (on behalf of the Company and the Subsidiaries) shall also have the absolute right, power and authority at any time thereafter, upon thirty (30) days prior written notice, to terminate any such management, leasing, construction, development, construction or development management agreement or other agreement with the CLI Member or its Related Persons (including, if applicable, the Management Agreement), and, if necessary pursuant to a termination of the Management Agreement (as determined by the Gale/SLG Member), to appoint a successor Manager (including, any third party acceptable to the Gale/SLG Member) at such rates of compensation as determined appropriate by the Gale/SLG Member.

(g)           Notwithstanding any other provision of this Agreement to the contrary, the Manager, as such, shall have no authority to act on behalf of the Company with respect to the Class A Properties or the Class C Properties unless otherwise specifically directed by the Executive Committee.

(h)           The Members agree that the Manager may cause each Class A Property Subsidiary and each Class B Property Subsidiary to appoint a non-Member manager designated by Manager and hire or retain one or more Persons to implement at such Class A Property Subsidiary and Class B Property Subsidiary, as the case may be, the duties, responsibilities and actions of the Manager hereunder. The Members will cause the GP to cause the OP to implement the duties, responsibilities and actions of the Manager hereunder and to implement the transactions hereunder.

7.04         Management of the Class A Properties. Notwithstanding any other provision of this Agreement to the contrary, the CLI Member shall have the sole, complete and absolute authority and discretion to authorize and approve all matters pertaining to the Class A Properties (including any disposition thereof) and to control, conduct and manage the business and affairs of the Company, and to cause the GP to control, conduct and manage the business and affairs of the OP, with respect to (i) the Class A Properties and (ii) the Class A Subsidiaries. The CLI Member shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware. In connection with the foregoing, the CLI Member is hereby authorized and empowered to act through its officers and employees and other persons designated by the CLI Member in carrying out any and all of its powers and authorities to any of its officers and employees and to any other person designated by the CLI Member. Notwithstanding the foregoing, the CLI Member shall not take any action or cause the GP to take any action with respect to a Class A Property if such action is in violation of any of the obligations of the OP and the GP pursuant to the Contribution and Subscription Agreements or which would give rise to any claim of damages by the parties protected thereunder.

7.05         Management of the Class C Properties. Notwithstanding any other provision of this Agreement to the contrary, the Gale/SLG Member shall have the sole, complete and absolute authority and discretion to authorize and approve all matters pertaining to the Class C Properties (including any disposition thereof) and to control, conduct and manage the business and affairs of the Company, and to cause the GP to control, conduct and manage the business and affairs of the OP, with respect to (i) the Class C Properties and (ii) the Class C Subsidiaries. The Gale/SLG Member shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware. In connection with the foregoing, the Gale/SLG Member is hereby authorized and empowered to act through its officers and employees and other persons designated by the Gale/SLG Member in carrying out any and all of its powers and authorities to any of its officers and employees and to any other person designated by the Gale/SLG Member. Notwithstanding the foregoing, the Gale/SLG Member shall not take any action or cause the GP to take any action with respect to a Class C Property if such action is in violation of any of the obligations of the OP and the GP pursuant to the Contribution and Subscription Agreements or which would give rise to any claim of damages by the parties protected thereunder.

7.06         Services and Fees; Affiliate Transactions.

(a)           The Company will cause the Owners of the Class B Properties to enter into (i) property management agreements with the CLI Member or one of its Affiliates, providing for property management fees of 3.0%, (ii) leasing agreements with the CLI Member or one of its Affiliates, providing for leasing commissions of 5.0% of fixed base minimum rent, with an additional 1.5% override if a third-party broker is involved, and (iii) from time to time as required, construction management agreements with the CLI Member or one of its Affiliates, providing for construction management fees of 4.0%, all substantially in the forms attached hereto as Exhibit C (collectively, the “Management Agreement”), which Management Agreement, is hereby deemed approved by the Executive Committee. No acquisition fees shall be paid to any of CLI or SLG or any of their respective Affiliates in connection with the acquisition by the Company of its indirect interests in the Properties. Any changes in the form of the Management Agreement or any amendments or modifications thereto, or any changes in the schedule of fees previously approved by the Executive Committee, must be approved by the Executive Committee.

(b)           Any agreements with any Member or a Related Person of any Member with respect to the Class B Properties must be approved by the Executive Committee, and no fees or compensation will be paid by the Company, the GP, the OP or any Class B Property Subsidiary to any Member or any of its Related Persons, unless the same has been approved by the Executive Committee or contemplated in an approved Budget and Operating Plan.

(c)           In addition and notwithstanding the foregoing provisions of this Section 7.06, the Executive Committee may determine that it is appropriate for the Company to enter into agreements with one or more third parties to sell, or provide other professional services with respect to, the Class B Properties, the Company, the GP, the OP or any Class B Property Subsidiary, which agreements shall be subject to the approval of the Executive Committee. The fees for services from such third parties shall not exceed the prevailing competitive fees being charged for such services for similar properties in the market where the Properties are located.

(d)           The Members agree that SLG will assist the Company, the OP the GP and the Class B Property Subsidiaries in arranging third party financing and sale arrangements with respect to the Class B Properties, including lines of credit, third-party mezzanine investments, securitized debt, portfolio sales and equity offerings, in each case as may be approved by the Executive Committee. SLG will receive such fees for such services to be determined on as case by case basis and as may be approved by the Executive Committee.

7.07         Duties and Conflicts.

(a)           The Manager and appointed members of the Executive Committee shall devote such time to the business of the Company, the GP, the OP and the Class B Subsidiaries as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder. Except as otherwise expressly provided in this Agreement or as otherwise approved by the Executive Committee, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement with respect to the Class B Properties.

(b)           Each of the Members recognizes that the other Member and its members, partners, shareholders, officers, directors, employees, agents, representatives and Related Persons, has or may in the future have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company, and that the other Member and its members, partners, shareholders, officers, directors, employees, agents, representatives and Related Persons, are entitled to carry on such other business interests, activities and investments. Subject to the restrictions on certain leasing conduct on the part of the CLI Member and its Related Persons set forth in the Management Agreement, each of the Members may engage in or possess an interest in other business ventures of any nature and description, independently or with others, including, but not limited to, the ownership, financing, acquiring, leasing, promoting, improving, operation, management, syndication, brokerage and/or development of real property other than the Properties, including, but not limited to, property in the area which the Property is located, on its own behalf or on behalf of other entities with which any of the Members is affiliated or otherwise, and each of the Members may engage in any such activities, whether or not competitive with the Company or any Subsidiary, without any obligation to offer any interest in such activities to the Company or any Subsidiary or to the other Member. Neither the Company, the Subsidiaries nor the other Member shall have any right, by virtue of this Agreement in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company or any Subsidiary, shall not be deemed wrongful or improper.

(c)           Each of the CLI Member and the Gale/SLG Member hereby agrees that it will present in a fair and equitable manner all available lease space in the Properties in the same manner which it presents available lease space for properties which it or its respective Affiliates own, or for which the CLI Member, the Gale/SLG Member or their respective Affiliates provide management or leasing services (“Similar CLI/Gale Properties”) to existing and prospective tenants. In addition, each of the CLI Member and the Gale/SLG Member hereby agrees that it will not provide internal or third party brokers or leasing agents with any additional incentives or preferences with respect to leasing one available space versus another in a manner that is not fair and equitable across all available space in the Properties and the Similar CLI/Gale Properties, without first offering to provide to the Company the same incentives and preferences for the Class B Properties. Each of the CLI Member and the Gal/SLG Member agree that they shall not approach and attempt to move existing tenants away from the Class B Properties but may negotiate with such an existing tenant concerning other than Class B Properties if approached by such tenant.

7.08         Company Expenses. (a)  Except as otherwise expressly provided in this Agreement or in the Management Agreement and except for any costs to be borne by any third party under any agreement with the Company, the Company shall be responsible for paying, and shall pay, all direct costs and expenses related to the business of the Company and any Subsidiary and of acquiring, holding, owning, developing, redeveloping, operating, managing and leasing the Properties, including, without limitation, transfer taxes in connection with the acquisition of the Properties (or interests in the applicable Subsidiaries), all fees payable under Section 7.06, costs of financing, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, and all other fees, costs and expenses directly attributable to the business and operations of the Company or any Subsidiary. In the event any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company or any Subsidiary business or operations and has been approved by the Executive Committee or set forth in the Budget and Operating Plan (solely with respect to the Class B Properties), approved by the CLI Member (solely with respect to the Class A Properties), approved by the Gale/SLG Member (solely with respect to the Class C Properties) or is expressly authorized in this Agreement. Anything in this Agreement to the contrary notwithstanding, Formation Costs shall be aggregated, allocated between the Gale/SLG Member and the CLI Member as provided in Section 4.01. Notwithstanding the foregoing, in no event shall the Company or any Subsidiary have any obligation to pay or reimburse any Member for (a) any direct or indirect general overhead expense of such Member, (b) the costs and expenses, including legal costs, relating to any employees, staff or other personnel necessary to conduct the day-to-day operations of the Company or any Subsidiary or to provide the financial reporting of the Company or any Subsidiary (other than those required by the express terms of this Agreement, or any other agreement, to be provided by third parties, including year-end audited financial statements and tax returns and reports prepared by third parties) or to oversee the operations of the Properties, or (c) any travel expenses, unless in each such case the same have been approved by the Executive Committee or are expressly authorized in this Agreement or set forth in an approved Budget and Operating Plan.

(b)           For the avoidance of doubt, the Members shall use all reasonable efforts to determine which expenses of the Company should be categorized as Class A Property Expenses, Class B Property Expenses and Class C Property Expenses. Any expenses, however, which are not Class A Property Expenses or Class C Property Expenses shall be Class B Property Expenses. Similarly, for the avoidance of doubt, the Members shall use all reasonable efforts to determine which revenues of the Company should be categorized as Class A Property Revenues, Class B Property Revenues and Class C Property Revenues. Any revenues, however, which are not Class A Property Revenues or Class C Property Revenues shall be Class B Property Revenues.

7.09         Sale of the Class B Properties.

(a)           Member’s Right to Sell. Subject to the provisions of subparagraph (b) below and provided the provisions of Article VIII or the provisions of Section 10.02(e) hereof have not been initiated, either Member (the “Proposing Member”) may cause the sale of 100% of the Interests of the Members as such Interests relates solely to the Class B Properties (the “ROFO Class B Property Interests”) at any time after the last day of the 30th month after the consummation of the transactions contemplated by the Contribution and Sale Agreement (a “ROFO Trigger Sale”) without the consent of the other Member or the Executive Committee and without any other restriction or limitation as to the terms of such transactions (including a sale to any Related Person).

(b)           Right of First Offer. In the event such Proposing Member desires to solicit, offer or enter into a ROFO Trigger Sale upon terms proposed by such Proposing Member and which such Proposing Member is in good faith willing to accept (an “Acceptable Offer”), prior to going to market to sell, exchange, transfer, assign or otherwise dispose of the ROFO Class B Property Interests, the Proposing Member shall deliver to the other Member (the “Electing Member”) the terms of such Acceptable Offer in writing (the “Notice”) including the proposed purchase price, the other economic terms and conditions and other material conditions of such Acceptable Offer (including, without limitation, whether the Proposing Member will be released from any existing guaranties or receive an indemnity from a Person with creditworthiness satisfactory to the Proposing Member in lieu thereof), and such Notice to the Electing Member shall contain and be accompanied by detailed computations setting forth the Proposing Member’s best estimate of the amount of cash which would be received by each of the Members were such ROFO Trigger Sale consummated in accordance with the terms of such Acceptable Offer. The terms of such Acceptable Offer delivered to the Electing Member shall include a statement by the Proposing Member setting forth the cash amount of such purchase price stated in U.S. dollars only. In no event shall an Acceptable Offer consist of a purchase price less than the amount necessary to avoid an allocated loss to the Members based on the Members basis in the Class B Properties at the time of the closing pursuant to the ROFO Trigger Sale. At any time within forty-five (45) days of the date the Electing Member receives the Notice with respect to any ROFO Trigger Sale described above (the “Response Period”), the

Electing Member shall have the right, exercisable by delivery of notice in writing (the “Election”) to the Proposing Member, to either:

(i)            Approve the Acceptable Offer and authorize the Proposing Member to attempt to cause the ROFO Trigger Sale of the ROFO Class B Property Interests in accordance with the Acceptable Offer; or

(ii)           Elect to purchase the ROFO Class B Property Interests of the Proposing Member for a cash purchase price equal to one-half the sum of 95% of the amount of cash (as set forth in the Acceptable Offer) which the Members would have received had the ROFO Class B Property Interests been sold pursuant to the Acceptable Offer as set forth in the Acceptable Offer and subject to the other terms and conditions of the Acceptable Offer. Such Election shall be made by (1) delivering to the Proposing Member the Election which shall affirmatively state that it is exercising such option, that it has established the escrow account or letter of credit called for below and provide the name, address and other details of such escrow agent or issuer and the escrow account or letter of credit and (2) depositing in an escrow account at a title insurance company or attorney in New York City a deposit equal to 5% of the cash portion of the purchase price (as set forth in the Acceptable Offer) which the Members would have received had the ROFO Trigger Sale been consummated pursuant to the Acceptable Offer, such 5% deposit to take the form of either cash (or a certified check) or delivery to the escrow agent of an irrevocable letter of credit drawn on a reputable and financially sound bank which is a member of the New York Clearing House payable to the Proposing Member; in which event, on the closing date set forth in the Election (such date to be not less than 15 and not more than 90 Business Days after the date such Election is delivered to the Proposing Member), the Proposing Member and the Electing Member shall close the purchase of the ROFO Class B Property Interests, and the Proposing Member shall convey title to the Proposing Member’s ROFO Class B Property Interests to the Electing Member or to a designee of the Electing Member free and clear of all liens and other encumbrances, against receipt of payment of the purchase price.

(c)           Authorization to Sell. If (i) the Electing Member shall have authorized the Proposing Member to attempt to sell the ROFO Class B Property Interests or (ii) by the expiration of the Response Period the Electing Member neither (A) authorizes the Proposing Member to attempt to sell the ROFO Class B Property Interests, nor (B) elects to purchase ROFO Class B Property Interests by delivering the Election and opening the escrow account called for above, then the Electing Member shall be deemed to have authorized and have approved the ROFO Trigger Sale to any party (including a Member or its Related Persons) for a price not less than ninety-five percent (95%) of the purchase price set forth in the Acceptable Offer and otherwise pursuant to terms no less favorable to the Members than those set forth in the Acceptable Offer. In the event the Electing Member authorizes or is deemed to have authorized the ROFO Trigger Sale pursuant to the terms described above, and the Proposing Member thereafter obtains or finalizes a bona fide offer for the purchase of the ROFO Class B Property Interests from any party (including any Member or its Related Persons) for a price which is not less than ninety-five percent (95%) of the purchase price set forth in the Acceptable Offer and otherwise upon terms no less favorable to the Members than those set forth in the Acceptable Offer, the Proposing Member may (on behalf of all the Members and the Company)

consummate the ROFO Trigger Sale on such terms, without the requirement of any consent or approval of the Executive Committee or any consent or approval of the Electing Member, provided the Proposing Member shall have entered into (on behalf of all the Members and the Company) a binding contract for the ROFO Trigger Sale within 180 calendar days after the date on which the Electing Member authorized or was deemed to have authorized such ROFO Trigger Sale, and such ROFO Trigger Sale must be consummated within 240 calendar days after the date on which the Electing Member authorized or was deemed to have authorized such ROFO Trigger Sale (in each case, subject to normal and customary extensions of not more than an additional 60 calendar days). The failure of the Proposing Member to enter into such binding contract within the 180-day period referred to in the immediately preceding sentence (as the same may be extended as set forth above) or the failure of such ROFO Trigger Sale to occur within the 240 calendar days referred to in the immediately preceding sentence (as the same may be extended as set forth above) shall require the Proposing Member to deliver to the Electing Member another Acceptable Offer in accordance with the terms of this Section 7.09 prior to going to market to sell, exchange, transfer, assign or otherwise dispose of the ROFO Class B Property Interests.

(d)           Closing of ROFO. If the ROFO Class B Property Interests are to be conveyed or assigned to the Proposing Member pursuant to the foregoing provisions, the Electing Member shall convey its ROFO Class B Property Interests without representations and warranties about the Company or its assets. Transfer taxes, escrow fees and all other closing costs in connection with such conveyance or assignment shall be allocated between and paid by the purchaser and seller in the usual and customary manner (with each party being responsible for its own legal fees). The Electing Member shall be entitled to enforce its rights under this Section 7.09 by specific performance. The closing of any such sale shall be held at the offices of the Proposing Member.

(e)           Default. In the event the Electing Member should default in its obligations to purchase ROFO Class B Property Interests pursuant to the terms of this Section 7.09, as the sole and exclusive remedy for such default, the following shall apply:

(i)            the Electing Member shall cease to have any rights of first offer pursuant to Section 7.09(b) hereof and the Electing Member shall cease to have any right to deliver a Buy-Sell Offer pursuant to or otherwise initiate the provisions of Section 8.01 hereof; and

(ii)           the escrow agent shall immediately deliver to the Proposing Member the escrow deposit delivered by the Electing Member (such amount shall not be deemed to be a distribution affecting the Capital Account, the Payout Percentages, the allocation provisions or any other equity provisions of this Agreement); and

(iii)          thereafter, with regard to the Company, the Proposing Member may at any time (A) solicit, offer and sell, exchange, transfer, assign or otherwise dispose of its ROFO Class B Property Interests, without the consent or approval of the Electing Member and without the consent or approval of the Executive Committee (as would otherwise been required pursuant to the terms of this Agreement), notwithstanding that the dates or other circumstances entitling such Proposing Member to sell its ROFO Class B Property Interests may not have occurred, and without any other restrictions or limitations as to the terms of such transaction, and (B) trigger or initiate the buy-sell provisions set forth in Section 8.01 hereof, notwithstanding that the dates or any other circumstances entitling the Proposing Member to trigger or initiate either of the Buy-Sell procedures may not have occurred.

7.10         Termination of Other Agreements. If any Member’s Interest is purchased under this Article VII, all other agreements with such Member or its Related Persons with respect to the Class B Properties, will (at the election of the purchasing Member) be terminated on the date such Member’s Interest is purchased.

7.11         Distributions in Kind. Notwithstanding anything to the contrary in this Agreement, no Member shall have the right to cause the OP, or to cause the GP to cause the OP, to distribute any Property or any interest in a Property Subsidiary, without the consent of the other Member, which may be withheld in the sole and absolute discretion of such other Member, provided that at any time on or after May 1, 2007, either the CLI Member or Gale/SLG Member shall have the right to elect to cause an in-kind distribution to be made by the OP of any of (i) all of the Class A Property Subsidiaries (in which case such distribution would be made in accordance with the Class A Property Payout Percentages) or (ii) both (A) all of the Class B Property Subsidiaries (in which case all of the OP’s interests in the Class B Property Subsidiaries would first be contributed to a new limited liability company having terms identical to the terms contained in this Agreement with respect to the Class B Properties and the interests in such new limited liability company would be distributed in accordance with the Class B Property Payout Percentages) and (B) all of the Class C Property Subsidiaries (in which case such distribution would be made in accordance with the Class C Property Payout Percentages). In the case of an election by any Member to cause an in-kind distribution pursuant to the preceding sentence, the Executive Committee shall determine whether the form of the distribution shall be as described in clause (i) or clause (ii), provided that in either case the Member electing to cause the in-kind distribution shall bear all the costs associated with such distribution. In the event of an in-kind distribution contemplated by this Section 7.11, the Members shall cause either (i) any CLI Loan to be paid off, in full, prior to such in-kind distribution of the Class B Property Subsidiaries, including by paying off any outstanding amount of such CLI Loan in accordance with their Class B Property Percentage Interests or (ii) any new limited liability company to which the Class B Property Subsidiaries are contributed to assume, in full, the liabilities of the Company with respect to such CLI Loan and the Company shall be released from any such liabilities.

7.12         CLI Special Right to Acquire Class B Property Subsidiary. (a)  Right to Acquire Class B Property Subsidiary. Provided the provisions of Section 7.09, Article VIII or Section 10.02(e) hereof have not been initiated, from and after [insert date one year after date of Agreement, but not earlier than May 1, 2007] the CLI Member shall have the right, exercisable from time to time, to acquire the interests of the Gale/SLG Member in any Class B Property Subsidiary pursuant to and in accordance with the provisions of this Section 7.12.

(b)           Valuation Determination. In the event the CLI Member desires to acquire the interests of the Gale/SLG Member in any Class B Property Subsidiary (the “Target Class B Property Subsidiary”), the CLI Member shall (1) provide written notice thereof to the Gale/SLG Member (a “Class B Property Subsidiary Notice”), which notice shall contain the CLI Member’s good faith estimate of the fair market value of the Target Class B Property Subsidiary and

(2) deposit in an escrow account at a title insurance company or attorney in New York City a deposit equal to five percent (5)% of the fair market value of the Target Class B Property Subsidiary as specified in the Class B Notice, such five percent (5%) deposit to take the form of either cash (or a certified check) or delivery to the escrow agent of an irrevocable letter of credit drawn on a reputable and financially sound bank which is a member of the New York Clearing House payable to the Gale/SLG Member. If the Gale/SLG Member shall not, within thirty (30) calendar days after receiving the Class B Property Subsidiary Notice, deliver a written notice of objection to the fair market value of the Target Class B Property Subsidiary contained in the Class B Property Subsidiary Notice, then the Gale/SLG Member shall automatically be deemed to have accepted such fair market value for purposes of this Section 7.12. If, however, the Gale/SLG Member shall have delivered to the CLI Member a written notice objecting to the fair market value of the Target Class B Property Subsidiary contained in the Class B Property Subsidiary Notice, then, within thirty (30) calendar days after delivery of such notice of objection, the Members shall hire a mutually agreed upon appraisal firm to appraise the fair market value of the Class B Property Subsidiary. Such appraiser shall determine such fair market value of the Target Class B Property Subsidiary as a whole, without giving any consideration or value to who has control or management of the Target Class B Property Subsidiary. Such appraiser shall render its report within sixty (60) calendar days after being retained and such report of the appraiser shall be final and binding on the Members. For purposes of this Section 7.12, “Final Fair Market Value” shall be either (i) the fair market value of the Target Class B Property Subsidiary specified in the Class B Property Subsidiary Notice if the Gale/SLG Member shall not have delivered a timely notice of objection thereto as provided above or (ii) the fair market value of the Target Class B Property Subsidiary as determined by the appraiser as provided above.

(c)           Distribution of Membership Interests of Target Class B Property Subsidiary. As promptly as practicable after the determination of the Final Fair Market Value (and, in any event, within thirty (30) days thereafter), the Members shall cause the GP and the OP to make a distribution in kind of the membership interests of the Target Class B Property Subsidiary to the partners of the OP in accordance with the limited partnership agreement of the OP (including causing the GP to distribute its distributed share of the membership interests of the Target Class B Property Subsidiary to the Company). Immediately thereafter, the Members shall cause the Company to make a distribution in kind of the membership interests of the Target Class B Property Subsidiary then held by the Company to the Members, with the CLI Member receiving one half of such membership interests and the Gale/SLG Member receiving the other half of such membership interests.

(d)           Acquisition of Target Class B Property Subsidiary. Within five (5) Business Days after the distribution by the Company of the membership interests of the Target Class B Property Subsidiary to the Members, the Gale/SLG Member shall sell to the CLI Member, and the CLI Member shall purchase from the Gale/SLG Member, the membership interests in the Target Class B Property Subsidiary held by the Gale/SLG Member for a purchase price equal to ninety five percent (95%) of the Final Fair Market Value multiplied by a fraction, the numerator of which shall be the membership interests of the Target Class B Property Subsidiary held by the Gale/SLG Member and the denominator of which shall the total outstanding membership interests of the Target Class B Property Subsidiary (including those membership interests held by the limited partners of the OP). The closing of any such sale shall be held at the offices of the Gale/SLG Member. In connection with such closing, the Members shall deliver such documents and instruments as may be reasonably required to convey to the CLI Member the membership interests of the Target Class B Property Subsidiary then held by the Gale/SLG Member and the CLI Member shall pay the purchase price as calculated above. Each of the CLI Member and the Gale/SLG Member shall be entitled to enforce its rights under this Section 7.12 by specific performance.

(e)           Default. In the event the CLI Member should default in its obligations to purchase the membership interests of the Target Class B Property Subsidiary pursuant to the terms of this Section 7.12, as the sole and exclusive remedy for such default, the following shall apply:

(i)            the CLI Member shall cease to have any rights with respect to any Class B Subsidiaries pursuant to this Section 7.12; and

(ii)           the escrow agent shall immediately deliver to the Gale/SLG Member the escrow deposit delivered by the CLI Member (such amount shall not be deemed to be a distribution affecting the Capital Account, the Payout Percentages, the allocation provisions or any other equity provisions of this Agreement).

7.13         Resolution of Deadlock. (a)                Deadlock Notice. At any time during the term of this Agreement, either Member may deliver to the other and the Executive Committee a written notice (a “Deadlock Notice”) within forty five (45) calendar days after the occurrence of the following events (each such event being referred to herein as a “Deadlock”):  (i) the Executive Committee is unable, after two (2) duly convened meetings of the Executive Committee to reach any approval or decision with respect to any of the matters set forth in Sections 7.01(a), (ii) if a quorum of members of the Executive Committee to vote on the matters set forth in Sections 7.01(a) is not obtained for two (2) consecutive meetings of the Executive Committee or (iii) there is a Material Disagreement.

(b)           Resolution of Dispute. Promptly, but not later than ten (10) calendar days after receipt of a timely Deadlock Notice as provided above, the Executive Committee shall meet pursuant to the terms of such Deadlock Notice to discuss alternative solutions in order to resolve the Deadlock.

(c)           Appointment of Mediator. If the Executive Committee fails to meet as provided above or fails to resolve the Deadlock within ten (10) calendar days after the receipt of the Deadlock Notice, each of the Members shall jointly select and appoint a mediator (the “Mediator”) within the next twenty one (21) calendar days, who shall be familiar with the Business and who shall not have, or have had, any connection or affiliation, including as a director, employee, advisor, agent or attorney, with any Member or its Affiliates in order to mediate the difference of opinion and suggest solutions to the Deadlock that are acceptable to the Members (the “Mediation”).

(d)           Written Representations to Mediator. In advance of the Mediation, the Mediator shall give the Members the opportunity of making written representations to him or her and he or she shall make a decision after taking into account such representations and the remaining provisions of this Section 7.13. The parties agree that, subject to the completion of reasonable and commercially acceptable confidentiality undertakings, the Mediator shall be given access to all such personnel, books, records and information as he or she may reasonably require.

(e)           Duration of the Mediation. The Mediation shall last for a period of three (3) calendar days, or such other period as the parties may agree.

(f)            Non-termination of the Mediation. No party may terminate the Mediation until each party has made its opening presentation and the Mediator has met each party separately for at least one (1) hour.

(g)           Agreement Between the Parties. Any agreement reached between the Members as a result of the Mediation shall be final and binding on the Company and all Members.

(h)           Expert Determination. If, after the three (3) day period (or such other period as the parties may agree) referred to in paragraph (e) above, no agreement has been reached by the Members, the Mediator shall be discharged and the Members shall, within the (10) Business Days appoint an expert (the “Expert”), who shall be familiar with the Business and who shall not have, or have had, any connection or affiliation, including as a director, employee, advisor, agent or attorney with any Member or its Affiliates to determine a resolution to the Deadlock (the “Expert Determination”). The procedure of the Expert Determination shall be agreed between Members, the details of which shall be contained in a joint letter addressed to the appointed Expert.

(i)            Written Representations to Expert. The Expert shall give the parties the opportunity of making written representations to him or her and he or she shall make a decision after taking into account such representations and the remaining provisions of this Section 7.13. The parties agree that, subject to the completion of reasonable and commercially acceptable confidentiality undertakings, the Expert shall be given access to all personnel, books, records and information as he or she may reasonably require.

(j)            Legal Advisers. The Expert may appoint his or her own legal advisers to advise on matters of legal interpretation on which the Members are not agreed and the expenses thereof shall be dealt with in accordance with paragraph (m) below.

(k)           Final and Binding Decision. The Expert shall act as an expert and not an arbitrator and his or her reasoned decision in the absence of manifest error shall be final and binding on the Company and all of the Members.

(l)            Determination of the Expert. The Expert shall determine a resolution to the Deadlock as soon as is practicable but in any event no later than one (1) month from the date the Expert is appointed (or such other period as the Members may agree).

(m)          Costs. The fees and expenses of the Mediator and the Expert shall be borne one half by each Member, unless the Mediator or the Expert (as applicable) otherwise determines. Each party will bear its own costs and expenses of its participation in the Mediation and Expert Determination.

VIII.        BUY-SELL PROVISIONS

8.01         General Provisions. Either the CLI Member or the Gale/SLG Member (the “Offeror”) may, in the event of a Material Disagreement commencing on or after the first anniversary of the consummation of the transactions contemplated by the Contribution and Sale Agreement, make an offer as described below (the “Buy-Sell Offer”) to the other Member (the “Offeree”), as set forth below (unless the consummation of the Buy-Sell Offer would give rise to any claim of damages by the parties protected under the Contribution and Subscription Agreements).

(a)           The Buy-Sell Offer shall be in writing and be signed by the Offeror, specify a cash purchase price (the “Buy-Sell Offer Price”) at which the Offeror would purchase the Interests of the Offeree, specify the other major economic terms and conditions upon which the Offeror would be willing to purchase from the Offeree its Interest, including its interest in any loans to the Company (and, in such case, under the circumstances described below, those same terms and conditions shall apply to the sale by the Offeror to the Offeree of its Interest) consistent with the terms of the alternative elections set forth in Section 8.01(b).

(b)           The Offeree shall have the right, exercisable by delivery of notice in writing (the “Election”) to the Offeror within 75 calendar days after the receipt of the Buy-Sell Offer, to elect to either:

(i)            sell to the Offeror all of the Offeree’s rights, title and interests in and to its Interest in the Company, and interest in any loans to the Company, in each case free of all liens and encumbrances for a cash purchase price equal to the Buy-Sell Offer Price; or

(ii)           purchase all of the Offeror’s rights, title and interests in and to its Interest in the Company, and interest in any loans to the Company, for a cash purchase price equal to the Buy-Sell Offer Price.

Failure of the Offeree to give the Offeror notice of the Offeree’s Election shall be deemed, upon the expiration of such 75-day period, to be an Election to sell under Section 8.01(b)(i).

(c)           Within two (2) calendar days after the Offeree’s Election or deemed Election, the purchasing Member under this Section 8.01 shall deposit in escrow with a title insurance company or attorney selected by the selling Member as escrowee an earnest money deposit in cash in an amount equal to 5% multiplied by the purchase price to be paid in connection with such purchase, and, if such purchasing Member fails to close such purchase as provided in this Section 8.01(c), then the selling Member may retain such deposit and either elect to purchase all of the right, title and interest of the purchasing Member in and to its Interest in the Company and in any loans to the Company, for a cash purchase price equal to the Buy-Sell Offer Price, or not cause the sale of such Interests and interests in any such loans. All closings of any purchase and sale under this Section 8.01 will be held at the Company’s principal office and shall take place no later than that date which is 60 calendar days after the later of the Offeree’s Election or deemed Election. All transfer, stamp and recording taxes imposed on the transfer, and all other closing costs shall be allocated 50% to the selling Member and 50% to the purchasing Member. On or prior to the closing of the purchase under this Section 8.01(c), the selling Member shall receive, as applicable (i) a release from all liability under any guaranty and/or indemnity issued by the selling Member and/or its Related Persons (with respect to actions after the closing of the sale); provided, however, that if the lender under the applicable loan documents (the “Lender”), after request from either the selling Member or the purchasing Member, will not agree to release the selling Member and/or its Related Persons (with respect to actions after the closing of the sale), then the purchasing Member shall deliver to the selling Member an indemnity, in form and substance and from a Person with creditworthiness satisfactory to the selling Member, indemnifying it and/or its Related Persons in the event of any liability on its (or their) part under the guaranty and/or indemnity for claims arising from and after the closing (but not for any claim made by the Lender under any such guaranty and/or indemnity that was asserted by the Lender prior to the closing); and (ii) an agreement, in mutually acceptable form, providing that a Person with creditworthiness satisfactory to the selling Member will indemnify and hold the selling Member (and its Related Persons) harmless against any post-closing liabilities it (or they) may incur as a result of the selling Member having been an indirect owner of the Properties (other than any liabilities arising out of the selling Member’s (or the selling Member’s Related Persons’) gross negligence or willful misconduct.

(d)           Each Member shall be entitled to enforce its rights under this Section 8.01 by specific performance. If the purchasing Member defaults under this Section 8.01, it shall have no right to make any future Buy-Sell Offer hereunder, to be a Proposing Member under Section 7.09 hereof or any rights under Section 10.02(e), 10.05 or 10.06 hereof. No Buy-Sell Offer may be made until all periods for making elections and performing obligations under any previous Buy-Sell Offer pursuant to this Section 8.01 shall have terminated.

(e)           Any Member may freely assign its rights and obligations pursuant to this Section 8.01 to an Affiliate by delivering notice of such assignment to the other Member, provided that the assigning Member shall remain liable for any and all obligations of its assignee, as if such Member had not assigned its rights pursuant to this Section 8.01(e).

(f)            Notwithstanding the foregoing, if the provisions of Section 10.02(e) or Section 7.09 of this Agreement have been initiated by any Member, then no Member may initiate the provisions of this Section 8.01 until the procedures set forth in such Sections 7.09 or 10.02(e), as applicable, have been completed or terminated pursuant to the provisions of such Sections 7.09 or 10.02(e), as the case may be.

8.02         Termination of Other Agreements. If any Member’s Interest is purchased under this Article VIII, all other agreements with such Member or its Related Persons will (at the election of the purchasing Member) be terminated on the date such Member’s Interest is purchased.

8.03         Power of Attorney. In the event that either the Offeror or the Offeree under Section 8.01 (as the selling Member) shall have failed or refused, within five (5) calendar days after receipt of a notice from the other Member requesting such Offeror or Offeree to execute, acknowledge and deliver such documents, or cause the same to be done, as shall be required to effectuate the provisions of Sections 8.01, as applicable, then the purchasing Member may execute, acknowledge and deliver such documents for, on behalf of and in the stead of the selling Member, and such execution, acknowledgment and delivery by the purchasing Member shall be for all purposes effective against and binding upon the selling Member as though such execution, acknowledgment and delivery had been by the selling Member. Each Member does hereby irrevocably constitute and appoint other Member as the true and lawful attorney-in-fact of such Member and the successors and assigns thereof, in the name, place and stead of such Member or the successors or assigns thereof, as the case may be, to execute, acknowledge and deliver such documents in the event such Member shall be a selling Member under the circumstances contemplated by this Section 8.03. It is expressly understood, intended and agreed by each Member, for such Member and its successors and assigns, that the grant of the power of attorney to any other Member pursuant to this Section 8.03 is coupled with an interest, is irrevocable and shall survive the death, dissolution, termination or legal incompetency, as applicable, of such granting Member, or the assignment of the Interest of such granting Member, or the dissolution of the Company.

IX.           BOOKS AND RECORDS

9.01         Books and Records. The Manager shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company and each Subsidiary and the ownership and operation of the Properties. Bills, receipts and vouchers shall be maintained on file by the Manager. The Manager shall maintain said books and accounts in a safe manner and separate from any records not having to do directly with the Company. The Manager shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 9.03 hereof. Such books and records of account shall be prepared and maintained by the Manager at the principal place of business of the Company or such other place or places as may from time-to-time be determined by the Executive Committee. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours.

9.02         Accounting and Fiscal Year. The books of the Company and each Subsidiary shall be kept on the accrual basis in accordance with United States generally accepted accounting principles (“GAAP”), and the Company and each Subsidiary shall report its operations for tax purposes on the accrual method. The taxable year of the Company and each Subsidiary shall end on December 31 of each year, unless a different taxable year shall be required by the Code.

9.03         Reports.

(a)           The Manager shall prepare or cause to be prepared at the Company’s expense the financial reports and other information that the Executive Committee may determine are appropriate, including those provided for in Section 7.03(c). In any event, the Manager shall prepare or cause to be prepared at the expense of the Company and furnish to each of the

Members: (i) within thirty (30) calendar days after the close of each fiscal year of the Company, a preliminary and unaudited consolidated balance sheet of the Company and each Subsidiary dated as of the end of such fiscal year, a preliminary and unaudited statement of income and expense (with material budget variance explanations) and a preliminary and unaudited statement of changes in Members’ capital for such fiscal year; (ii) as early as practicable but in no event later than ninety (90) calendar days after the close of each fiscal year of the Company, a consolidated balance sheet of the Company and each Subsidiary dated as of the end of the fiscal year, a related statement of income and expense (with material budget variance explanations), a statement of cash flow and a statement of changes in Members’ capital for the Company for the fiscal year and information for the fiscal year as to the balance in each Member’s Capital Account, and all other information reasonably required by each Member, all of which shall be certified to by the Manager as being, to the best of its knowledge, true and correct, and all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide such balance sheet, statement of income and expense, statement of cash flow, statement of changes in Members’ capital and other information in draft form to the Members for review prior to finalization and certification thereof); (iii) within thirty (30) days after the close of each fiscal quarter of the Company (other than the last fiscal quarter in any fiscal year), a consolidated balance sheet of the Company and each Subsidiary dated as of the end of the fiscal quarter, a related statement of income and expense (with material budget variance explanations), an estimated statement of cash flow and a statement of changes in Members’ capital for the fiscal quarter and information for the fiscal quarter as to the balance in each Member’s Capital Account, and all other information, including a market update, reasonably required by each Member, all of which shall be certified to by the Manager as being, to the best of its knowledge, true and correct; and (iv) within thirty (30) days after the end of each calendar month, a consolidated income statement (with material budget variance explanations) for the Company and each Subsidiary and a related estimated statement of cash flow, and a sales, marketing and development activity report indicating details with regard to any progress made in connection with the sale, marketing or development of the Properties (including a report of development expenditures, with budget variance explanations), marketing programs, sales contracts or construction contracts or letters of intent received, entered into or closed or terminated, new leases, renewals, extensions and terminations, and a report of capital expenditures, each for the previous calendar month, and an accounts receivable aging report and insurance certificate status report, each dated as of the end of the previous calendar month. The Manager will also promptly furnish to each Member, at the expense of the Company, copies of all reports required to be furnished to any lender of the Company or any Subsidiary. At the expense of the Company, the Manager shall, within thirty (30) days after the end of each calendar half-year, prepare (or cause to be prepared) and deliver to the Executive Committee for approval semi-annual updates of the current year Budget and Operating Plan for review and approval by the Executive Committee within sixty (60) days after the end of each calendar half-year; it is specifically understood by the Members that the Manager by preparing such projections will not be deemed to be representing or warranting or guaranteeing that the projected returns on the Members’ investments set forth therein will be attained, in whole or in part. In addition, promptly after the end of each fiscal year and at the expense of the Company, the Manager will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such information and data with respect to business transactions effected by or involving the Company and each Subsidiary during such fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing. The Manager will also cause the Company Accountant to prepare federal, state and local tax returns required of the Company, submit those returns to the Executive Committee for its approval as early as practicable but in no event later than ninety (90) calendar days following the end of the preceding fiscal year and will file or cause to be filed the tax returns after they have been approved by the Executive Committee. In the event the members of the Executive Committee shall not in good faith be able to approve any such tax return prior to the date required for the filing thereof, the Manager will timely obtain or cause to be obtained an extension of such date if such extension is available under applicable law or, if such extension is not available, file the tax return. The Manager shall prepare and distribute or cause to be prepared and distributed the reports and statements described in this Section 9.03.

(b)           All decisions as to accounting principles shall be made by the Executive Committee, subject to the provisions of this Agreement.

9.04         The Company Accountant. The Company shall retain as the regular accountant and auditor for the Company and each Subsidiary (the “Company Accountant”) a nationally-recognized accounting firm or any other accounting firm approved and designated by the Executive Committee. The fees and expenses of the Company Accountant shall be a Company expense. The initial Company Accountant shall be Price Waterhouse Coopers, until such time as the Executive Committee shall elect to change such Company Accountant.

9.05         Reserves. The Executive Committee may, in its discretion, subject to such conditions as it shall determine, establish cash reserves for the purposes and requirements as it may deem appropriate in connection with the Class B Properties (the “Reserve Accounts”). Such Reserve Accounts will be increased by any deposits thereto from time-to-time of amounts of the revenues of the Company from operations, the net proceeds from capital transactions, and contributions and other sources, before any distributions of such amounts to the Members, as determined reasonably necessary by the Executive Committee. Once established, such Reserve Accounts may be charged by the Manager with any expenditure for the operation of the Company, the GP, the OP, any Class B Property Subsidiary or the Class B Properties, the maintenance or repair of any item and the purchase, acquisition, repair, maintenance or construction of items at or on the Class B Properties and any contingent, unforeseen or other liabilities or obligations of the Company, the GP, the OP or any Class B Property Subsidiary, whether such items are treated as current expense deductions or as capital expenditures under GAAP. Nothing contained in this Section 9.05 shall in any way limit or restrict the right of the Executive Committee to use other assets or funds of the Company (other than deposits to the Reserve Accounts) for any such expenditures with respect to the Class B Properties.

9.06         The Budget and Operating Plan.

(a)           The Manager shall be responsible for preparing and submitting to the Executive Committee for its approval a proposed budget and strategic operating plan with regard to the Class B Properties and/or the Class B Property Subsidiaries on a consolidated basis along with operations of the Company, the GP and the OP for each fiscal year. As soon as reasonably practical, but in any event within thirty (30) days after the date of this Agreement, the Manager shall prepare and submit to the Executive Committee, for its approval, (i) an initial Budget for the Company, the GP, the OP and the Class B Property Subsidiaries (as approved by the Executive Committee, the “Initial Budget”) and (ii) the initial proposed strategic operating plan for the Company, the GP, the OP and the Class B Property Subsidiaries (as approved by the Executive Committee, the “Initial Operating Plan”). In the absence of an approved Operating Plan (including in the absence of an approved Initial Operating Plan), no Member or Manager shall have any authority, with regard thereto, other than as provided in Section 7.03(c) hereof (if applicable), to authorize or approve or to take any action, expend any sum, make any decision or incur any obligation on behalf of the Company, the GP, the OP or any Class B Property Subsidiary with respect to any matter which by the express terms of this Agreement was contemplated to be included in the approved Operating Plan, without the consent or approval of the Executive Committee. Further, in the absence of an approved Budget (including in the absence of an approved Initial Budget), no Manager shall have any authority, with regard thereto, other than as provided in Section 7.03(c), hereof (if applicable), to authorize or approve or to take any action, expend any sum, make any decision or incur any obligation on behalf of the Company, the GP, the OP or any Class B Property Subsidiary, without the consent or approval of the Executive Committee. Each Budget and Operating Plan (including the Initial Budget and Initial Operating Plan) shall set forth all anticipated construction costs for any improvements or developments to be constructed on the Class B Properties and shall set forth on an annual basis all anticipated income, operating expenses, proposed and/or actual debt service terms and payments and capital and other costs and expenses of the Class B Properties for the Company, the GP, the OP and each Class B Property Subsidiary (including, without limitation, a projected 12-month expense budget, a 12-month capital plan and a 60-month strategic operating plan), all of which will be based on the strategic and comprehensive business plan designed to maximize the net operating income of the Company and the Company’s returns on the Class B Properties. The Executive Committee will review the Initial Budget and Initial Operating Plan and each subsequent Budget and Operating Plan for the Class B Properties after six months of actual operating results and make such amendments or modifications thereto as the Executive Committee shall determine appropriate or necessary in its reasonable judgment. For each year thereafter, the Budget and Operating Plan shall be prepared in proposed form by the Manager and submitted by the Manager to the Executive Committee in draft form within thirty (30) days after the end of each of the fiscal year of the Company. The Budget and Operating Plan will include a comprehensive update of the initial projections with regard to the Class B Properties, the Company, the GP, the OP and each Class B Property Subsidiary. Until such time as the Budget and Operating Plan for any fiscal year has been approved by the Executive Committee, the Manager shall have no authority or power to enter into any contract or lease on behalf of the Company, the GP, the OP or any Class B Property Subsidiary or expend Company, GP, OP or Class B Property Subsidiary funds, other than to the extent approved by the Executive Committee or as expressly provided in this Agreement. Once the Budget and Operating Plan (including the Initial Budget and Operating Plan) has been approved by the Executive Committee, the manager shall be responsible for the day-to-day operations of the Company, the GP and the OP in accordance with such plans.

(b)           In formulating the Operating Plan for the Company, the GP, the OP and all Class B Property Subsidiaries, to the extent reasonably feasible at the time of preparation thereof, the Manager will develop (for approval by the Executive Committee) proposed strategies regarding (i) plans for development, construction or rehabilitation of the Class B Properties, (ii) preparation and release of all promotion and advertising material relating to the

Class B Properties or concerning the Company and/or the Class B Property Subsidiaries, (iii) terms for any proposed sale or disposition of the Class B Properties, and (iv) selection of contractors, construction or other managers, legal counsel, accountants, structural and environmental engineers, appraisers and other consultants for the Company, the GP, the OP or any of the Class B Property Subsidiaries to efficiently implement the current Budget and Operating Plan.

(c)           The Manager will also consider and make recommendations, to the extent it deems the same appropriate, regarding the amendment, modification, alteration, change, cancellation, or prepayment of any indebtedness evidenced by any mortgage or mezzanine loan presently or hereafter affecting the Class B Property, and procurement of title insurance and other insurance for the Company, the GP, the OP or any Class B Property Subsidiary or any decrease, increase or other variance with regard to the insurance carried by or on behalf of the Company or any Class B Property Subsidiary. Prior to closing the sale of the Class B Properties, the Manager will consider and make recommendations regarding the amendment, modification, alteration and change of the existing Budget and Operating Plan to take into account the sale of the Class B Property. No amendment, modification, alteration or change of any Budget and Operating Plan will be effective until the same has been approved by the Executive Committee.

(d)           In conjunction with the formulation of the Operating Plan for the Class B Properties, the Manager will also develop (for approval by the Executive Committee) proposed leasing and other operating guidelines for the Class B Properties for the upcoming fiscal year, which leasing and other operating guidelines shall include, to the extent reasonably feasible at the time of preparation thereof, (i) any changes to the standard form or forms of lease to be offered to prospective tenants, (ii) a rent schedule setting forth proposed terms and rentals for the current and upcoming fiscal year, (iii) a description of any proposed tenant inducements, concessions, improvements or allowance to be offered prospective tenants, (iv) a schedule of existing leases affecting the Class B Properties (including their termination dates), including and specifying those spaces which remain unleased and leases which are scheduled to expire during the current and upcoming fiscal year, (v) a proposed budget for the cost to be incurred for the balance of the projected development and/or lease-up period, (vi) a schedule of spaces that require significant remodeling, repairing or rehabilitation and a proposed budget for the cost to be incurred for the balance of the fiscal year with respect thereto and (vii)  a summary of the proposed general content and methodology of presenting the advertising program to be implemented with respect to the Class B Properties. In addition, the Manager will include in each proposed Operating Plan for approval by the Executive Committee a schedule of the employees, if any, to be employed “on site” in the direct management of the Class B Properties and all job titles whose salaries or wages may from time-to-time be charged to the Company, GP, the OP or any Class B Property Subsidiary. Such schedules shall be updated from time-to-time but at least annually. The schedules shall include the name of such employees, their job description and title, their office address and their salary.

X.            TRANSFER OF INTERESTS

10.01       No Transfer.

(a)           Except as expressly permitted or contemplated by this Agreement: (i) no Member may, directly or indirectly, sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest without the prior written consent of the other Member (which may be withheld or granted in the sole discretion of such other Member); (ii) CLI may not Transfer all or any portion of its equity interest in the CLI Member without the prior written consent of the Gale/SLG Member, which may be withheld or granted in the sole discretion of the Gale/SLG Member (it being understood this clause shall not apply to the direct or indirect equity owners of CLI); and (iii) no direct or indirect equity owner of the Gale/SLG Member (excluding the direct or indirect equity owners of SLG) may Transfer all or any portion of its equity interest in the Gale/SLG Member without the prior written consent of the CLI Member, which may be withheld or granted in the sole discretion of the CLI Member.

(b)           Any Transfer in contravention of this Article X shall be null and void. No Member, without the prior written consent of the other Member, may resign from the Company, except as a result of such Member’s involuntary dissolution or final adjudication as bankrupt or in connection with a permitted Transfer.

10.02       Permitted Transfers.

(a)           Subject to the provisions of Section 10.07, the CLI Member may, from time-to-time and in its sole discretion, without the consent of the Gale/SLG Member, sell or assign its Interests in whole or in part to any wholly owned and controlled Affiliate of CLI; provided such transferee agrees to be bound by all the terms, conditions and provisions of this Agreement (including the provisions of this Article X). In connection with the foregoing, the CLI Member shall have the absolute right to assign to such Person the right to appoint one or more of the three Executive Committee members the CLI Member is entitled to appoint pursuant to the terms of Section 7.02 hereof. In addition, the CLI Member shall have the right to pledge or encumber its Interest with equity based financing from an institutional lender in an amount of up to 50% of its Adjusted Capital Account Balance. Furthermore, CLI may consummate a merger, consolidation or other business combination transaction with a third party, provided that, following any such merger, consolidation or other business combination transaction with a third party, the Management Agreement shall be amended, if so requested by the Gale/SLG Member, to reflect such agreed-upon terms and standards as the Members agree.

(b)           Subject to the provisions of Section 10.07, the Gale/SLG Member may, from time-to-time and in its sole discretion, without the consent of the CLI Member, sell or assign its Interest in whole or in part to any wholly-owned and controlled Affiliate of Gale/SLG, provided such transferee agrees to be bound by all the terms, conditions and provisions of this Agreement (including the provisions of this Article X. In connection with the foregoing, the Gale/SLG Member shall have the absolute right to assign to such Person the right to appoint one or more of the three Executive Committee members the Gale/SLG Member is entitled to appoint pursuant to the terms of Section 7.02 hereof. In addition, the Gale/SLG Member shall have the right to pledge or encumber its Interest with equity based financing from an institutional lender in an amount of up to 50% of its Adjusted Capital Account Balance.

(c)           Any permitted Transfer pursuant to subsection (a) or subsection (b) above shall not relieve the transferor of any of its obligations prior to such Transfer. Subject to

Sections 10.03 and 10.04, any transferee pursuant to this Section 10.02 shall become a substitute Member of the Company and each Member and its permitted transferee(s) shall be treated as one Member for all purposes of this Agreement. Except as set forth in the last sentence of Section 10.02(b) hereof, the provisions of this Section 10.02 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s interest in the Company, or in any Company property (which transfer or grant shall be subject to the other provisions of this Agreement).

(d)           Notwithstanding the foregoing (including Section 10.01(a)), but subject to the provisions of Sections 10.02(c), 10.02(e), 10.03, 10.05, 10.06 and 10.07 hereof, from and after the earlier of the second anniversary of the formation of the Company or the termination of the Company pursuant to Article XII, the CLI Member may Transfer all or any part of its Interest to any Purchaser, without the prior written consent of the Gale/SLG Member, provided such transferee agrees to be bound by all of the terms, conditions and provisions of this Agreement, including the provisions of this Article X). Notwithstanding the foregoing, in no event shall the CLI Member sell or assign its Interest in whole or in part to either Reckson Associates, a Maryland corporation, Vornado Realty Trust, a Maryland corporation or any of their respective Affiliates, unless, in connection with such a Transfer, the SLG/Green Member shall have exercised its Tag-Along Right in accordance with the provisions of Section 10.05.

(e)           (i) If the CLI Member desires to Transfer all or a part of its Interest (the “Target Interest”) to a Purchaser in accordance with Section 10.02(d) upon terms proposed by such Purchaser and which the CLI Member is in good faith willing to accept (“Acceptable Transfer Terms”), the CLI Member shall deliver to the Gale/SLG Member notice of the terms of such Acceptable Transfer Terms (“Transfer ROFO Notice”), including the identification of the proposed transferee, the proposed consideration, other economic terms and conditions and all other material terms and conditions of such Acceptable Transfer Terms (including, without limitation, whether the CLI Member will be released from any existing guaranties or receive an indemnity from a Person with creditworthiness satisfactory to the CLI Member in lieu thereof). At any time within 30 calendar days after the date the Gale/SLG Member receives the Transfer ROFO Notice (the “Transfer Response Period”), the Gale/SLG Member shall have the right, exercisable by delivery of notice in writing (the “Transfer Election”) to the CLI Member, to:

(A)          approve the Acceptable Transfer Terms and authorize the CLI Member to sell or dispose of the Target Interest to the named proposed transferee in accordance with the Acceptable Transfer Terms and such other terms and conditions as determined appropriate in the reasonable discretion of the CLI Member; or

(B)           to the extent the provisions of Section 10.05 hereof are applicable, approve the Acceptable Transfer Terms and authorize the CLI Member to sell or dispose of the Target Interest of the CLI Member and the Gale/SLG Member’s Interest in accordance with such Acceptable Transfer Terms as set forth in Section 10.05 hereof; or

(C)           elect to purchase all of the Target Interest for a cash purchase price equal to 95% of the consideration set forth in the Acceptable Transfer Terms (including any assumption of debt, if applicable) and subject to no other terms and conditions.

(ii)           Any election pursuant to subparagraph (C) of Section 10.02(e)(i) above shall be made by (1) delivering to the CLI Member the Transfer Election, which shall affirmatively state that the Gale/SLG Member is exercising such option, and (2) depositing in an escrow account at a title insurance company or attorney selected by the CLI Member (the “Transfer Escrow Agent”), a deposit equal to 5% of the purchase price specified in subparagraph (C) of Section 10.02(e)(i) (the “Transfer Escrow Deposit”). In the event of a purchase pursuant to subparagraph (C) of Section 10.02(e)(i) above, on the later of the closing date set forth in the applicable Acceptable Transfer Terms or within 30 calendar days of the date of the Gale/SLG Member’s election to purchase (pursuant to subparagraph (C) of Section 10.02(e)(i) above), the Gale/SLG Member and the CLI Member shall close the purchase of the Target Interest and the CLI Member shall assign the Target Interest to the Gale/SLG Member or to a designee of the Gale/SLG Member (pursuant to such documentation as shall be reasonably required by the Gale/SLG Member), against receipt of payment of the cash portion of the purchase price and assumption of any debt as aforesaid free and clear of all liens and other encumbrances. All closings of any purchase and sale under this Section 10.02(e) will be held at the Company’s principal office and will take place no later than the closing date set forth in the applicable Acceptable Transfer Terms.

(iii)          If during the Transfer Response Period, the Gale/SLG Member neither (A) authorizes the CLI Member to sell the applicable Target Interest as provided in Section 10.02(e)(i)(A) or (B) above or (B) elects to purchase the Target Interest of the CLI Member by following the procedures in Section 10.02(e)(i)(C) above, then the Gale/SLG Member shall be deemed to have authorized and approved a Transfer of the Target Interest pursuant to Section 10.02(e)(i)(A) hereof, for a purchase price not less than the purchase price set forth in the Acceptable Transfer Terms, and otherwise pursuant to such other terms, conditions and provisions as are determined appropriate in the reasonable discretion of the CLI Member. If the Gale/SLG Member shall have elected or have been deemed to have elected to authorize the CLI Member to sell the applicable Target Interest as provided in Section 10.02(e)(i)(A), the CLI Member shall enter into a binding contract for the Transfer of the Target Interest within 30 calendar days after the date on which the Gale/SLG Member authorized or was deemed to have authorized such Transfer, and such Transfer must be consummated within 60 calendar days after the date on which the Gale/SLG Member authorized or was deemed to have authorized such Transfer. The failure of the CLI Member to enter into such binding contract within the 30-day period referred to in the immediately preceding sentence or the failure of such Transfer to occur within the 60-day period referred to in the immediately preceding sentence shall require the CLI Member to again deliver to the Gale/SLG Member an additional Transfer ROFO Notice and to again follow the procedures set forth in this Section 10.02(e) hereof in order to Transfer all or part of its Interests.

(iv)          In the event the Gale/SLG Member should default in its obligation to purchase any Target Interest pursuant to the terms of this Section 10.02(e), the following shall be the sole and exclusive remedy for such default:

(A)          The Gale/SLG Member shall cease to have any rights of first offer or Tag-Along Rights pursuant to the provisions of both Section 10.02(e) and Section

10.05 hereof, respectively (including with regard to any future or subsequent Transfer of an Interest by the CLI Member); and

(B)           The Interest Transfer Escrow Agent shall immediately deliver to the CLI Member the Transfer Escrow Deposit (such amount shall not be deemed to be a contribution or distribution of capital, or effect in any way the Capital Account of any Member or the Payout Percentages, the allocation provisions or any other equity provisions of this Agreement); and

(C)           Thereafter, the CLI Member may at any time Transfer all or any portion of its Interest to any party without the prior written consent of the Gale/SLG Member or the Executive Committee and without having to comply with the provisions of either Sections 10.02(e) and 10.05 hereof (and in any such case, the transferee shall be deemed to be a permitted transferee pursuant to this Section 10.02 and shall become a substitute Member of the Company, and if applicable, an additional or substitute Manager of the Company).

(v)           Notwithstanding the foregoing, if the provisions of Section 7.09 or Section 8.01 hereof have been initiated by any Member, then the CLI Member may not initiate the provisions of this Section 10.02(e) until the procedures set forth in Section 7.09 or Section 8.01 hereof have been completed or terminated pursuant to the provisions of Section 7.09 or Section 8.01 hereof.

10.03       Transferees. No transferee of all or any portion of any Interest shall be admitted as a substitute Member unless (i) such Interest is transferred in compliance with the applicable provisions of this Agreement, (ii) such transferee shall have furnished evidence of satisfaction of the requirements of Section 10.02 hereof, reasonably satisfactory to the remaining Member(s), and (iii) such transferee shall have executed and delivered to the Company such instruments as the remaining Member(s) reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all the terms, conditions and provisions of this Agreement with respect to such Interest. At the request of any remaining Member, each such transferee shall also cause to be delivered to the Company at the transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the remaining Members, to the effect that (a) such transferee has the legal right, power and capacity to own the Interest proposed to be Transferred, (b) such Transfer does not violate any provision of any loan commitment or agreement or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Property or any other asset of the Company, and (c) such Transfer does not violate any federal or state security laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

10.04       Admission of Additional Members.

(a)           No person may be admitted as an additional Member of the Company (in contrast with admission as a substitute Member in connection with a permitted Transfer) without the consent of the Executive Committee.

(b)           Any additional or substitute Member admitted to the Company shall execute and deliver documentation in form satisfactory to the Executive Committee accepting and agreeing to be bound by this Agreement, and such other documentation as the Executive Committee shall reasonably require in order to effect such Person’s admission as an additional Member. The admission of any Person as an additional Member shall become effective on the date upon which the name of such person is recorded on the books and records of the Company following the consent of the Executive Committee to such admission.

10.05       Tag-Along Rights.

(a)           Subject to the other provisions of this Article X, if the CLI Member proposes to sell, exchange or otherwise dispose of (a “Sale”) all (but not less than all) of its Interest in the Company for cash, Cash Equivalents or Readily Marketable Securities or any combination thereof, to any Purchaser, and the Gale/SLG Member does not intend to approve such Sale in accordance with the provisions of Section 10.02(e)(i)(A) hereof or to exercise its right of first offer to purchase the Interest of the CLI Member pursuant to the provisions of Section 10.02(e)(i)(C) hereof, the Gale/SLG Member may, in its discretion, elect within the Transfer Response Period to require the CLI Member to sell, exchange or otherwise dispose of all of the Gale/SLG Member’s Interest in the Company pursuant to such Sale for the same proportionate consideration and otherwise on the same terms and conditions upon which the CLI Member proposes to sell, exchange or otherwise dispose of its Interest. The consideration received in connection with such sale shall be allocated between the CLI Member and the Gale/SLG Member on the same basis and in the same proportions that such consideration would be distributed pursuant to Section 6.03 hereof if it had been paid to the Company. Subject to the other provisions of this Article X, if the CLI Member proposes a Sale of less than all of its Interest in the Company for cash, Cash Equivalents or Readily Marketable Securities or any combination thereof, in one transaction, to any Purchaser, and the Gale/SLG Member does not intend to approve such Sale in accordance with the provisions of Section 10.02(e)(i)(A) hereof or to exercise its right of first offer to purchase the Interest of the CLI Member pursuant to the provisions of Section 10.02(e)(i)(C) hereof, the Gale/SLG Member may, in its discretion, elect within the Transfer Response Period to require the CLI Member to sell, exchange or otherwise dispose of the same proportionate part of the Gale/SLG Member’s Interest in the Company as the CLI Member is proposing to sell, for the same proportionate consideration and otherwise on the same terms and conditions upon which the CLI Member proposes to sell, exchange or otherwise dispose of a portion of its Interest. For example, if the CLI Member proposes to sell 40% of its Interest in the Company, then subject to the terms set forth above, the Gale/SLG Member may “tag along” and require the sale of 40% of its Interest in the Company. If the Gale/SLG Member shall have exercised its Tag-Along Right under this Section 10.05(a), the CLI Member shall not consummate any Sale that does not also include the Interests of the Gale/SLG Member.

(b)           In connection with any proposed Sale, the CLI Member shall include in any Transfer ROFO Notice delivered pursuant to Section 10.02(e)(i) hereof (i) an offer to the Gale/SLG Member to have the Gale/SLG Member’s Interest included in such Sale in accordance with Section 10.05(a) hereof (the “Tag-Along Right”) and (ii) all documents required to be executed by the Gale/SLG Member in order to include the Gale/SLG Member’s Interest in such Sale, which documents shall be on terms no less favorable than the documents to be executed by the CLI Member. The Gale/SLG Member must exercise its Tag-Along Right by making the Transfer Election set forth in Section 10.02(e)(i)(B) hereof within the Transfer Response Period as provided in Section 10.02(e)(i) hereof. In such circumstances, the Transfer Election must include, and the Gale/SLG Member must execute and deliver to the CLI Member with the Transfer Election, the documents previously furnished to the Gale/SLG Member for execution in connection with the Sale. Delivery by the Gale/SLG Member of such documents shall constitute an irrevocable exercise by the Gale/SLG Member of its Tag-Along Rights with respect to the Sale. The failure of the Gale/SLG Member to timely execute the documents previously furnished to them for execution in connection with the Sale and to deliver such documents, together with the Transfer Election, in accordance with the provisions of Section 10.02(e)(i)(B) hereof shall constitute an irrevocable election by the Gale/SLG Member not to exercise their Tag-Along Rights with respect to the Sale.

(c)           In connection with any such Sale pursuant to which the Gale/SLG Member shall have participated in accordance with its Tag-Along Rights as set forth above, the CLI Member shall, promptly after consummation of such Sale, notify the Gale/SLG Member to that effect, shall furnish evidence of such Sale (including the date and the time of sale) and of the terms thereof as the Gale/SLG Member may reasonably request and shall promptly (and in any event within 15 Business Days following the consummation of such Sale) cause to be remitted to the Gale/SLG Member the proceeds attributable to the sale of the Gale/SLG Member’s Interest.

(d)           Notwithstanding anything in this Section 10.05 to the contrary, there shall be no liability on the part of any Member to any other Member if any sale of Interest pursuant to this Section 10.05 is not consummated for whatever reason other than a failure to comply with the foregoing provisions. It is understood that the CLI Member, in its sole discretion, shall determine whether to effect a Sale to any third party pursuant to this Section 10.05.

10.06       Drag-Along Rights

(a)           Subject to the other provisions of this Article X, if the CLI Member proposes a Sale of all (but not less than all) of its Interest in the Company for cash or Cash Equivalents or any combination thereof, to any Purchaser, and the Gale/SLG Member does not exercise its Tag-Along Rights pursuant to the provisions of Section 10.02(e)(i)(B) hereof or exercise its right of first offer to purchase the Interest of the CLI Member pursuant to the provisions of Section 10.02(e)(i)(C) hereof, the CLI Member may, in its discretion, elect, within the 15 calendar day period following the expiration of the Transfer Response Period (the “Drag-Along Period”), to require the Gale/SLG Member to sell, exchange or otherwise dispose of all of the Gale/SLG Member’s Interest in the Company pursuant to such Sale for the same proportionate consideration and otherwise on the same terms and conditions upon which the CLI Member proposes to sell, exchange or otherwise dispose of its Interest. The consideration received in connection with such sale shall be allocated between the CLI Member and the Gale/SLG Member on the same basis and in the same proportions that such consideration would be distributed pursuant to Section 6.03 hereof if it had been paid to the Company. The CLI Member must exercise its rights under this Section 10.06(a) (the “Drag-Along Right”) by delivering written notice (the “Drag-Along Notice”) of the exercise by the CLI Member of such Drag-Along Right to the Gale/SLG Member during the Drag-Along Period.

(b)           In connection with the exercise of the CLI Member of the Drag-Along Right, the CLI Member shall include in any Drag-Along Notice delivered pursuant to Section 10.06(a) hereof all documents required to be executed by the Gale/SLG Member in order to include the Gale/SLG Member’s Interest in such Sale (which documents shall be on terms that are identical to the terms of the CLI Member’s Transfer, except that the Gale/Member shall not be required to make any representations, warranties, covenants or agreements other than its authority to sign such documents, its title to its Interests being sold and its obligation to Transfer its Interests). The Gale/SLG Member must promptly execute and deliver to the CLI Member the documents previously furnished to the Gale/SLG Member for execution in connection with the Sale. The failure of the Gale/SLG Member to timely execute the documents previously furnished to it for execution in connection with the Sale and to deliver such documents shall constitute an Event of Default by the Gale/SLG Member, so long as such documents are in conformity with the provisions of this Section 10.06.

(c)           In connection with any such Sale pursuant to which the Gale/SLG Member shall be required to participate in accordance with the Drag-Along Rights as set forth above, the CLI Member shall, promptly after consummation of such Sale, notify the Gale/SLG Member to that effect, shall furnish evidence of such Sale (including the date and the time of sale) and of the terms thereof as the Gale/SLG Member may reasonably request and shall promptly (and in any event within 15 Business Days following the consummation of such Sale) cause to be remitted to the Gale/SLG Member the proceeds attributable to the sale of the Gale/SLG Member’s Interest.

(d)           Notwithstanding anything in this Section 10.06 to the contrary, there shall be no liability on the part of any Member to any other Member if any sale of Interest pursuant to this Section 10.06 is not consummated for whatever reason other than a failure to comply with the foregoing provisions. It is understood that the CLI Member, in its sole discretion, shall determine whether to effect a Sale to any third party pursuant to this Section 10.06.

10.07       Override on Permitted Transfers.

(a)           It is expressly understood and agreed that any Transfer permitted pursuant to this Article X shall in all instances be prohibited (and, if consummated, shall be void ab initio) if such Transfer does not comply with all applicable laws, rules and regulations and other requirements of governmental authorities, including, without limitation, Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof.

(b)           Each admitted Member shall be required to make the representations and warranties set forth in Section 14.01(a) of this Agreement to the other Member(s) and the Company as of the date of such Member’s admission into the Company. Each Member shall be deemed to make the representations and warranties set forth in Section 14.01(a)(ix)-(xii) of this

Agreement to the Members and the Company on behalf of any Person that acquires a beneficial ownership interest in such Member as of the date of such acquisition.

(c)           If any Member shall fail to remain in compliance with Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof, such failure shall constitute an “Event of Default” committed by such Member for purposes of Article XIII hereof.

(d)           Notwithstanding anything to the contrary contained in this Agreement, no Transfer of all or any part of any Interest shall be made (a) except in compliance with all applicable securities laws or (b) if such Transfer would violate any loan commitment or agreement or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Property or any other asset of the Company.

XI.           EXCULPATION AND INDEMNIFICATION

11.01       Exculpation.  Notwithstanding any contrary provision of the Delaware Act, no Member (and no Manager, member of the Executive Committee, general or limited partner of any Member, shareholder, member or other holder of an equity interest in such Member or officer, director or employee of any of the foregoing or any of their Affiliates) shall be liable to the Company, any Subsidiary or to any other Member or Manager for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it arising out of or in connection with this Agreement or the Company’s or any Subsidiary’s business or affairs; provided, however, such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company or the applicable Subsidiary and was within the scope of authority granted to such Person was not attributable in whole or in part to (a) a breach of this Agreement which has a material adverse effect upon the value of, or causes material damage to, the Company or the Properties, (b) a knowing violation of law which has a material adverse effect upon the value of, or causes material damage to, the Company or the Properties, (c) a transaction for which such Member received a personal benefit in violation or breach of the provisions of this Agreement, or (d) such Member’s or Person’s fraud, bad faith, willful misconduct or gross negligence, or in the case of the Manager or any Related Person, the Manager’s or Related Person’s fraud, bad faith, willful misconduct or gross negligence.

11.02       Indemnification.

(a)           Except as set forth in Section 11.02(c) below, the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, the Manager, each member of the Executive Committee and each general or limited partner of any Member, each shareholder, member or other holder of any equity interest in such Member or any officer, director or employee of any of the foregoing (each an “Indemnified Party”), against any losses, claims, damages or liabilities to which such Indemnified Party may become subject in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnified Party in connection with this Agreement or the Company’s or any Subsidiary’s business or affairs, including any action or omission constituting a breach of any fiduciary duties; provided, however, that such act or omission (i) was taken in good faith, was reasonably believed by the applicable Indemnified Party to be in the best interest of the Company or the applicable Subsidiary and was within the scope of authority granted to such Member or applicable Indemnified Party, (ii) was not a transaction for which the Indemnified Party received a personal benefit in violation or breach of the provisions of this Agreement, (iii) was not attributable in whole or in part to such Indemnified Party’s breach of this Agreement or a knowing violation of law, in either case which has a material adverse effect upon the value of, or causes material damage to, the Company or the Properties, or (iv) in the case of a Member or related Indemnified Party (other than in its capacity as the Manager), was not attributable in whole or in part to such Indemnified Party’s fraud, bad faith, willful misconduct or gross negligence, or in the case of the Manager or related Indemnified Party, was not attributable in whole or in part to the Manager’s or related Indemnified Party’s fraud, bad faith, willful misconduct or gross negligence. If an Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company’s or any Subsidiary’s business or affairs, the Company shall reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and defense preparation) as they are incurred in connection therewith, provided that such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Party was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation. If for any reason (other than the fraud or gross negligence, intentional misconduct, breach of this Agreement or a knowing violation of law by such Indemnified Party or a transaction for which such Indemnified Party received a personal benefit in violation or breach of the provisions of this Agreement) the foregoing indemnification is unavailable to such Indemnified Party, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Indemnified Party on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. Any indemnity under this Section 11.02(a) shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required or permitted, without the consent of the other Members, to contribute additional capital under Article IV to enable the Company to satisfy any obligation under this Section 11.02.

(b)           Notwithstanding the provisions of Section 3.02(a) hereof, each Member shall indemnify and hold harmless the Company, the Subsidiaries and the other Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or incidental to (i) any act performed by or on behalf of any such Member (including acts performed as the Manager) or its designated Executive Committee members which is not performed in good faith or is not reasonably believed by such Member or its designated Executive Committee members to be in the best interests of the Company and the Subsidiaries and within the scope of authority conferred upon such Member or its designated Executive Committee members under this Agreement, (ii) the fraud, bad faith, intentional or willful misconduct or gross negligence of such Member or its designated Executive Committee members, or Manager, (iii) a breach of this Agreement or a knowing violation of law by such Member or its designated Executive Committee members, in either case which has a material adverse effect upon the value of, or causes material damage to, the Company or the Properties, (iv) any transaction for which such Member or its designated Executive Committee members received a personal benefit in violation or breach of the provisions of this Agreement, or (v) the breach by the Company or any Subsidiary of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the acquisition, development or sale of the Properties, which breach was the result of information or matters furnished by and relating to such Member.

(c)           Notwithstanding any other provision of this Agreement, the CLI Member shall indemnify and hold harmless the Gale/SLG Member, the Company, the GP, the OP, the Class B Property Subsidiaries, the Class C Property Subsidiaries and any of their Affiliates from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or incidental to any act of the CLI Member (i) which caused the Company, the OP or the GP to breach any of the obligations of the OP and the GP under the Contribution and Subscription Agreements, or (ii) causes a violation of any REIT Requirements applicable to SLG.

(d)           The provisions of this Section 11.02 shall survive for a period of four (4) years from the date of dissolution of the Company, provided that if at the end of such period there are any actions, proceedings or investigations then pending, an Indemnified Party may so notify the Company and the Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 11.02 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved, and the obligations of the Company under this Section 11.02 shall be satisfied solely out of Company assets.

(e)           Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Company or any Member under this Section 11.02 shall be in addition to any liability which the Company or such Member may otherwise have and inure to the benefit of such Member, its Related Persons and their respective members, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

11.03       CLI Member Reimbursement; Indemnity.

(a)           The CLI Member agrees to pay to the Gale/SLG Member from time to time on demand the Gale/SLG Member Indemnity Share of any Class B Overpayment.

(b)           The CLI Member hereby indemnifies and holds the Gale/SLG Member harmless from the Gale/SLG Member Indemnity Share of any Losses incurred by the Class B Owner as a result of a Class A Pool Default.

11.04       Gale/SLG Member Reimbursement; Indemnity.

(a)           The Gale/SLG Member agrees to pay to the CLI Member from time to time on demand the CLI Member Indemnity Share of any Class A Overpayment.

(b)           The Gale/SLG Member hereby indemnifies and holds the CLI Member harmless from the CLI Member Indemnity Share of any Losses incurred by any Class A Pool Owner as a result of a Class B Pool Default.

11.05       Special Indemnities.

(a)           The CLI Member acknowledges that certain of the Properties or interests therein which were contributed to the OP pursuant to the Contribution and Subscription Agreements are subject to certain tax protection provisions contained in such Agreements for the periods described therein. The CLI Member agrees that it will not take or cause or permit the Company, GP, OP, Gale SLG NJ Mezz LLC or any Class A Property Subsidiary or Class B Property Subsidiary to take any actions in violation of any of the obligations of the OP and the GP pursuant to the Contribution and Subscription Agreements or which would give rise to any claim (an “LP Claim”) of damages by any party protected under a Contribution and Subscription Agreement.

(b)           The Gale/SLG Member hereby indemnifies CLI Member for any Losses that the CLI Member may incur, directly or as an indirect owner of a limited partnership interest in the OP or a membership interest in the GP, as a result of actions taken or omitted to be taken, prior to the date hereof, by the Gale/SLG Member or any of the Gale SLG Entities (as defined in the Contribution and Sale Agreement) in breach of a Contribution and Subscription Agreement. The maximum amount of the Gale/SLG Member’s liability under this paragraph (b), together with its post closing liability with respect to Entity-Related Representations under and as defined in the Contribution and Sale Agreement, shall not exceed $100,000,000 in the aggregate.

(c)           The Gale/SLG Member and the CLI Member agree that they shall each be liable for one-half of any Losses resulting from the transactions contemplated by the Contribution and Sale Agreement or by this Agreement being in breach, or claimed to be in breach, of a Contribution and Subscription Agreement.

(d)           The Gale/SLG Member hereby indemnifies the CLI Member for any Losses resulting from any breach or claimed breach of any Contribution and Subscription Agreement caused by the actions or inactions of the Gale/SLG Member from and after the date hereof. The CLI Member hereby indemnifies the Gale/SLG Member for any Losses resulting from any breach or claimed breach of a Contribution and Subscription Agreement caused by the actions or inactions of the CLI Member from and after the date hereof.

(e)           The Gale/SLG Member and the CLI Member agree that they shall each be liable for one-half of any Losses resulting from any breach or claimed breach of any Contribution and Subscription Agreement caused by the actions or inactions taken from and after the date hereof by the Gale/SLG Member and the CLI Member jointly, or by either of them with the express written consent of the other, individually or on behalf of the Company, the GP, the OP or any of its Subsidiaries.

(f)            The Company shall cause the OP and the GP to notify the Gale/SLG Member and CLI Member of any LP Claim made against the OP or the GP promptly after such claim is made. Notwithstanding any other provision to the contrary, (i) Gale/SLG shall have the exclusive right to control the defense, settlement or compromise of any LP Claim that relates to actions taken, or omitted to be taken, either (ii) prior to the date hereof by Gale/SLG or any of the Gale SLG Entities, or (y) from and after the date hereof, by Gale/SLG (except as provided in clause (iii) hereof), (ii) CLI Member shall have the exclusive right to control the defense, settlement or compromise of any LP Claim that relates to actions taken, or omitted to be taken, by CLI Member from and after the date hereof (except as provided in clause (iii) hereof), and (iii) Gale/SLG and CLI Member shall have the joint right to control the defense, settlement or compromise of any LP Claim that relates to either (x) the transactions contemplated by the Contribution and Sale Agreement or (y) actions or inactions taken from and after the date hereof by Gale/SLG and CLI Member jointly, or by either of them with the express written consent of the other.

XII.         DISSOLUTION AND TERMINATION

12.01       Dissolution.  The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events:

(a)           The sale, condemnation or other disposition of all the assets of the Company and the receipt of all consideration therefor;

(b)           The expiration of the period related to the election under Section 13.02(a) hereof;

(c)           The determination of the Executive Committee to dissolve the Company; or

(d)           The resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company, unless, within ninety (90) calendar days after such event, each of the remaining Members elects in writing (i) to continue the business of the Company, and (ii) if any such time there exists only one (1) remaining Member, effective as of the date of such event, to admit at least one (1) additional Member to the Company and (iii) if applicable, to appoint a new Manager.

Without limiting, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company. Except as otherwise expressly provided in this Agreement, each Member agrees that, without the consent of the other Member, no Member may withdraw from or cause a voluntary dissolution of the Company, the GP, the OP or any Class B Property Subsidiary. In the event any Member withdraws from or causes a voluntary dissolution of the Company, the GP, the OP or any Class B Property Subsidiary in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability for obligations of the Company and the Subsidiaries.

12.02       Termination.  In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)           The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company and the Company Subsidiaries as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)           The interests and all other assets of the Company shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and to the extent applicable, subject to the provisions of the Operating Plan then in effect or a liquidating plan approved by the Executive Committee. The Liquidating Member may distribute the interests in Subsidiaries and other assets of the Company in kind, only with the consent of the Executive Committee.

(c)           The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)            To the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the Properties and the other assets of the Company, or any part thereof) and (B) the expenses of liquidation.

(ii)           To the setting up of any reserves which the Liquidating Member and the Executive Committee shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company, any Subsidiary or any Member arising out of or in connection with the Company or any Subsidiary. Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrowee to be held by such bank or title company as escrowee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 12.02(c)(iii) hereof; provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 12.02(c)(i) above and, by reason thereof, a distribution under Section 12.02(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 12.02(c)(i) above.

(iii)          The balance, if any, to the Members in accordance with Section 6.04 hereof.

12.03       Liquidating Member.  The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company and all Subsidiaries all papers which shall be necessary or desirable to effect the dissolution and termination of the Company and each Subsidiary in accordance with the provisions of this Article XII. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member shall reasonably request to effectuate the proper dissolution and termination of the Company and each Subsidiary, including the winding up of the business of the Company and each Subsidiary.

XIII.        DEFAULT BY MEMBER

13.01       Events of Default.  In the event (a) a Member commits a material violation or material breach of any of the provisions of this Agreement (other than any failure to make a Capital Contribution pursuant to Article IV hereof which is not cured (including, without limitation, by the breaching Member reimbursing the Company and any Subsidiary for the resulting damage or loss) within a Reasonable Period, or (b) a dissolution event described in Section 12.01(d) hereof occurs or exists with respect to a Member, in each such case, such Member (a “Defaulting Member”) shall have committed an “Event of Default”.

13.02       Effect of Event of Default.  Upon the occurrence of an Event of Default by either Member, the non-defaulting Member (the “Non-Defaulting Member”) shall have the right, at any time within one (1) year from the date such Non-Defaulting Member receives notice of such Event of Default and upon giving the Defaulting Member ten (10) Business Days’ written notice of such election (and provided such Event of Default is continuing through the end of such 10-Business Day period) to take any one or more of the following actions (in addition to any other remedies or actions provided for in this Agreement):

(a)           Dissolve the Class B Subsidiaries, without regard to and without complying with the provisions of Section 7.09 hereof;

(b)           Transfer its Interest, without regard to and without complying with the provisions of Sections 7.09, 8.01, 10.02(e) or 10.05 hereof;

(c)           Solicit offers and sell, exchange, transfer, assign or otherwise dispose of all or any portion of the Class B Properties or the Class B Property Subsidiaries, to any party (other than to any Member or any Related Person of any Member), without the consent or approval of any other Member or the Executive Committee and without any restrictions or limitations as to the terms of such transaction;

(d)           Elect to divest the Defaulting Member of (A) its right to vote or consent to or approve any matter under this Agreement or otherwise act on behalf of or bind the Company, the GP, the OP or any Class B Subsidiary, and (B) its right to appoint any member of the Executive Committee, and the current Executive Committee members appointed by the Defaulting Member shall cease to be members of the Executive Committee and any action requiring the consent of the Executive Committee (including those set forth in Section 7.01(a) hereof), will only require the consent of the members of Executive Committee appointed by the Non-Defaulting Member, and no action will require the consent or action of any member appointed by the Defaulting Member and the provisions of Section 7.02(d) hereof which require the consent of at least two members of the Executive Committee appointed by the Defaulting Member shall cease to apply and will have no further force and effect (provided, however, in the event the Non-Defaulting Member elects the remedies provided for in this Section 13.02(d), if thereafter the Defaulting Member fails to timely make any Capital Contribution (or any portion thereof) requested by the Executive Committee after such date, the remedy provisions of Section 4.04(b)(i) shall not be available);

(e)           Terminate the appointment of the Defaulting Member as the Manager hereunder (if the CLI Member is the Defaulting Member) and appoint a successor Manager (including any third party acceptable to the Gale/SLG Member) at commercially reasonable rates of compensation and reasonable terms and conditions as determined appropriate by the Gale/SLG Member; provided that if the Gale/SLG Member is appointed Successor Manager, then the Gale/SLG Member, as Successor Manager, shall receive no compensation;

(f)            Terminate (without payment of any termination fee or termination penalty but with payment of all other amounts due or incurred prior to the date of termination) any or all contracts or other agreements then in effect with the Defaulting Member or any of its Related Persons (including, without limitation, the Management Agreement)); and

(g)           Pursue any other right or remedy available at law or in equity with respect to the Class B Properties or the Class B Property Subsidiaries.

Notwithstanding the foregoing, the Non-Defaulting Member shall not be entitled to take any action or cause the GP to take any action if such action is in violation of any of the obligations of the OP and the GP pursuant to the Contribution and Subscription Agreements or which would give rise to any claim of damages by the parties protected thereunder.

In the event a Member initiates the buy-sell procedure set forth in Section 8.01 of this Agreement after an Event of Default is committed by the other Member and in such Non-Defaulting Member’s reasonable opinion, the value of the assets of the Company have been impaired by the gross negligence, willful misconduct, fraud or bad faith of the Defaulting Member, the exercising Non-Defaulting Member may pursue against the Defaulting Member such additional remedies as may exist at law or in equity to compensate for such impairment; provided that this additional remedy shall be available for only one (1) year following the closing of such buy-sell transaction. The default of a Member hereunder shall not relieve the other Member from its agreements, liabilities, and obligations hereunder. Upon receipt of the purchase price (or notice that the purchase price is available to the Defaulting Member) incident to the implementation of the buy-sell procedure set forth in Section 8.01, the Defaulting Member shall not have any further Interest in the Company or its business or assets, and the Defaulting Member shall execute and deliver such assignments and instruments as may be reasonable to evidence and fully and effectively transfer the Interest of the Defaulting Member to the Non-Defaulting Member. In the event the appropriate instruments are not delivered, after notice by the Non-Defaulting Member that the consideration is available to the Defaulting Member, the Non-Defaulting Member may deliver such consideration to the Defaulting Member and execute, as the irrevocable agent of the Defaulting Member, and deliver any such legal instruments to the appropriate continuing Member(s). Such agency is coupled with an interest and will survive the insolvency, bankruptcy or dissolution of any Member. However, all parties hereto agree that the Non-Defaulting Member shall not have any individual liability for any actions taken under the authority of such agency. No assignment or transfer of the Interest of the Defaulting Member as provided herein shall relieve the Defaulting Member from any liability under this Agreement for any outstanding indebtedness, liabilities, liens and obligations relating to the Company. The

Interests in the Company of the Defaulting Member shall not be considered in any Company or Subsidiary voting requirement, if at the time of any such vote, such Event of Default is continuing or in the event the Non-Defaulting Member shall have elected the remedy provided for above in subparagraph (e) of this Section 13.01.

In the event the CLI Member fails to provide the CLI Loan or breaches any of the provisions of Sections 11.03 or 11.05, the Gale/SLG Member may treat the CLI Member as a Defaulting Member for the purpose of exercising its rights under clauses (d), (e), (f) and (g) above with respect to the CLI Member. Similarly, if the Gale/SLG Member breaches any of the provisions Sections 11.04 or 11.05, the CLI Member may treat the Gale/SLG Member as a Defaulting Member for the purpose of exercising its rights under clauses (d), (e), (f) and (g) above with respect to the Gale/SLG Member.

In the event the Gale/SLG Member exercises its rights under clause (f) above after an Event of Default is committed by the CLI Member and terminates the Management Agreement, the Members and Executive Committee agree that the Gale/SLG Member shall appoint a Qualified Manager to manage the Property.

XIV.        MISCELLANEOUS

14.01       Covenants, Representations and Warranties of the Members.

(a)           Each Member represents and warrants to the other Member as follows:

(i)            It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(ii)           This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms, subject to the application of principles of equity and laws governing insolvency and creditors’ rights generally.

(iii)          No consents or approvals (which have not been obtained) are required from any governmental authority or other Person for the Member to enter into this Agreement and be admitted to the Company. All limited liability company, corporate or partnership action on the part of the Member (and its direct or indirect equity owners) necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(iv)          The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, do not conflict with or contravene the provisions of such Member’s organic documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(v)           Other than with respect to the Eastdil Commission, the Member has not retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the acquisition of the Properties, its Interest in the Company or any interest in any Subsidiary or the execution and delivery of this Agreement.

(vi)          Each Member is acquiring its Interest in the Company for investment, solely for its own account, with the intention of holding such Interest for investment and not with a view to, or for resale in connection with, any distribution or public offering or resale of any portion of such interest within the meaning of the Securities Act of 1933 as amended from time to time (the “Securities Act”) or any other applicable federal or state securities law, rule or regulation (“Securities Laws”).

(vii)         Each Member acknowledges that it is aware that its interest in the Company has not been registered under the Securities Act or under any Securities Laws, or other Federal or state securities law in reliance upon exemptions contained therein. Each Member understands and acknowledges that its representations and warranties contained herein are being relied upon by the Company, the other Member and the constituent owners of such other Member as the basis for exemption of the issuance of interest in the Company from registration requirements of the Securities Act and other Securities Laws. Each Member acknowledges that the Company will not and has no obligation to register any Interest in the Company under the Securities Act or other Securities Laws.

(viii)        Each Member acknowledges that prior to its execution of this Agreement, it received a copy of this Agreement and that it examined this document or caused this document to be examined by its representative or attorney. Each Member does hereby further acknowledge that it or its representative or attorney is familiar with this Agreement, and with the business and affairs of the Company, and that except as otherwise expressly provided in this Agreement, it does not desire any further information or data relating to the Company, any Subsidiary, the Properties or the other Member. Each Member does hereby acknowledge that it understands that the acquisition of its Interest in the Company is a speculative investment involving a high degree of risk and does hereby represent that it has a net worth sufficient to bear the economic risk of its investment in the Company and to justify its investing in a highly speculative venture of this type.

(ix)           The Member is in compliance with Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof.

(x)            At all times, including after giving effect to any Transfers permitted pursuant to this Agreement, (a) none of the funds or other assets of the Member constitutes property of, or are beneficially owned, directly or indirectly, by any Person, entity or government subject to trade restrictions under U.S. law (including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder) (any such Person, entity or government, an “Embargoed Person”) with the result that the investment in the Member (whether directly or indirectly), is prohibited by any applicable law, rule, regulation, order or decree is in violation thereof; (b) no Embargoed Person has any interest of any nature whatsoever in the Member with the result that the investment in the Member (whether directly or indirectly), is prohibited by any applicable law, rule, regulation, order or decree is in violation thereof; and (c) none of the funds of the Member have been derived from any unlawful activity with the result that the investment in the Member (whether directly or indirectly), is prohibited by any applicable law, rule, regulation, order or decree is in violation thereof.

(xi)           If applicable to such Member, the Member has implemented a corporate anti-money laundering plan that is reasonably designed to ensure compliance with applicable foreign and U.S. anti-money laundering law.

(xii)          The Member is familiar with the U.S. Government Blacklists maintained by applicable U.S. Federal agencies and none of its investors, officers or directors are on the U.S. Government Blacklists.

(b)           Each of the Members shall cause themselves or their Affiliates (as necessary) to enter into such supporting agreements as may be required pursuant to the Contribution and Sale Agreement including, without limitation, (i) standard and customary non-recourse carve-out guarantees for the benefit of the applicable first mortgage and mezzanine lenders of the Properties, and (ii) a contribution and indemnity agreement.

(c)           Subject to the provisions of Section 3.02(b) hereof, each Member agrees to indemnify and hold harmless the Company and the other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including reasonable costs and reasonable attorneys fees) which they may incur by reason of, or in connection with, any material breach of the foregoing representations and warranties by such Member and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of either of the Members and/or the Company.

14.02       Further Assurances.  Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

14.03       Notices.  All notices of default, demands, requests for or grants of consents or approvals, which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Material Notices”) shall be in writing and shall be given by (a) personal delivery, (b) facsimile transmission with proof of receipt and provided such notice is also delivered by method (a) or (c) or (c) a nationally recognized overnight courier service, fees prepaid, addressed as follows:

If to the CLI Member, to:	c/o Mack-Cali Realty Corporation 11 Commerce Drive Cranford, New Jersey 07016

with two (2) separate copies of the notice sent to the attention of:

President and Chief Executive Officer Telecopy: 908 272-0214 Telephone: 908 272-2009 Email: mhersh@mack-cali.com Attention: Mitchell E. Hersh

And

Executive Vice President and General Counsel Telecopy: 908 272-0485 Telephone: 908 272-2612 Email: rthomas@mack-cali.com Attention: Roger W. Thomas

With a copy (which shall not constitute notice) to:	Seyfarth Shaw LLP 1270 Avenue of the Americas 25th Floor New York, New York 10020 Telecopy: 212 218-5527 Telephone: 212 218-5620 Email: jnapoli@seyfarth.com Attention: John P. Napoli

If to the Gale/SLG Member, to:	[ ] [ ] [ ] [ ] Attn: Telephone: Facsimile No.:

With a copy (which shall not constitute notice) to:	Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attn: Robert J. Ivanhoe, Esq. Telephone: 212-801-9200 Facsimile No.: 212-801-6400

Any Member may designate another addressee (and/or change its address) for Material Notices hereunder by a notice given pursuant to this Section 14.03. A Notice sent in compliance with the provisions of this Section 14.03 shall be deemed given on the date of receipt if delivered by method (a) or (b) and on the next Business Day after deposit with the courier if delivered by method (c). Other than with regard to Material Notices, communications under this Agreement shall be delivered and exchanged among the Members in such mutually acceptable form as shall be conducive to the use and implementation of the materials in question (e.g., by electronic mail or telecopier with regard to the exchange of periodic financial information). Any mutually acceptable method of communication must provide for confirmation of delivery or refusal thereof.

14.04       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that state.

14.05       Captions.  All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

14.06       Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

14.07       Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise expressly provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

14.08       Extension Not a Waiver.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

14.09       Creditors Not Benefited.  Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company, any Subsidiary or any Member, and no creditor of the Company, any Subsidiary or any Member shall be entitled to require the Company or any Subsidiary to solicit or the Members to make any Capital Contribution to the Company or any Subsidiary or to enforce any right which the Company, any Subsidiary or any Member may have against any Member under this Agreement or otherwise.

14.10       Recalculation of Interest.  If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

14.11       Severability.  In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

14.12       Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Members only by the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

14.13       Publicity.  The parties agree that no Member or any of its advisors shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the terms of the acquisition of the Property, without the consent of the Executive Committee, except as such disclosure may be made in the course of normal reporting practices by any Member or Related Persons to its Members, shareholders or partners or as otherwise required by law or rule of any stock exchange (and prior to any such disclosure the disclosing Member will notify the other Member and provide it with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made).

14.14       Counterparts.  This Agreement may be executed in multiple counterparts (and by facsimile or portable document format (PDF) transmission), each of which shall be an original but all of which together shall constitute but one and the same agreement.

14.15       Confidentiality.

(a)           Subject to Section 14.14, the terms of this Agreement and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members that has not been publicly disclosed pursuant to authorization by the Executive Committee (collectively, the “Confidential Information”) is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not and agrees that it will not and will direct its members, shareholders, partners, directors, officers, agents, advisors and Related Persons not to, disclose to any Person other than its attorneys, accountants, consultants, advisors and other agents who have a need to know such information any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Executive Committee and has notified each Member that it has done so; provided, however, that any Member (or its Related Persons) may disclose such Confidential Information (i) if required by law or rule of any stock exchange (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law, and provided that before making any disclosure of Confidential Information required by law or rule of any stock exchange, the disclosing Member will notify the other Member and provide it with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made), (ii) in connection with an actual or proposed Transfer of Interests or sale of the Properties permitted hereunder, (iii) reasonably necessary in connection with any transaction authorized pursuant to the terms of this Agreement, or (iv) if necessary for it to perform any of its duties or obligations hereunder or in any property management, leasing, development or construction management agreement to which it is a party covering the Properties.

(b)           Subject to the provisions of Section 14.16(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person agreeing in writing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 14.16 provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable notifies the other Member of the existence, terms and circumstances of the order, consults in good faith with the other Member on the advisability of taking legally available steps to resist or to narrow the order, and if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the other Member may designate. The cost (including, without limitation, reasonable attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

(c)           The covenants contained in this Section 14.16 will survive the Transfer of the Interest of any Member and the dissolution of the Company.

(d)           Notwithstanding anything contained in this Section 14.16 to the contrary, nothing contained in this Agreement shall be deemed to prevent any Member from making such disclosures as are required by applicable law, including, without limitation, federal or state securities laws.

14.16       Venue.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby or thereby may be brought in any state or federal court in The City of New York, Borough of Manhattan, and each Member hereby consents to the exclusive jurisdiction of any court in the State of New York (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each Member hereby waives the right to commence an action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby or thereby in any court outside of The City of New York, Borough of Manhattan. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.03 shall be deemed effective service of process on such party.

14.17       Waiver of Jury Trial.  EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

14.18       Transition Services.  If the Gale/SLG Member purchases, directly or indirectly, all of the interests of the CLI Member in the Company (whether pursuant to the buy-sell provisions of Section 8.01 hereof or otherwise), in connection with the closing of any such purchase, at the request of the Gale/SLG Member, the CLI Member shall agree to provide or cause to be provided to the Gale/SLG Member for a period of ninety (90) days after the closing, accounting, electronic data processing and other transitional services reasonably requested by the Gale/SLG Member and the Gale/SLG Member agrees to reimburse or cause to be reimbursed to the CLI Member the out-of-pocket third party costs and expenses attributable to such services.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

MACK-CALI VENTURES L.L.C.:

By:
Name:
Title:

GALE SLG NJ LLC:

By:
Name:
Title: